                                                                    Exhibit 10.1

                          SECURITIES PURCHASE AGREEMENT


                                  By and Among

                           PRISON REALTY TRUST, INC.,

                       CORRECTIONS CORPORATION OF AMERICA,

                        PRISON MANAGEMENT SERVICES, INC.,

                                       and

              JUVENILE AND JAIL FACILITY MANAGEMENT SERVICES, INC.,

                                on the one hand,

                                       and

                           THE INVESTORS NAMED HEREIN,

                                on the other hand




                          Dated as of December 26, 1999


                               -------------------



                 Series B Cumulative Convertible Preferred Stock


                    ----------------------------------------

                                TABLE OF CONTENTS

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                                                                                                                ----

                                   ARTICLE I.
                          AUTHORIZATION OF THE ISSUANCE
                   AND SALE OF SHARES AND ISSUANCE OF WARRANTS

Section 1.1       Authorization...................................................................................3
Section 1.2       Issuance and Sale...............................................................................4

                                   ARTICLE II.
                                    CLOSINGS

Section 2.1       Initial Closing Date ...........................................................................4
Section 2.2       Standby Commitment Closing Date.................................................................5
Section 2.3       Further Assurances..............................................................................5

                                  ARTICLE III.A
                 REPRESENTATIONS AND WARRANTIES OF PRISON REALTY

Section 3.A.1     Incorporation of Representations and Warranties Contained in
                  the Merger Agreement............................................................................6
Section 3.A.2     Authority.......................................................................................6
Section 3.A.3     Consents and Approvals; Non-Contravention.......................................................7
Section 3.A.4     Enforceability of Transaction Documents.........................................................7
Section 3.A.5     Registration and Qualification..................................................................8
Section 3.A.6     Provisions of Maryland Law......................................................................8
Section 3.A.7     Tax-Free Reorganization.........................................................................8

                                  ARTICLE III.B
                      REPRESENTATIONS AND WARRANTIES OF CCA

Section 3.B.1     Incorporation of Representations and Warranties Contained in
                  the Merger Agreement............................................................................8
Section 3.B.2     Authority.......................................................................................8
Section 3.B.3     Consents and Approvals; Non-Contravention.......................................................9
Section 3.B.4     Enforceability of Transaction Documents.........................................................9



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
                                  ARTICLE III.C
               REPRESENTATIONS AND WARRANTIES OF SERVICE COMPANY A

Section 3.C.1     Incorporation of Representations and Warranties Contained in
                  the Merger Agreement............................................................................9
Section 3.C.2     Authority......................................................................................10
Section 3.C.3     Consents and Approvals; Non-Contravention......................................................10
Section 3.C.4     Enforceability of Transaction Documents........................................................10

                                  ARTICLE III.D
               REPRESENTATIONS AND WARRANTIES OF SERVICE COMPANY B

Section 3.D.1     Incorporation of Representations and Warranties Contained in
                  the Merger Agreement...........................................................................11
Section 3.D.2     Authority......................................................................................11
Section 3.D.3     Consents and Approvals; Non-Contravention......................................................11
Section 3.D.4     Enforceability of Transaction Documents........................................................11

                                   ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Section 4.1       Investment.....................................................................................12
Section 4.2       Rule 144.......................................................................................12
Section 4.3       Organization of the Investors..................................................................13
Section 4.4       Current Ownership..............................................................................13
Section 4.5       No Voting Agreements...........................................................................13
Section 4.6       Authority of the Investors.....................................................................13
Section 4.7       Non-Contravention..............................................................................13
Section 4.8       Brokers and Finders............................................................................14

                                   ARTICLE V.
                   CONDITIONS PRECEDENT TO THE INITIAL CLOSING

Section 5.1       Conditions to Each Party's Obligation..........................................................14
Section 5.2       Conditions to the Investors' Obligation........................................................16
Section 5.3       Conditions to the Obligations of Each of the Companies.........................................18

                                   ARTICLE VI.
             CONDITIONS PRECEDENT TO THE STANDBY COMMITMENT CLOSINGS

Section 6.1       Conditions to Each Party's Obligation..........................................................19
Section 6.2       Conditions to the Investors' Obligation........................................................19
Section 6.3       Conditions to the Obligations of Each of the Companies.........................................20

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
                                  ARTICLE VII.
                           COVENANTS OF THE COMPANIES

Section 7.1       Conduct of Business Pending the Initial Closing................................................20
Section 7.2       Disclosure Documents; Stockholder Approvals....................................................23
Section 7.3       Payment of Expenses; Fees......................................................................24
Section 7.4       Availability of Prison Realty Common Stock.....................................................25
Section 7.5       Reporting......................................................................................26
Section 7.6       No Solicitation of Competing Transactions......................................................26
Section 7.7       No General Solicitation........................................................................27
Section 7.8       Access to Information..........................................................................27
Section 7.9       HSR Approval...................................................................................28
Section 7.10      Preemptive Rights..............................................................................28
Section 7.11      Registration Rights Agreement..................................................................29
Section 7.12      Corporate Governance...........................................................................29
Section 7.13      Delivery of Documents..........................................................................29
Section 7.14      Review of Audit................................................................................29
Section 7.15      Rights Offering................................................................................29
Section 7.16      Investor Compliance With Regulatory Requirements...............................................30
Section 7.17      Notification of Certain Matters................................................................30
Section 7.18      Name Change....................................................................................31

                                  ARTICLE VIII.
                           COVENANTS OF THE INVESTORS

Section 8.1       Certain Restrictions...........................................................................31
Section 8.2       HSR Approval...................................................................................32
Section 8.3       Quorum.........................................................................................32
Section 8.4       Transfers......................................................................................32
Section 8.5       No Voting Agreements...........................................................................33
Section 8.6       Compliance With Organizational and Governing Documents.........................................33
Section 8.7       Confidentiality................................................................................33

                                   ARTICLE IX.
                  RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

Section 9.1       Restrictive Legend.............................................................................33
Section 9.2       Notice of Proposed Transfers...................................................................34

                                   ARTICLE X.
                                   TERMINATION
Section 10.1      Termination....................................................................................35
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
                                   ARTICLE XI.
                                 INDEMNIFICATION

Section 11.1      Survival of Representation and Warranties......................................................36
Section 11.2      Indemnification................................................................................37
Section 11.3      Terms of Indemnification.......................................................................38

                                  ARTICLE XII.
                                  MISCELLANEOUS

Section 12.1      Governing Law..................................................................................38
Section 12.2      Jurisdiction; Forum; Service of Process; Waiver of Jury Trial..................................39
Section 12.3      Successors and Assigns.........................................................................39
Section 12.4      Entire Agreement; Amendment....................................................................39
Section 12.5      Notices, Etc...................................................................................39
Section 12.6      Certain Definitions............................................................................40
Section 12.7      Delays or Omissions............................................................................40
Section 12.8      Counterparts...................................................................................41
Section 12.9      Severability...................................................................................41
Section 12.10     Titles and Subtitles...........................................................................41
Section 12.11     No Public Announcement.........................................................................41
Section 12.12     Further Actions; Reasonable Efforts............................................................41
Section 12.13     Enforcement of Agreement.......................................................................42

                                    EXHIBITS

Exhibit A --  Agreement and Plan of Merger
Exhibit B -- Form of Articles of Amendment and Restatement of Prison Realty Exhibit C -- Form of Amended and Restated Bylaws of Prison Realty
Exhibit D --  Form of Articles Supplementary for Series B Cumulative Convertible
              Preferred Stock
Exhibit E --  Form of Warrant
Exhibit F --  Form of Articles Supplementary for Series C Cumulative Convertible
              Preferred Stock
Exhibit G --  Form of Registration Rights Agreement
Exhibit H --  Financing Commitment Letter

                                    SCHEDULES

Schedule A        --       Prison Realty's Disclosure Schedule
Schedule B        --       CCA's Disclosure Schedule
Schedule C        --       Service Company A's Disclosure Schedule
Schedule D        --       Service Company B's Disclosure Schedule
Schedule E        --       Investors' Disclosure Schedule
Schedule 1.1      --       Allocation of Shares
Schedule 4.8      --       Brokers and Finders
Schedule 5.2(i)   --       Capital Expenditure Budget
Schedule 7.1      --       Description of Liability Insurance
Schedule 7.3(b)   --       Allocation of Fees
Schedule 7.12     --       Directors' Resignation

                          SECURITIES PURCHASE AGREEMENT


         THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is made as of December 26, 1999 by and among Prison Realty Trust, Inc., a Maryland corporation ("Prison Realty"), Corrections Corporation of America, a Tennessee corporation ("CCA"), Prison Management Services, Inc., a Tennessee corporation ("PMSI" or "Service Company A"), and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation ("JJFMSI" or "Service Company B", together with Prison Realty, CCA, and PMSI are collectively referred to herein as the "Companies"), on the one hand, and Prison Acquisition Company L.L.C., a Delaware limited liability company, on the other hand. It is contemplated that between the date hereof and the Initial Closing (as hereinafter defined), Prison Acquisition Company L.L.C. will assign its rights and obligations under this Agreement to the entities identified in Schedule 1.1 hereof or their affiliates, who together with Prison Acquisition Company L.L.C. are collectively referred to herein as the "Investors." References to this Agreement herein shall include each of the Exhibits and Schedules attached hereto.

         WHEREAS, as a condition to the completion of the Investment (as hereinafter defined): (i) CCA will be merged with and into CCA Acquisition Sub, Inc., a Tennessee corporation ("CCA Sub"); (ii) PMSI will be merged with and into PMSI Acquisition Sub, Inc., a Tennessee corporation ("PMSI Sub"); and (iii) JJFMSI will be merged with and into JJFMSI Acquisition Sub, Inc., a Tennessee corporation ("JJFMSI Sub"), with each of CCA Sub, PMSI Sub and JJFMSI Sub being a surviving entity and wholly owned subsidiary of Prison Realty (the "Combination"), all pursuant to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit A (the "Merger Agreement");

         WHEREAS, contemporaneously with the effectiveness of the Combination, Prison Realty will amend and restate its existing charter and bylaws as substantially set forth in the forms of the Articles of Amendment and Restatement of Prison Realty and Amended and Restated Bylaws of Prison Realty attached hereto as Exhibit B and Exhibit C, respectively (the "New Prison Realty Charter" and the "New Prison Realty Bylaws");

         WHEREAS, in connection with the Combination, the existing indebtedness of the Companies will be refinanced as described in Section 5.1(h) herein;

         WHEREAS, promptly following the completion of the Combination, subject to the terms and conditions hereof, at the Initial Closing (as hereinafter defined) Prison Realty will issue and sell, and the Investors will purchase, an aggregate of 12,600,000 shares of Prison Realty's Series B Cumulative Convertible Preferred Stock, $0.01 par value per share ("Prison Realty Series B Preferred Stock"), less the number of shares of Series C Preferred Stock subscribed for and sold in the Rights Offering (as hereinafter defined), if any. The Prison Realty Series B Preferred Stock shall be convertible into shares of Prison Realty common stock, $0.01 par value per share ("Prison Realty Common Stock"), and shall have the rights and preferences as set forth in the Articles Supplementary attached hereto as Exhibit D (the "Prison Realty Series B Articles Supplementary")

(the shares of Prison Realty Series B Preferred Stock issued and sold to, and purchased by, the Investors hereunder at the Initial Closing are referred to herein as the "Initial Shares");

         WHEREAS, in addition to the sale and the purchase of the Initial Shares, promptly following the completion of the Combination, at the Initial Closing Prison Realty will issue and sell to the Investors warrants to purchase that number of shares equal to fourteen percent (14%) of the fully-diluted shares of Prison Realty Common Stock after giving effect to the Combination, less the number of shares of Prison Realty Common Stock subject to warrants purchased in the Rights Offering (as hereinafter defined), if any, with such rights and terms as set forth in the form of warrant attached hereto as Exhibit E (individually, a "Warrant," and, collectively, the "Warrants") (the issuance and sale of the Initial Shares and the Warrants to the Investors at the Initial Closing are referred to herein, collectively, as the "Initial Investment");

         WHEREAS, subject to the terms and conditions hereof and as set forth in
Section 7.15 of this Agreement, concurrently with the Prison Realty Stockholder Approval (as defined in Section 5.1(c) herein), Prison Realty will extend the Rights Offering (as hereinafter defined) to the holders of Prison Realty Common Stock on the Rights Offering Record Date (as hereinafter defined) pursuant to which such stockholders will be given the opportunity to purchase, on substantially the same terms and conditions as granted to, and at the same purchase price paid by, the Investors with respect to the Initial Investment, units consisting of (i) rights to purchase an aggregate of 3,000,000 shares of its Series C Cumulative Convertible Preferred Stock, $0.01 par value per share (the "Prison Realty Series C Preferred Stock"), which shall be convertible into shares of Prison Realty Common Stock and which shall have the other rights and preferences as set forth in the Articles Supplementary attached hereto as Exhibit F (the "Prison Realty Series C Articles Supplementary") (the shares of Prison Realty Series C Preferred Stock issued and sold to the holders of Prison Realty Common Stock pursuant to the Rights Offering are referred to herein as the "Rights Offering Shares"), and (ii) warrants to purchase an aggregate of that number of shares equal to three percent (3%) of the fully-diluted shares of Prison Realty Common Stock after giving effect to the Combination, with such rights and terms as are identical to the Warrants (individually, a "Rights Offering Warrant," and, collectively, the "Rights Offering Warrants") (the units consisting of rights to purchase the Rights Offering Shares and the Rights Offering Warrants are referred to herein as the "Rights Offering Units);

         WHEREAS, the Investors desire to provide Prison Realty with the right to issue and sell to the Investors up to an additional 1,400,000 shares of Prison Realty Series B Preferred Stock (the "Standby Commitment Shares") on the same terms and conditions as granted to the Investors with respect to the Initial Investment, and at a purchase price per share equal to the Initial Purchase Price (as hereinafter defined) divided by the number of Initial Shares from time to time during the period commencing on the date of the Initial Closing and ending eighteen (18) months thereafter (the right of Prison Realty to issue and sell the Standby Commitment Shares to the Investors is referred to herein as the "Standby Commitment," and the issuance and sale of the Standby Commitment Shares by Prison Realty to the Investors are referred to herein, collectively, as the "Standby Commitment Investment") (the Initial Investment, including the Standby Commitment Investment are referred to

                                        2

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herein, collectively, as the "Investment") (the Initial Shares issued and sold to the Investors together with any Standby Commitment Shares that may be issued and sold to the Investors, are known herein, collectively, as the "Shares");

         WHEREAS, in connection with the sale and purchase of the Shares and the Warrants, the Investors will have the benefit of the registration rights provided for in the Registration Rights Agreement being executed simultaneously herewith in the form attached hereto as Exhibit G (the "Registration Rights Agreement");

         WHEREAS, the Independent and Special Committees of the Board of Directors of Prison Realty have (i) received a written opinion from their respective financial advisor that the terms of the Investment are fair to Prison Realty and the holders of the capital stock of Prison Realty from a financial point of view, (ii) approved this Agreement, the Merger Agreement and resulting Combination and the other transactions contemplated thereby, and (iii) recommended that the same be approved by the full Board of Directors of Prison Realty;

         WHEREAS, the Board of Directors of Prison Realty has (i) received a written opinion from its financial advisor that the terms of the Investment are fair to Prison Realty and the holders of the capital stock of Prison Realty from a financial point of view, (ii) approved this Agreement, the Merger Agreement and resulting Combination and the other transactions contemplated thereby, and
(iii) resolved to recommend that the stockholders of Prison Realty approve certain transactions related to the Combination and the Initial Investment; and

         WHEREAS, the Boards of Directors of each of CCA, Service Company A and Service Company B have approved the Merger Agreement and the resulting Combination and the transactions contemplated thereby and have resolved to recommend that the same be approved by the shareholders of each respective company.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                       AUTHORIZATION OF THE ISSUANCE AND
                    SALE OF SHARES AND ISSUANCE OF WARRANTS

         Section 1.1       Authorization.

         (a) Subject to obtaining Prison Realty Stockholder Approval, as defined in Section 5.1(c) herein, Prison Realty has authorized the issuance and sale to the Investors at the Initial and Standby Commitment Closings, as defined in Sections 2.1 and 2.2 herein, respectively, of the Shares and the Warrants pursuant to the terms and conditions of this Agreement.


                                        3

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         (b) The number of Initial Shares to be sold and issued to the Investors in the aggregate at the Initial Closing and the number of shares of Prison
Realty Common Stock to be issued upon the exercise of each Warrant (the "Warrant Shares") shall be the amount set forth on Schedule 1.1 attached hereto, which may be amended between the date hereof and the Initial Closing by the Investors to reflect the allocation of Initial Shares and Warrants among various affiliates of the Investors identified thereon.

         (c) The number of Standby Commitment Shares to be sold and issued to each Investor at each Standby Commitment Closing (as hereinafter defined) shall be an amount equal to the amount requested to be sold at each Standby Closing and shall be based on each Investor's respective percentage of the Initial Investment as indicated on Schedule 1.1, as may be amended by the Investors from time to time and prior to each Standby Commitment Closing pursuant to the terms of this Agreement.

         Section 1.2       Issuance and Sale.

         (a) Upon the terms and subject to the conditions set forth herein, on the Initial Closing Date, as defined in Section 2.1 herein, in reliance on the representations and warranties of the Investors contained herein, Prison Realty will issue and sell to the Investors and, in reliance on the representations and warranties of the Companies contained herein, the Investors will purchase from Prison Realty, the number of Initial Shares and Warrants at the Initial Closing pursuant to Section 1.1 of this Agreement, for an aggregate purchase price of $315 million, less the amount of gross proceeds received by Prison Realty from the Rights Offering as contemplated in Section 7.15 hereof (the "Initial Purchase Price").

         (b) Upon the terms and subject to the conditions set forth herein, on each Standby Commitment Closing Date, as defined in Section 2.2 herein, in reliance on the representations and warranties of the Investors contained herein, Prison Realty will issue and sell to each Investor and, in reliance on the representations and warranties of the Companies contained herein, such Investor will purchase from Prison Realty, the number of Standby Commitment Shares at each Standby Commitment Closing pursuant to Section 1.1 of this Agreement, for a per share purchase price equal to the Initial Purchase Price divided by the number of Initial Shares, which in the aggregate will not exceed $35 million (the "Standby Commitment Purchase Price").

                                  ARTICLE II.
                                   CLOSINGS

         Section 2.1 Initial Closing Date. The closing of the purchase and sale of the Initial Shares and the Warrants contemplated hereby (the "Initial Closing") shall take place on such date and at such time as agreed to by the Companies and the Investors, but in no event later than fifteen (15) business days following the later of (i) the date of the Prison Realty Stockholder Approval, as defined in Section 5.1(c), and (ii) the satisfaction or waiver of all of the conditions set forth in Article V (the date of the Initial Closing is referred to herein as the "Initial Closing Date"). The parties

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hereto agree that it is their mutual intent for the Initial Closing Date to occur on or before April 15, 2000, subject to the satisfaction or waiver of the conditions set forth in Article V. The Initial Closing shall be held at the offices of Stokes & Bartholomew, P.A., 424 Church Street, Suite 2800, Nashville, Tennessee on the Initial Closing Date, or at such other place as mutually agreed to by the Companies and the Investors.

         Delivery of the Initial Shares to be purchased by each Investor pursuant to this Agreement shall be made at the Initial Closing by Prison Realty delivering to such Investor, against payment of the Initial Purchase Price therefor, one certificate representing the appropriate number of Initial Shares (registered in the name of such Investor), unless at least three (3) business days prior to the Initial Closing Date such Investor shall have requested that Prison Realty deliver more than one certificate representing the appropriate number of Initial Shares, in which event Prison Realty will deliver to such Investor the number of certificates so requested, registered in the Investor's name.

         Delivery of the Warrants to be issued to each Investor pursuant to this Agreement shall be made at the Initial Closing by Prison Realty delivering to such Investor, against payment of the Initial Purchase Price therefor, a Warrant representing the right to purchase the appropriate number of shares of Prison Realty Common Stock.

         Payment of the Initial Purchase Price for the Initial Shares and the Warrants to be purchased by each Investor hereunder shall be made or caused to be made by such Investor to Prison Realty at the Initial Closing by delivery by wire transfer of immediately available funds equal to the Initial Purchase Price therefor.

         Execution and delivery of the Registration Rights Agreement shall be made at Initial Closing by Prison Realty and the Investors.

         Section 2.2 Standby Commitment Closing Date. The closing of the purchase and sale of the Standby Commitment Shares contemplated hereby (the "Standby Commitment Closing") shall take place upon fifteen (15) business days written notice given by Prison Realty at any time within eighteen (18) months of the Initial Closing, subject to satisfaction or waiver of all of the conditions set forth in Article VI (the date of the Standby Commitment Closing is hereinafter referred to as the "Standby Commitment Closing Date"). The Standby Commitment Closing shall be held at the offices of Stokes & Bartholomew, P.A., 424 Church Street, Suite 2800, Nashville, Tennessee on the Standby Commitment Closing Date, or at such other place as mutually agreed to by the Companies and the Investors.

         Section 2.3       Further Assurances.

         (a) From time to time following the Initial Closing, upon the request of an Investor, Prison Realty shall execute and deliver, or cause to be executed and delivered, to such Investor such other instruments and take such other action as may be reasonably necessary to more effectively vest

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in such Investor and put such Investor in possession of the Initial Shares and
Warrants issued by Prison Realty and purchased by such Investor.

         (b) From time to time following the Standby Commitment Closing, upon the request of the Investor, Prison Realty shall execute and deliver, or cause to be executed and delivered, to such Investor such other instruments and take such other action as may be reasonably necessary to more effectively vest in such Investor and put such Investor in possession of the Standby Commitment Shares issued by Prison Realty and purchased by such Investor.

                                  ARTICLE III.A
                 REPRESENTATIONS AND WARRANTIES OF PRISON REALTY

         Except as set forth: (i) in the documents filed by Prison Realty with the Securities and Exchange Commission (the "SEC"), including the exhibits and schedules thereto and incorporated therein by reference, and publicly available prior to the date hereof (the "SEC Reports"); and (ii) in the schedule delivered by Prison Realty to the Investors and attached hereto as Schedule A ("Prison Realty's Disclosure Schedule") (provided, however, that the description of the items set forth in Prison Realty's Disclosure Schedule reasonably identifies and relates to the matter being disclosed), Prison Realty hereby represents and warrants to the Investors as follows:

         Section 3.A.1 Incorporation of Representations and Warranties Contained in the Merger Agreement. The representations and warranties of Prison Realty contained in the Merger Agreement are incorporated herein, and made a part of, this Agreement by this reference, as if fully set forth herein, and Prison Realty hereby affirms those representations and warranties in Section 3.01 of the Merger Agreement for the purposes of this Agreement and for the benefit of the Investors hereunder.

         Section 3.A.2     Authority.

         (a) Prison Realty has all necessary corporate power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed by Prison Realty in furtherance of the transactions contemplated hereby and the agreements, the forms of which are attached hereto as exhibits (such attached agreements, collectively with this Agreement, the "Transaction Documents"), and to consummate the transactions contemplated hereby. The execution and delivery of the Transaction Documents and the consummation by Prison Realty of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Prison Realty.

         (b) The Shares and the Warrant Shares have been duly authorized by Prison Realty, and the Shares and Warrant Shares, when issued, sold and delivered in accordance with this Agreement and the Warrants, will be validly issued, fully paid and nonassessable. There are no preemptive rights or other rights to subscribe for or purchase securities existing with respect to the issuance and sale of the Shares by Prison Realty pursuant to the Transaction Documents, other than the preemptive rights granted to the Investors pursuant to
Section 7.10 herein.

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



         (c) The Rights Offering Shares and the Rights Offering Warrant Shares have been duly authorized by Prison Realty, and the Rights Offering Shares and Rights Offering Warrant Shares, when issued, sold and delivered in accordance with this Agreement and the Rights Offering Warrants, will be validly issued, fully paid and nonassessable. There are no preemptive rights or other rights to subscribe for or purchase securities existing with respect to the issuance and sale of the Rights Offering Shares by Prison Realty pursuant to the Transaction Documents.

         Section 3.A.3 Consents and Approvals; Non-Contravention. The execution and delivery by Prison Realty of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation by it of the transactions contemplated thereby do not and will not (a) require the consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any government agency or body, domestic or foreign, applicable to Prison Realty or any of its properties or assets, (b) require the consent or approval of any party other than a regulatory agency or body, (c) result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, give rise to an acceleration, cancellation or requirement for Prison Realty to prepay, redeem or otherwise repurchase any securities or obligations under, or result in the creation or imposition of any pledges, liens, claims, encumbrances, security interests, charges and options of any nature whatsoever ("Liens") upon any property or assets of Prison Realty pursuant to any agreement, instrument, franchise, license or permit to which Prison Realty is a party or by which Prison Realty or its properties or assets may be bound, (d) trigger any "change of control" repurchase obligations under any of Prison Realty's outstanding indebtedness, or (e) violate any judgment, decree, order, statute, rule or regulation of any court or any federal, state, local or foreign government, court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a "Governmental Entity") or body applicable to Prison Realty or any of its respective properties or assets. The execution, delivery and performance of the Transaction Documents by Prison Realty and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of the charter, bylaws or similar governing documents of Prison Realty, as currently in effect. Except for the Transaction Documents, Prison Realty is not restricted by the terms of any indebtedness or other outstanding agreements from paying dividends on the Shares in cash.

         Section 3.A.4 Enforceability of Transaction Documents. This Agreement has been, and each of the other Transaction Documents to be executed and delivered by Prison Realty pursuant to this Agreement has been or will be, duly and validly authorized, executed and delivered by Prison Realty and this Agreement is, and such other Transaction Documents when so executed and delivered will be, valid and binding obligations of Prison Realty, enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time affecting the enforcement of creditors' rights generally.



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         Section 3.A.5     Registration and Qualification.

         (a) Assuming the accuracy of the representations and warranties made by the Investors set forth in Article IV hereof, it is not necessary in connection with the offer, sale and delivery of the Shares and Warrants to the Investors in the manner contemplated by this Agreement to register the Shares, or the shares of Prison Realty Common Stock issuable upon conversion of the Shares and the exercise of the Warrants, under the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the "Securities Act"), or the securities laws of any state.

         Section 3.A.6 Provisions of Maryland Law. The approval and authorization of the Transaction Documents, and the purchase of the Initial Shares, the Warrants, the Warrant Shares, the Standby Commitment Shares and the shares of Prison Realty Common Stock issuable upon conversion of the Shares hereunder, by the Prison Realty Board of Directors constitutes approval of the transactions for the purposes of Maryland law (or similar laws of any jurisdiction applicable to the transactions contemplated hereby) with respect to the acquisition of control shares of, and business combinations with, Prison Realty.

         Section 3.A.7 Tax-Free Reorganization. Each of the three mergers comprising the Combination will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the Companies or CCA Acquisition Sub, Inc., PMSI Acquisition Sub, Inc. or JJFMSI Acquisition Sub, Inc., each a Tennessee corporation, has recognized, or will recognize, any taxable gain, for United States federal income tax purposes, as a result of the Combination.

                                 ARTICLE III.B
                     REPRESENTATIONS AND WARRANTIES OF CCA

         Except as set forth: (i) in the SEC Reports; and (ii) in the schedule delivered by CCA to the Investors and attached hereto as Schedule B ("CCA's Disclosure Schedule") (provided, however, that the description of the items set forth in CCA's Disclosure Schedule reasonably identifies and relates to the matter being disclosed), CCA hereby represents and warrants to the Investors as follows:

         Section 3.B.1 Incorporation of Representations and Warranties Contained in the Merger Agreement. The representations and warranties of CCA contained in the Merger Agreement are incorporated herein, and made a part of, this Agreement by this reference, as if fully set forth herein, and CCA hereby affirms those representations and warranties in Section 3.03 of the Merger Agreement for the purposes of this Agreement and for the benefit of the Investors hereunder.

         Section 3.B.2 Authority. CCA has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents, and to consummate the transactions contemplated hereby. The execution and delivery of the Transaction Documents and the consummation by CCA of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of CCA.

         Section 3.B.3 Consents and Approvals; Non-Contravention. The execution and delivery by CCA of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation by it of the transactions contemplated thereby do not and will not (a) require the consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any government agency or body, domestic or foreign, applicable to CCA or any of its properties or assets, (b) require the consent or approval of any party other than a regulatory agency or body, (c) result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any Liens upon any property or assets of CCA pursuant to any agreement, instrument, franchise, license or permit to which CCA is a party or by which CCA or its properties or assets may be bound or (d) violate any judgment, decree, order, statute, rule or regulation of any court or Governmental Entity or body applicable to CCA or any of its respective properties or assets. The execution, delivery and performance of the Transaction Documents by CCA and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of the charter, bylaws or similar governing documents of CCA, as currently in effect.

         Section 3.B.4 Enforceability of Transaction Documents. This Agreement has been, and each of the other Transaction Documents to be executed and delivered by CCA pursuant to this Agreement has been or will be, duly and validly authorized, executed and delivered by CCA, and this Agreement is, and such other Transaction Documents when so executed and delivered will be, valid and binding obligations of CCA, enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time affecting the enforcement of creditors' rights generally.

                                  ARTICLE III.C
               REPRESENTATIONS AND WARRANTIES OF SERVICE COMPANY A

         Except as set forth: (i) in the SEC Reports; and (ii) in the schedule delivered by Service Company A to the Investors and attached hereto as Schedule C ("Service Company A's Disclosure Schedule") (provided, however, that the description of the items set forth in Service Company A's Disclosure Schedule reasonably identifies and relates to the matter being disclosed), Service Company A hereby represents and warrants to the Investors as follows:

         Section 3.C.1 Incorporation of Representations and Warranties Contained in the Merger Agreement. The representations and warranties of Service Company A contained in the Merger Agreement are incorporated herein, and made a part of, this Agreement by this reference, as if fully set forth herein, and Service Company A hereby affirms those representations and warranties in

Section 3.04 of the Merger Agreement for the purposes of this Agreement and for the benefit of the Investors hereunder.

         Section 3.C.2 Authority. Service Company A has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents, and to consummate the transactions contemplated hereby. The execution and delivery of the Transaction Documents and the consummation by Service Company A of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Service Company A.

         Section 3.C.3 Consents and Approvals; Non-Contravention. The execution and delivery by Service Company A of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation by it of the transactions contemplated thereby do not and will not (a) require the consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any government agency or body, domestic or foreign, applicable to Service Company A or any of its properties or assets, (b) require the consent or approval of any party other than a regulatory agency or body, (c) result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any Liens upon any property or assets of Service Company A pursuant to any agreement, instrument, franchise, license or permit to which Service Company A is a party or by which Service Company A or its properties or assets may be bound or (d) violate any judgment, decree, order, statute, rule or regulation of any court or Governmental Entity or body applicable to Service Company A or any of its respective properties or assets. The execution, delivery and performance of the Transaction Documents by Service Company A and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of the Articles of Incorporation, bylaws or similar governing documents of Service Company A, as currently in effect.

         Section 3.C.4 Enforceability of Transaction Documents. This Agreement has been, and each of the other Transaction Documents to be executed and delivered by Service Company A pursuant to this Agreement has been or will be, duly and validly authorized, executed and delivered by Service Company A and this Agreement is, and such other Transaction Documents when so executed and delivered will be, valid and binding obligations of Service Company A, enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time affecting the enforcement of creditors' rights generally.

                                  ARTICLE III.D
               REPRESENTATIONS AND WARRANTIES OF SERVICE COMPANY B

         Except as set forth: (i) in the SEC Reports; and (ii) in the schedule delivered by Service Company B to the Investors and attached hereto as Schedule D ("Service Company B's Disclosure Schedule") (provided, however, that the description of the items set forth in Service Company B's

Disclosure Schedule reasonably identifies and relates to the matter being disclosed), Service Company B hereby represents and warrants to the Investors as follows:

         Section 3.D.1 Incorporation of Representations and Warranties Contained in the Merger Agreement. The representations and warranties of Service Company B contained in the Merger Agreement are incorporated herein, and made a part of, this Agreement by this reference, as if fully set forth herein, and Service Company B hereby affirms those representations and warranties in Section 3.05 of the Merger Agreement for the purposes of this Agreement and for the benefit of the Investors hereunder.

         Section 3.D.2 Authority. Service Company B has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents, and to consummate the transactions contemplated hereby. The execution and delivery of the Transaction Documents and the consummation by Service Company B of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Service Company B.

         Section 3.D.3 Consents and Approvals; Non-Contravention. The execution and delivery by Service Company B of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation by it of the transactions contemplated thereby do not and will not (a) require the consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any government agency or body, domestic or foreign, applicable to Service Company B or any of its properties or assets, (b) require the consent or approval of any party other than a regulatory agency or body, (c) result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any Liens upon any property or assets of Service Company B pursuant to any agreement, instrument, franchise, license or permit to which Service Company B is a party or by which Service Company B or its properties or assets may be bound or (d) violate any judgment, decree, order, statute, rule or regulation of any court or Governmental Entity or body applicable to Service Company B or any of its respective properties or assets. The execution, delivery and performance of the Transaction Documents by Service Company B and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of the charter, bylaws or similar governing documents of Service Company B, as currently in effect.

         Section 3.D.4 Enforceability of Transaction Documents. This Agreement has been, and each of the other Transaction Documents to be executed and delivered by Service Company B pursuant to this Agreement has been or will be, duly and validly authorized, executed and delivered by Service Company B and this Agreement is, and such other Transaction Documents when so executed and delivered will be, valid and binding obligations of Service Company B, enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time affecting the enforcement of creditors' rights generally.

                                   ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

         Except as set forth in the schedule delivered by the Investors to the Companies and attached hereto as Schedule E ("Investors' Disclosure Schedule") (provided, however, that description of the items set forth in Investor's Disclosure Schedule reasonably identifies and relates to the matter being disclosed), each Investor, severally but not jointly with the other Investors, hereby represents and warrants with respect to itself to each of the Companies as follows:

         Section 4.1       Investment.

         (a) Such Investor is acquiring the Initial Shares, the Warrants and the shares of Prison Realty Common Stock issuable upon conversion of the Initial Shares and the exercise of the Warrants, and if purchased or acquired, the Standby Commitment Shares, and the shares of Prison Realty Common Stock issuable upon conversion of the Standby Commitment Shares, for investment for its own account, and not with a view to any resale or distribution thereof in violation of the securities laws. Subject to the terms of the Registration Rights Agreement, such Investor understands that the Initial Shares, the Warrants and the Warrant Shares, and if purchased or acquired, the Standby Commitment Shares have not and will not be registered under the Securities Act by reason of specific exemptions therefrom which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor's representations as expressed herein.

         (b) Such Investor's financial condition and investments are such that it is in a position to hold the Initial Shares, the Warrants and the shares of Prison Realty Common Stock issuable upon conversion of the Initial Shares and the exercise of the Warrants, and if purchased or acquired, the Standby Commitment Shares and the shares of Prison Realty Common Stock issuable upon conversion of the Standby Commitment Shares for an indefinite period, bear the economic risks of the investment and withstand the complete loss of the investment. Such Investor has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of such Initial Shares, the shares of Prison Realty Common Stock issuable upon conversion of the Initial Shares, and the Warrant Shares; and the merits and risks of such Standby Commitment Shares, the shares of Prison Realty Common Stock issuable upon conversion of the Standby Commitment Shares. Such Investor qualifies as (i) an "accredited investor" as such term is defined in Section 2(15) of the Securities Act and Regulation D promulgated thereunder or (ii) a "qualified institutional buyer" as defined in Rule 144A under the Securities Act.

         Section 4.2 Rule 144. Such Investor acknowledges that the (i) Initial Shares, the Warrant Shares and the shares of Prison Realty Common Stock issuable upon conversion of the Initial Shares, and (ii) the Standby Commitment Shares and the shares of Prison Realty Common Stock issuable upon conversion of the Standby Commitment Shares to be purchased by such Investor must be held indefinitely unless subsequently registered under the Securities Act or any applicable state securities laws or unless exemptions from such registrations are available. Such Investor is aware of and familiar with the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

         Section 4.3 Organization of the Investors. Such Investor is duly organized and validly existing under the laws of the jurisdiction of its organization.

         Section 4.4 Current Ownership. Except as set forth in the Investors' Disclosure Schedule and except for those certain warrants to purchase shares of common stock of CCA held by Bank of America, N.A. and previously disclosed to the Companies, as of the date hereof, such Investor represents that it does not beneficially own any capital stock of the Companies.

         Section 4.5 No Voting Agreements. Except as contemplated by the letter dated of even date herewith among certain Investors (a copy of which has been provided to the Companies), such Investors have not entered into any voting agreement relating to the Initial Shares, the Warrant Shares, or the shares of Prison Realty Common Stock to be issued upon the Initial Shares' conversion or the Standby Commitment Shares or the shares of Prison Realty Common Stock to be issued upon the Standby Commitment Shares' conversion prior to the date hereof.

         Section 4.6       Authority of the Investors.

         (a) Such Investor has the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof applicable to such Investor.

         (b) The execution, delivery and performance of this Agreement by such Investor has been duly authorized and approved by such Investor and does not require any further authorization or consent of such Investor or its beneficial owners. This Agreement is the legal, valid and binding agreement of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time affecting the enforcement of creditors' rights generally.

         Section 4.7 Non-Contravention. The execution, delivery and performance of this Agreement by such Investor and the consummation of any of the transactions contemplated hereby by such Investor will not (a) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any Lien, charge or encumbrance upon any property or assets of such Investor pursuant to any agreement, instrument, franchise, license or permit to which such Investor is a party or by which any of its properties or assets may be bound or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body applicable to such Investor or any of its properties or assets, other than such breaches, defaults or violations that are not reasonably expected to impair the ability of such Investor to consummate the transactions contemplated by this

Agreement. The execution, delivery and performance of this Agreement by such Investor and the consummation of the transactions contemplated hereby by such Investor does not and will not violate or conflict with any provision of the organizational documents of the Investor, as currently in effect. Except for filings under the HSR Act (as defined in Section 5.1(a) herein), no consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any government agency or body applicable to such Investor is required for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         Section 4.8 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person engaged by or on behalf of such Investor is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by the Transaction Documents, except for those firms and/or persons set forth on Schedule 4.8 attached hereto pursuant to the terms described therein.

                                   ARTICLE V.
                     CONDITIONS PRECEDENT TO INITIAL CLOSING

         Section 5.1 Conditions to Each Party's Obligation. The respective obligation of each party to consummate the transactions contemplated hereby with respect to the Initial Investment shall be subject to the satisfaction at or prior to the Initial Closing of each of the following conditions:

         (a) HSR Approval. The applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the transactions contemplated by the Transaction Documents shall have been terminated or shall have expired.

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (collectively, "Restraints") preventing consummation of any of the transactions contemplated hereby shall be in effect.

         (c) Prison Realty Stockholder Approval. The approval of holders of the requisite number of the shares of Prison Realty Common Stock outstanding on the record date (the "Record Date") for Prison Realty's Stockholders Meeting, as defined in Section 7.2(a)(ii), shall have been received for: (i) the election by Prison Realty not to qualify as a real estate investment trust (a "REIT") under the Code, commencing with its taxable year ending December 31, 1999; (ii) the adoption of amendments to Prison Realty's charter as set forth in the New Prison Realty Charter; and (iii) the Transaction Documents (including without limitation to the issuance of the Shares and the Warrants and the changes to the Board of Directors of Prison Realty), all in accordance with the requirements of Prison Realty's charter and bylaws, the provisions of Maryland law and the rules of the New York Stock Exchange (the "NYSE") (the "Prison Realty Stockholder Approval").

         (d) CCA Stockholder Approval. The approval of holders of the requisite number of the shares of CCA capital stock outstanding on the Record Date for CCA's Stockholders' Meeting, as defined in Section 7.2(a)(ii) herein, including the individual approval of the Baron Asset Fund ("Baron"), shall have been received for the Combination in accordance with the requirements of CCA's charter and bylaws and the provisions of Tennessee law and the contractual agreement by and between CCA and Baron (the "CCA Stockholder Approval").

         (e) Service Company A Stockholder Approval. The approval of holders of the requisite number of the shares of Service Company A's voting common stock outstanding on the Record Date for Service Company A's Stockholders' Meeting, as defined in Section 7.2(a)(ii) herein, shall have been received for the Combination in accordance with the requirements of Service Company A's charter and bylaws and the provisions of Tennessee law (the "Service Company A Stockholder Approval").

         (f) Service Company B Stockholder Approval. The approval of holders of the requisite number of the shares of Service Company B's voting common stock outstanding on the Record Date for Service Company B's Stockholders' Meeting, as defined in Section 7.2(a)(ii) herein, shall have been received for the Combination in accordance with the requirements of Service Company B's charter and bylaws and the provisions of Tennessee law (the "Service Company B Stockholder Approval", together with the Prison Realty Stockholder Approval, the CCA Stockholder Approval and the Service Company A Stockholder Approval, the "Stockholder Approval").

         (g) Combination. Pursuant to the Merger Agreement, the Combination shall have been completed in accordance with its terms, including the fulfillment of the condition therein that immediately prior to the completion of the Combination, Prison Realty shall purchase the shares of common stock of CCA held by each of Sodexho Alliance, S.A. and Baron and shares of the common stock of Service Company A and Service Company B held by third-party investors.

         (h) Financing. Prison Realty, on behalf of itself and as the successor or parent to CCA, Service Company A and Service Company B after the completion of the Combination, shall have entered into definitive agreements with respect to a new senior financing in the aggregate amount of $1.2 billion, including (i) up to $1.2 billion under a Senior Secured Credit Facility (the "Bank Facility"), and (ii) the issuance and sale of up to $375 million of Senior Subordinated Notes, all substantially on the terms set forth in or contemplated by that certain commitment letter as of the date hereof from Credit Suisse First Boston and attached hereto as Exhibit H (the "Commitment Letter"), all in such forms as are reasonably acceptable to the Companies and the Investors. The initial fundings under such facilities and securities offering shall have occurred and the proceeds of such fundings, together with the proceeds from the issuance of the Initial Shares, shall be applied as specified in such Commitment Letter or otherwise agreed to by Prison Realty and the Investors.

         (i) Registration of Prison Realty Capital Stock. The shares of Prison Realty capital stock to be issued in the Combination and the Rights Offering shall be subject to a registration statement which shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

         (j) NYSE Listing. The shares of Prison Realty Common Stock issued in the Combination shall have been approved for listing on the NYSE, subject to official notice of issuance, if applicable.

         Section 5.2 Conditions to the Investors' Obligation. The obligation of each of the Investors to consummate the transactions contemplated hereby with respect to the Initial Investment shall be subject to the satisfaction at or prior to the Initial Closing of each of the following conditions:

         (a) Representations And Warranties. The representations and warranties of each of the Companies set forth in this Agreement or incorporated herein by reference shall be true and correct, except that this condition shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a Material Adverse Effect on the Companies and their Subsidiaries, taken as a whole, as of the date of this Agreement and as of the Initial Closing Date (it being understood that a material misrepresentation with respect to Section 3.01(c) of the Merger Agreement ("Capital Structure of Prison Realty") would for purposes of this condition be deemed to constitute a Material Adverse Effect), except as otherwise contemplated by this Agreement, and the Investors shall have received a certificate to such effect signed on the Initial Closing Date on behalf of the Companies by their respective Chief Executive Officer and Chief Financial Officer or Treasurer, in form and substance reasonably satisfactory to the Investors, to the foregoing effect.

         (b) Performance of Obligations. Each of the Companies shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Initial Closing and the Companies shall have delivered to the Investors at the Initial Closing a certificate signed by their respective Chief Executive Officer and Chief Financial Officer or Treasurer, dated the Initial Closing Date, in form and substance reasonably satisfactory to the Investors, to the foregoing effect.

         (c) Receipt of Consents. Each of the Companies shall have obtained the consents contemplated by Section 5.2(c) of their respective Disclosure Schedules (or not include therein, but required to be so included) and a copy of each such consent or evidence thereof reasonably satisfactory to the Investors shall have been provided to the Investors at or prior to the Initial Closing.

         (d) Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event that could reasonably be expected to have a Material Adverse Effect (or development that is reasonably likely to result in any Material Adverse Effect) on the Companies and their subsidiaries, taken as a whole, and each of the Companies shall deliver to the Investors at the Initial Closing a certificate signed by its respective Chief Executive Officer, dated as of the Initial Closing Date, to the foregoing effect.

         (e) Audit. Each of the Companies shall have delivered consolidated financial statements for the year ended December 31, 1999 (collectively, the "1999 Financial Statements") audited by Arthur Andersen LLP, each of the respective Companies' independent auditors, which shall comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, which have been prepared in accordance with generally accepted accounting principles ("GAAP") and which fairly present the consolidated financial position of the Companies and the consolidated results of operations and cash flows for the period then ended. Except as required by changes in GAAP or law or regulations or as disclosed in the SEC Reports filed prior to the date of this Agreement or as otherwise agreed to by the Investors (such agreement not to be unreasonably withheld to the extent that such changes in methods of accounting or underlying assumptions are required by the Combination), the 1999 Financial Statements shall not reflect any change in any of the methods of accounting or underlying assumptions (including but not limited to any change in the method of reporting income and deductions for federal income tax purposes) from those employed in the preparation of the Companies' financial statements for the year ended December 31, 1998.

         (f) No Defaults. Except as disclosed in Section 5.2(f) of their respective Disclosure Schedules, none of the Companies or the Subsidiaries shall be in violation or default under any provision of their charter, by-laws or other organizational documents, or shall be in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties or assets are bound; and there shall not exist any state of facts which would constitute an event of default on the part of any of the Companies or the Subsidiaries as defined in such documents which, with notice or lapse of time or both, would constitute a default.

         (g) Opinions of Counsel. The Investors shall have received at the Initial Closing opinions, dated the Initial Closing Date, of counsel to the Companies, in form and substance reasonably satisfactory to the Investors.

         (h) The New Prison Realty Charter and the New Prison Realty Bylaws shall be in effect and Prison Realty shall have obtained the resignations of the directors listed on Schedule 7.12 hereof effective as of the Initial Closing and shall have appointed the initial Series B Preferred Stock Directors to the Board of Directors subject to the occurrence of the Initial Closing.

         (i) Certain Financial Tests. The combined consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Companies determined in accordance with GAAP consistently applied (but without giving effect to extraordinary income or expense) shall have been not less than $44.3 million for the fiscal quarter ended immediately preceding the Initial Closing (the "EBITDA tests"). The Consolidated Net Debt of the Companies (as hereinafter defined) shall not exceed $987 million as of the end of the fifth business day prior to the Initial Closing. "Consolidated Net Debt of the Companies" shall mean the sum of (i) the principal amount of and all obligations for payment then due under any outstanding indebtedness of the Companies for borrowed money excluding the 12% Senior Notes due 2006, the 9.5% Convertible Subordinated Notes due 2008, the

7.5% Convertible Subordinated Notes due 2005, and indebtedness among the Companies plus (ii) the unexpended portion, if any, of the capital expenditure budget described on Schedule 5.2(i) as having been budgeted to be spent prior to the date of this calculation, minus the lesser of cash on hand and $10 million. Not less than five business days prior to the Initial Closing, the Companies shall have delivered to the Investors schedules in form and substance satisfactory to the Investors and their independent accountants showing the calculation of the EBITDA Tests and the Consolidated Net Debt of the Companies, together with a certificate signed by each of the Companies' respective Chief Financial Officers to the effect that this condition has been satisfied.


         (j) Either the litigation described in Section 7(b)(iv) of the Prison Realty Series B Articles Supplementary existing on the date hereof (including for such purposes successor lawsuits or new lawsuits arising out of the same facts and circumstances) shall have been finally settled on terms and conditions satisfactory to the Investors, or the insurance described in Schedule 7.1 hereof shall have been obtained and remain in full force and effect at the Initial Closing. As used in this Section 5.2(j), "finally settled" shall mean that all parties to the litigation shall have entered into a settlement agreement, that all relevant courts shall have approved the settlement, and that the terms of the settlement shall no longer be subject to appeal, or that such litigation shall have been dismissed with prejudice by a court of competent jurisdiction and such dismissal shall not be subject to appeal.

         Section 5.3 Conditions to the Obligations of Each of the Companies. The respective obligation of each of the Companies to consummate the transactions contemplated hereby with respect to the Initial Investment shall be subject to the satisfaction at or prior to the Initial Closing of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of each of the Investors set forth in this Agreement shall be true and correct, except that this condition shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a Material Adverse Effect on the Investors, taken as a whole, as of the date of this Agreement and as of the Initial Closing Date, except as otherwise contemplated by this Agreement, and the Companies shall have each received a certificate to such effect signed on the Initial Closing Date on behalf of each Investor by their respective Chief Executive Officer and Chief Financial Officer or Treasurer, in form and substance reasonably satisfactory to the Companies, to the foregoing effect.

         (b) Performance of Obligations. The Investors shall have performed in all material respects all obligations required to be performed by any of them under this Agreement at or prior to the Initial Closing and each of the Investors shall have delivered to the Companies at the Initial Closing a certificate signed by its Chief Executive Officer and Chief Financial Officer or Treasurer, dated the Initial Closing Date, in form and substance reasonably satisfactory to Prison Realty, to the foregoing effect.

         (c) Opinion of Counsel. The Companies shall have received at the Initial Closing opinions, dated the Initial Closing Date, of counsel to the Investors, in form and substance reasonably satisfactory to the Companies.

                                   ARTICLE VI.
             CONDITIONS PRECEDENT TO THE STANDBY COMMITMENT CLOSINGS

         Section 6.1 Conditions to Each Party's Obligation. The respective obligation of each party to consummate the transactions contemplated hereby with respect to the Standby Commitment Investment only shall be subject to the satisfaction at or prior to each Standby Commitment Closing of each of the following conditions:

         (a) Initial Investment. Pursuant to the terms of this Agreement, the Initial Investment shall have been completed in accordance with its terms.

         (b) No Injunctions or Restraints. No temporary Restraints preventing consummation of any of the transactions contemplated hereby shall be in effect.

         Section 6.2 Conditions to the Investors' Obligation. The obligation of each of the Investors to consummate the transactions contemplated hereby with respect to the Standby Commitment Investment only shall be subject to the satisfaction at or prior to each Standby Commitment Closing of each of the following conditions:

         (a) Representations And Warranties. The representations and warranties of each of the Companies set forth in this Agreement or incorporated herein by reference shall be true and correct, except that this condition shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a Material Adverse Effect on the Companies and their Subsidiaries, taken as a whole, as of the date of this Agreement and as of each respective Standby Commitment Closing Date, except as otherwise contemplated by this Agreement, and the Investors shall have received a certificate to such effect signed on such Standby Commitment Closing Date on behalf of the Companies by their respective Chief Executive Officer and Chief Financial Officer or Treasurer, in form and substance reasonably satisfactory to the Investors, to the foregoing effect.

         (b) Performance of Obligations. Each of the Companies shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to each respective Standby Commitment Closing, and the Companies shall have delivered to the Investors at such Standby Commitment Closing a certificate signed by their respective Chief Executive Officer and Chief Financial Officer or Treasurer, dated as of such Standby Commitment Closing Date, in form and substance reasonably satisfactory to the Investors, to the foregoing effect.

         (c) Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event that could reasonably be expected to have a Material Adverse Effect (or development that is reasonably likely to result in any Material Adverse Effect) on the Companies and their subsidiaries, taken as a whole, and each of the Companies shall deliver to the Investors at the Standby Commitment Closing a certificate signed by its respective Chief Executive Officer, dated as of the Standby Commitment Closing Date, to the foregoing effect.

         Section 6.3 Conditions to the Obligations of Each of the Companies. The respective obligation of each of the Companies to consummate the transactions contemplated hereby with respect to the Standby Commitment Investment only shall be subject to the satisfaction at or prior to each Standby Commitment Closing of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of each of the Investors set forth in this Agreement shall be true and correct, except that this condition shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a Material Adverse Effect on the Investors, taken as a whole, as of the date of this Agreement and as of each respective Standby Commitment Closing Date, except as otherwise contemplated by this Agreement, and the Companies shall have each received a certificate to such effect signed on such Standby Commitment Closing Date on behalf of each Investor by their respective Chief Executive Officer and Chief Financial Officer or Treasurer, in form and substance reasonably satisfactory to the Companies, to the foregoing effect.

         (b) Performance of Obligations. The Investors shall have performed in all material respects all obligations required to be performed by any of them under this Agreement at or prior to each Standby Commitment Closing and each of the Investors shall have delivered to the Companies at each respective Standby Commitment Closing a certificate signed by its Chief Executive Officer and Chief Financial Officer or Treasurer, dated as of such Standby Commitment Closing Date, in form and substance reasonably satisfactory to Prison Realty, to the foregoing effect.

                                  ARTICLE VII.
                           COVENANTS OF THE COMPANIES

         Each of the Companies hereby, severally and not jointly, covenant with the Investors as follows:

         Section 7.1 Conduct of Business Pending the Initial Closing. Except as set forth in Section 7.1 of the Companies' respective Disclosure Schedules or as otherwise expressly contemplated by this Agreement or as consented to by the Investors in writing, during the period from the date of this Agreement through and including the Initial Closing Date, each of the Companies shall, and shall cause their Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, shall use reasonable efforts to preserve intact their current business organizations and use reasonable efforts to preserve their relationships with those persons having business dealings with them. Without limiting the generality of the foregoing, except as set forth in Section 7.1 of the Companies' respective Disclosure

Schedules or as otherwise expressly contemplated by this Agreement, including without limitation the Merger Agreement, or as consented to by the Investors in writing, during the period from the date of this Agreement through the Initial Closing Date, none of the Companies shall, and each shall not permit any of their Subsidiaries to:

         (a) other than (w) dividends and distributions by a direct or indirect wholly owned Subsidiary to the Companies or one of their wholly owned Subsidiaries, (x) dividends, in the form and amount approved by the Investors, paid by Prison Realty in order to preserve its ability to elect status as a REIT for the taxable year ending December 31, 1999, (y) dividends and distributions paid by Service Company A and Service Company B to their respective shareholders in accordance with their distribution and dividend policy and practice to date, and (z) the purchase of securities from certain shareholders of CCA, Service Company A and Service Company B as contemplated in the Merger Agreement, (i) declare, set aside or pay any dividends (payable in cash, stock, property or otherwise) on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any capital stock in the Companies or any of the Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any of its shares of capital stock or any other voting securities or any securities convertible into, exercisable for or exchangeable with, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

         (c) amend its charter, bylaws or other comparable organizational documents or amend or waive any provisions of the Transaction Documents or undertake any act or fail to act where such act or failure to act would or could frustrate the purpose of the Transaction Documents;

         (d) acquire any business (whether by merger, consolidation, purchase of assets or otherwise) or acquire any equity interest in any person not an affiliate (whether through a purchase of stock, establishment of a joint venture or otherwise);

         (e) other than the obligations for capital commitments set forth in
Section 7.1 of any of the Companies' respective Disclosure Schedules, (A) sell, lease, exchange, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its real properties or other assets, (B) enter into any new joint ventures or similar projects, (C) enter into any new development projects or (D) enter into any new leases or other material agreements or understandings;

         (f) change its methods of accounting (or underlying estimates or assumptions), except as required by changes (i) in GAAP, (ii) in law or regulation, or (iii) due to events subsequent to September 30, 1999 related or consequential to entering into the Merger Agreement or the Transaction Documents or the consummation of the transactions contemplated thereby (including, but not limited to, the effects of any changes required by the SEC as part of its review of the SEC Reports and the disclosure related to the Combination and the transactions contemplated hereunder); or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of the Companies for the taxable years ended December 31, 1998, except as required by changes in law or regulation;

         (g) effect any settlement or compromise of any pending or threatened proceeding in respect of which the Companies are or could have been a party, unless such settlement (i) includes an unconditional written release of the Companies, in form and substance reasonable satisfactory to the Companies, from all liability on claims that are the subject matter of such proceeding, (ii) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of the Companies and (iii) is less than $100,000;

         (h) other than the obligations for capital commitments set forth in
Section 7.1 of any of the Companies' respective Disclosure Schedules, create, renew, amend, terminate or cancel, or take any other action (or fail to take any action) that could reasonably be expected to result in the creation, renewal, amendment, termination or cancellation of any agreement or instrument that is material to the Companies and their respective subsidiaries, taken as a whole;

         (i) other than the obligations for capital commitments set forth in
Section 7.1 of any of the Companies' respective Disclosure Schedules, incur any indebtedness for borrowed money (including, but not limited to, borrowings under the Companies' respective credit facilities other than borrowings contemplated by the Companies' respective business plans previously provided to the Investors);

         (j) other than the obligations for capital commitments set forth in
Section 7.1 of any of the Companies' respective Disclosure Schedules, enter into any new capital or take out commitments or increase any existing capital or take out commitments;

         (k) except pursuant to agreements or arrangements in effect on the date hereof, (A) terminate the employment of any executive officer of the Companies,
(B) enter into any new employment agreement with any director, executive officer or other employee without the consent of the Investors, (C) grant to any current or former director, executive officer or other key employee of the Companies or any Subsidiary any increase in compensation, bonus or other benefits (other than increases in base salary in the ordinary course of business consistent with past practice or arising due to a promotion or other change in status and consistent with generally applicable compensation practices), (C) grant to any such current or former director, executive officer or other employee any increase in severance or termination pay, (D) amend, adopt or terminate any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, or (E) amend, adopt or terminate any Benefit Plan, except as may be required to retain qualification of any such plan under Section 401(a) of the Code;

         (l) except pursuant to agreements or arrangements in effect on the date hereof or as otherwise contemplated by this Agreement which have been disclosed in Section 7.1 of the Companies' Disclosure Schedules, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or purchase any properties or assets, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or the immediate family members or associates of any of its officers or directors, other than payment of compensation at current salary, incentive compensation and bonuses and other than properly authorized business expenses in the ordinary course of business, in each case consistent with past practice;

         (m) permit any material insurance policy naming the Companies or any Subsidiary as a beneficiary or a loss payable payee to be canceled, diminished or terminated, or fail to obtain or maintain the insurance coverage specified on
Schedule 7.1 attached hereto;

         (n) enter into or amend in a manner adverse to the Investors any new agreement which has a non-competition, geographical restriction or similar covenant; or

         (o) authorize, or commit or agree to take, any of the foregoing actions.

         Section 7.2       Disclosure Documents; Stockholder Approvals.

         (a) Each of the Companies agrees that it will, in accordance with applicable law and its charter and bylaws:

                  (i) promptly file with the SEC confidential (to the extent required to be so filed and permitted by law), preliminary copies of the disclosure documents to be sent to security holders in connection with the transactions contemplated by this Agreement (the "Disclosure Documents") and use its reasonable efforts to obtain the clearance by the SEC of those Disclosure Documents requiring clearance by the SEC as promptly as practicable thereafter;

                  (ii) promptly and duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Prison Realty Stockholder Approval, CCA Stockholder Approval, Service Company A Stockholder Approval or Service Company B Stockholder Approval, as applicable (each, a "Stockholders' Meeting");

                  (iii) except to the extent such Board of Directors determines in good faith, after consultation with outside counsel and after taking into account any modifications as contemplated by Section 7.2(c) hereof, that contrary action is required by such Board of Directors' fiduciary duties under applicable law, recommend the Prison Realty Stockholder Approval in the case of Prison Realty, the CCA Stockholder Approval in the case of CCA, the Service Company A Stockholder Approval in the case of Service Company A, and the Service Company B Stockholder Approval in the case of Service Company B and include in the Disclosure Documents such recommendations and the written opinion of the financial advisors that the terms of the Investment and the transactions consummated in connection therewith are fair, from a financial point of view, to Prison Realty and the stockholders of Prison Realty, cause the Combination (including the New Prison Realty Charter and the New Prison Realty Bylaws) to become effective and take all lawful action to solicit such approvals and acceptances; and

                  (iv) as promptly as practicable following the clearance by the SEC of the Disclosure Documents requiring such clearance cause the definitive Disclosure Documents to be mailed to its stockholders.

         (b) Each of the Companies agrees that it shall use its reasonable best efforts to ensure that the Disclosure Documents (including without limitation any SEC Reports incorporated by reference therein) shall comply with all applicable federal or other securities laws, except that the Companies shall have no obligation as to information provided by the Investors.

         (c) The filing with the SEC, or the transmission to any of the Companies' security holders, of any Disclosure Document, or any amendment thereof, relating to the transactions contemplated by this Agreement shall be subject to the prior approval of the Investors and their counsel, which approval shall not be unreasonably withheld or delayed.

         Section 7.3       Payment of Expenses; Fees.

         (a) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, except in the instance where such is caused by the breach of this Agreement by the Investors, each of the Companies hereby agrees, jointly and severally, (i) to pay all costs and expenses incident to the performance of the obligations of the Companies hereunder, including those in connection with (A) the issuance, transfer and delivery of the Shares, the Warrants or the shares of Prison Realty Common Stock issuable upon conversion or exercise thereof to the Investors, including any transfer or similar taxes payable with respect thereto, (B) the qualification of the Shares, the Warrants or the shares of Prison Realty Common Stock issuable upon conversion or exercise thereof under state or foreign securities or Blue Sky laws, (C) the cost of printing the certificates for the Shares, the Warrants or the shares of Prison Realty Common Stock issuable upon conversion or exercise thereof, (D) the costs and charges of any transfer agent, registrar, trustee or fiscal paying agent, (E) the costs associated with the Combination, and (F) the costs associated with the Rights Offering and (ii) to promptly pay, upon the request of the Investors at the earlier of the Initial Closing or the termination of this Agreement, all out-of-pocket costs and expenses (giving credit for such payments made to the Investors prior to the date hereof or through the Initial Closing Date), including fees and expenses of advisors, accountants, attorneys, consultants and other parties whom the Investors have engaged to assist them in connection with a possible investment in the Companies, incurred by the Investors in connection with the evaluation, negotiation and consummation of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

         (b) Without limiting the foregoing and whether the Initial Closing is consummated or not, the Companies shall pay to the persons and in the respective proportions set forth on Schedule 7.3(b) hereof an aggregate transaction fee of $15.7 million (the "Transaction Fee") payable on the earlier to occur of: (i) the date of issuance of the Initial Shares and the Warrants; (ii) four (4) months following the date hereof; or (iii) the completion by the Companies of any financing intended as an alternative to the Investors' purchase of the Initial Shares (an "Alternative Financing"); provided, however, that the Investors shall have the right at their sole discretion to approve the terms and conditions of any Alternative Financing unless the Alternative Financing shall be in lieu of the Investors' purchase of the Initial Shares and the Warrants. On the date hereof, Prison Realty shall pay to the persons and in the respective proportions set forth on Schedule 7.3(b) hereof the sum of $1.75 million as an advance against reimbursable expenses. To the extent that actual documented reimbursable expenses are less than $1.75 million, such excess amount shall be credited against the amount of the Transaction Fee.

         (c) Without limiting the foregoing and only if the Initial Closing is consummated, Prison Realty shall pay to the persons and in the respective proportions set forth on Schedule 7.3(b) hereof an annual monitoring fee of $1.5 million (individually, a "Monitoring Fee," and collectively, "Monitoring Fees") to be paid in quarterly installments until such time as a permanent management team, to be comprised of a Chief Executive Officer and Chief Financial Officer, has been approved by the Board of Directors of the Company and has been installed by Prison Realty, at which time no further Monitoring Fees will be due and owing; provided, however, that if such a management team is installed prior to the first anniversary date of this Agreement, Prison Realty shall pay to the persons and in the respective proportions set forth on Schedule 7.3(b) hereof Monitoring Fees through the first anniversary date of this Agreement pursuant to the terms and conditions hereof.

         (d) Each of the following obligations is independent of and not limited in any way by the Companies' obligations in respect of any of the other following obligations: (i) the payment obligations under Section 7.3(a), 7.3(b) and 7.3(c) herein; (ii) the separate fee that may become payable pursuant to
Section 7.6(d) herein; and the Companies' indemnification obligations under
Section 11.2 and any adjustment to the conversion price of the Shares pursuant to the Prison Realty Articles Supplementary.

         Section 7.4 Availability of Prison Realty Common Stock. Prison Realty shall at all times reserve and keep available out of its authorized but unissued common stock, for the purpose of effecting the conversion of the Shares and the exercise of the Warrants, the full number of shares of Prison Realty Common Stock then issuable upon the conversion of the Shares and the exercise of the Warrants. Prison Realty will, from time to time, in accordance with the laws of the State of Maryland and the provisions of its charter then in effect increase the authorized amount of Prison Realty Common Stock if at any time the number of shares of Prison Realty Common Stock remaining unissued and available for issuance shall be insufficient to permit conversion of the Initial Shares and the exercise of the Warrants.

         Section 7.5 Reporting. Prison Realty shall, so long as the Shares, shares of Prison Realty Common Stock issuable upon conversion thereof, or Warrant Shares, are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, file reports and other information with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act").

         Section 7.6       No Solicitation of Competing Transactions.

         (a) Except as expressly permitted in writing by the Investors, none of the Companies shall authorize or permit any of their Subsidiaries or any of the Companies' or the Subsidiaries' directors, officers, employees, representatives, agents and advisors (including any investment banker, financial advisor, attorney, accountant or other representative retained by any of them), directly or indirectly to, (i) solicit, initiate, encourage (including by way of furnishing nonpublic information), respond to (other than by bare statement, without any further detail or explanation, that they are not permitted to respond), or take any other action designed to facilitate, any inquiries or the making of any proposal with respect to any merger, consolidation, transfer of substantial assets, sale or exchange of shares or similar transaction (collectively, a "Competing Transaction"), (ii) participate in any substantive discussions or negotiations regarding any Competing Transaction or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Competing Transaction. Upon execution of this Agreement, each of the Companies and the Subsidiaries shall immediately cease any existing activities, discussions or negotiations with any parties heretofore conducted with respect to any of the foregoing. Notwithstanding the foregoing, none of the Companies will be precluded from providing information to, or discussing, negotiating and executing agreements with, any person or entity that makes a written proposal pursuant to which such other person or entity would (i) make a significant equity investment in one or more of the Companies, (ii) acquire all or a substantial portion of the assets of one or more the Companies or (iii) acquire one or more of the Companies, if and to the extent that its Board of Directors reasonably determines in good faith (after consultation with outside counsel) that they are required to authorize such actions by their fiduciary duties.

         (b) Each of the Companies shall promptly (but in any event within 24 hours) advise the Investors in writing of any inquiries, discussions, negotiations, proposals or requests for information received on or after the date of this Agreement relating to any Competing Transaction, the material terms and conditions thereof and the identity of the person making such request or Competing Transaction. Each of the Companies shall promptly advise the Investors of any development relating to any inquiries, discussions, negotiations, proposals or requests for information relating to a Competing Transaction, whether the original inquiries, discussions, negotiations, proposals or requests for information occurred before, on or after the date of this Agreement.

         (c) The Investors shall have the right to match the material terms and conditions of any Competing Transaction within five (5) business days after receiving notice in writing from the Companies of such Competing Transaction. If the Investors give notice of their intention to match such Competing Transaction, the Companies shall promptly amend this Agreement to reflect the revised terms and shall cease discussions with the other third party in accordance with the provisions of Section 7.6(a) herein.

         (d) If, prior to the Initial Closing or during the one-year period following any termination of this Agreement, either of the Companies or any Subsidiary enters into any other agreement or agreements with a third party (a "Third Party"), without the prior written consent of the Investors, providing for the issuance of equity or other securities convertible into or exchangeable or exercisable for equity, in one or a series of transactions, with aggregate net proceeds of at least $100 million or providing for or contemplating any merger, consolidation, transfer or substantial assets, any tender or exchange offer to acquire securities of the Companies or similar transaction involving the Companies (a "Third Party Agreement"), and the Companies shall not have consummated the transactions contemplated hereby other than solely by reason of the Investors being unwilling to proceed with the Initial Closing notwithstanding that the conditions to their obligations set forth in Article V have been satisfied, the Companies jointly and severally agree to pay to the persons and in the respective proportions set forth on Schedule 7.3(b), in addition to any amounts otherwise provided hereunder, an aggregate amount (the "Breakup Fee") in cash equal to $7.5 million if the Companies or any Subsidiary enter into any Third Party Agreement within five (5) business days after the entry into the Third Party Agreement. The Breakup Fee shall be paid as liquidated damages to the various Investors in accordance with their respective Investor percentages. The Companies agree that (i) actual damages relating to the foregoing are impossible to determine with certainty and (ii) such sum is a reasonable estimate of the Investors' damages (and shall be deemed when paid, together with the payment of the fees contemplated by the Commitment Letter and the reimbursement of expenses pursuant to Section 7.3 herein, to have fully reimbursed the Investors for all such damages) arising from lost opportunities, executive time and other causes.

         Section 7.7 No General Solicitation. None of the Companies, their affiliates (as defined in Rule 501(b) under the Securities Act) or any person acting on their behalf will offer to sell, sell or solicit any offer to buy the Initial Shares by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act that would require the registration of the Initial Shares under the Securities Act unless the Initial Shares are so registered.

         Section 7.8 Access to Information. Each of the Companies shall, and shall cause their Subsidiaries to, afford to each Investor and to the officers, employees, accountants, counsel, financial advisors and other representatives of such Investor, reasonable access during normal business hours from the date hereof until and after the Initial Closing to all the properties, books, contracts, commitments, personnel, reports and records of or relating to the Companies or the Subsidiaries, and each of the Companies shall, and shall cause their Subsidiaries to, furnish promptly to the Investors, any financing source identified by the Investors in connection with the transactions contemplated hereby and to any other person that the Investor may reasonably request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) such operating reports, financial reporting packages and other operational and/or financial information sent to management or the Board of Directors of the Companies or to the banks with whom the Companies and the Subsidiaries maintain credit facilities or lines of credit and
(iii) all other information concerning its business, properties and personnel as the Investors may reasonably request.

         Section 7.9 HSR Approval. Each of the Companies shall cooperate with each Investor in obtaining as soon as practicable all necessary governmental consents and approvals, including without limitation, termination or expiration of the waiting period under the HSR Act.

         Section 7.10      Preemptive Rights.

         (a) The Investors shall, until the fifth (5th) anniversary of the Initial Closing Date, for so long as the Investors own any Shares, Warrants or Warrant Shares, have the right to purchase additional shares of Prison Realty's Common Stock, or securities convertible into or exchangeable for such common stock (including without limitation, warrants, options or convertible stock or debt) in any issuance of securities by Prison Realty other than issuances of securities described in Section 7.10 (c) hereof in a pro-rata amount and on the same terms and conditions as are called for by each future issuance (or as nearly as may be practicable in the event the Investors cannot comply with such terms and conditions). For the purposes of this Section 7.10, the term "pro-rata amount" shall mean such amount as will allow each Investor to maintain its then existing percentage ownership of Prison Realty's Common Stock on a fully converted basis (including its fully diluted ownership resulting from ownership of the Shares and the Warrants).

         (b) In connection with this preemptive right, Prison Realty shall provide written notice to each Investor within fifteen (15) business days following the end of each fiscal quarter of Prison Realty of all issuances by Prison Realty giving rise to preemptive rights during such fiscal quarter. The Investors shall then provide written notice to Prison Realty of the extent to which they are exercising their preemptive rights and close any transaction relating to the exercise of preemptive rights hereunder on or before the twentieth (20th) business day following receipt of such notice by Prison Realty. Any preemptive right not exercised by the end of such period will expire, lapse and be of no effect.

         (c) This Section 7.10 shall not apply to (w) securities issued to persons who are directors or employees of Prison Realty pursuant to any benefit plan, (x) securities issued by Prison Realty upon the conversion of convertible debt issued by Prison Realty as of the Initial Closing Date, (y) securities issued as consideration for a "business combination" by Prison Realty, so long as such consideration has a fair market value of less than $50 million and such shares are issued at fair market value, or (z) the issuance and sale of securities in the Rights Offering or issued upon the conversion or exercise of such securities. For the purposes of this Section 7.10, the term "business combination" shall mean any cash, tender or exchange offer, merger, consolidation or other business combination, sale of assets or any combination of the foregoing transactions.

         Section 7.11 Registration Rights Agreement. At or prior to the Initial Closing, Prison Realty shall enter into a Registration Rights Agreement for the benefit of the Investors in the form of Exhibit G attached hereto.

         Section 7.12 Corporate Governance. Immediately prior to the Initial Closing, Prison Realty shall use its best efforts to obtain the resignations of the directors listed on Schedule 7.12 hereto. Immediately after the Initial Closing, the Board of Directors of Prison Realty shall consist of not more than ten (10) persons which shall include Thomas W. Beasley, Jean Pierre Cuny, Joseph
V. Russell and one additional director designated from Prison Realty's existing Board of Directors, four (4) persons designated by the Investors, who shall be Series B Preferred Stock Directors as defined in the Prison Realty Series B Articles Supplementary, and two (2) Independent Directors (as such term is defined in the New Prison Realty Charter) designated by the mutual agreement of the Investors and Prison Realty's existing Board of Directors. In connection with the foregoing, immediately after the Initial Closing, (i) two (2) members of Prison Realty's then existing senior management shall have the right to attend and be heard at all meetings of the Prison Realty Board of Directors and to receive all information provided to the Prison Realty Board of Directors, with such members being selected by the Chief Executive Officer of Prison Realty and subject to the reasonable approval of the Investors, and (ii) up to two (2) representatives of the Investors shall have the right to attend and be heard at all meetings of the Prison Realty Board of Directors and to receive all information provided to the Prison Realty Board of Directors, with such representatives being selected by the Investors and agreed to by Prison Realty's existing Board of Directors.

         Section 7.13 Delivery of Documents. The Companies shall promptly deliver to the Investors copies of all filings by the Companies with the SEC or with any other State or Federal authorities.

         Section 7.14 Review of Audit. The Companies shall permit the accounting representative of the Investors to review the audit (including the appropriate review of company and auditor work papers) of the Companies' financial statements for the year ending December 31, 1999.

         Section 7.15 Rights Offering. Concurrently with the Prison Realty Stockholder Approval, Prison Realty shall conduct a single rights offering (the "Rights Offering") in which the holders of Prison Realty Common Stock (the "Eligible Holders") on the record date for the Rights Offering (the "Rights Offering Record Date") will be eligible to participate; provided, however, that the Rights Offering Record Date shall be established and announced in accordance with the applicable provisions of Rule 10b-17 promulgated under the Exchange Act and the applicable rules of the NYSE. The Rights Offering shall be consummated on the Initial Closing Date. In the Rights Offering, the Eligible Holders will be offered non-transferable rights to purchase for cash up to $75.0 million in Rights Offering Units, with each unit consisting of a pro-rata portion of the Rights Offering Shares and Rights Offering Warrants, with an issuance date on the date of the consummation of the closing of the Rights Offering. The rights to purchase Rights Offering Units shall be allocated among the Eligible Holders pro-rata based on the respective number of shares of Prison Realty Common Stock held by such Eligible Holders on the Rights Offering Record Date

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



(rounded down in the case of fractional shares to the nearest whole number of shares) and, in the event that not all Eligible Holders exercise their right to purchase in full, Eligible Holders who exercise their right to purchase in full shall be entitled to subscribe for up to an additional five times (5x) the number of Rights Offering Units that the Eligible Holder was initially entitled to subscribe for, provided that all Rights Offering Units not originally subscribed for shall be pro-rated in accordance with all such additional requests. The Rights Offering will provide that any exercise thereof is irrevocable. In the event that Eligible Holders subscribe for less than $10.0 million in Rights Offering Units, Prison Realty shall terminate the Rights Offering without issuing any Rights Offering Shares or Rights Offering Warrants and the Investors shall purchase the full number of Initial Shares and Initial Warrants. In such event, all rights will expire without value and all subscription payments received by Prison Realty or its agent will be returned promptly, without interest.

         Prison Realty will use its reasonable best efforts to ensure that (i) the Rights Offering will be conducted in compliance with all applicable securities laws, (ii) that the Rights Offering Shares and the shares of Prison Realty Common Stock to be issued upon the exercise of the Rights Offering Warrants will be subject to a registration statement which shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the registration shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC, and (iii) the Rights Offering Shares and the shares of Prison Realty Common Stock to be issued upon the exercise of the Rights Offering Warrants, shall be listed on the NYSE, the NASDAQ National Market System or other national securities exchange, subject to satisfying the eligibility requirements thereof.

         Section 7.16. Investor Compliance With Regulatory Requirements. To the extent that an Investor or its assignee or transferee is required under applicable law or regulation (including, but not limited to, the Bank Holding Company Act of 1956, as amended, and as it may be further amended (the "BHCA")) to modify the terms of the Shares or Warrants (including, any Articles Supplementary with respect thereto), or to defer until such Investor qualifies as a "financial holding company" under the BHCA, the receipt of certain rights and privileges associated with the Shares or Warrants including the right to influence the management or policies of the Company in order to conform to the requirements of such law or regulation, Prison Realty will cooperate with the Investor to take such steps as may be reasonably necessary to conform the investment represented by the Shares and Warrants (including any Articles Supplementary with respect thereto) held by that Investor to the Requirements of such law or regulation; provided, however, that Prison Realty shall not be required to make any material changes to the economic terms of the Shares or the Warrants and/or to enable such Investor, after it qualifies as a "financial holding company" under the BHCA, to exercise to the maximum extent then permissible under the BHCA, the rights and privileges associated with the Shares and Warrants.

         Section 7.17. Notification of Certain Matters. The Companies shall, from time to time prior to the Initial Closing, promptly supplement or amend the Schedules hereto both to correct any inaccuracy in such Schedules when delivered and to reflect any development which, if existing at the date of this Agreement, would have been required to be set forth in the Schedules or which has rendered inaccurate the information contained in such Schedules (each notice furnishing such information being called a "Company Disclosure Supplement"), and at least five (5) business days prior to the Initial Closing the Companies will deliver to the Investors a final Company Disclosure Supplement consisting of a complete update of the Schedules hereto (the "Closing Disclosure Supplement").

         Section 7.18. Name Change. The Companies shall take all necessary and appropriate steps in order to change the name of Prison Realty to Corrections Corporation of America upon the completion of the Combination.

                                  ARTICLE VIII.
                           COVENANTS OF THE INVESTORS

         Section 8.1       Certain Restrictions.

         (a) Each of the Investors, severally but not jointly, covenants with the Companies that, for a period commencing on the Initial Closing Date and continuing through the third (3rd) anniversary of the Initial Closing, such Investors will not, directly or indirectly, through one or more intermediaries or otherwise, purchase, acquire, own or hold shares of Prison Realty Common Stock or any securities which are convertible into or exchangeable or exercisable for Prison Realty Common Stock that would cause the Investors, in the aggregate, to own or have the right to acquire more than forty-five percent (45%) of Prison Realty's Common Stock on a fully-diluted basis (including the Initial Shares, the Standby Commitment Shares and Warrant Shares issued or to be issued pursuant to the terms of this Agreement), unless such shares or securities were purchased or acquired in a purchase or acquisition which (i) is made directly from Prison Realty in a transaction which is approved in advance by vote of a majority of its Board of Directors, or from another Investor, including purchases made pursuant to each Investor's obligation with respect to the Standby Commitment Shares, (ii) is a dividend on the Shares, the Warrant Shares or the shares of Prison Realty Common Stock obtained upon conversion of the Shares, or (iii) is made by one or more affiliates of any Investor over whom such Investor does not control investment or voting decisions and such Investor does not hold over fifty percent (50%) of the outstanding voting power of such affiliate; provided, however, that notwithstanding anything to the contrary contained herein, the foregoing restriction shall not be deemed to be violated or applicable if the numbers of shares of Prison Realty Common Stock or securities which are convertible into or exchangeable or exercisable for Prison Realty Common Stock beneficially owned directly or indirectly through one or more intermediaries or otherwise, in the aggregate, by the Investors is increased solely as a result of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of Prison Realty, or any other action taken solely by Prison Realty. Notwithstanding the foregoing, (x) any Investor, or its affiliate, may, to the extent not prohibited by law, acquire shares of publicly-traded Prison Realty Common Stock or other securities in the ordinary course of their regular market-making activities, if any, or engage in business as an investor advisor or broker-dealer, for the account of their customers, and (y) any individual who is an employee, partner or stockholder of any of the Investors may purchase shares of Prison Realty

Common Stock for his or her individual account (held for investment purposes), provided that at no time shall any such individual acquire beneficial ownership in excess of 10,000 shares of Prison Realty Common Stock, including shares of Prison Realty Common Stock issuable upon conversion, exchange or exercise of securities which are convertible into or exchangeable or exercisable for shares of Prison Realty Common Stock (subject to equitable adjustment in the event of a stock split or reclassification of the Prison Realty Common Stock), exclusive of shares which may otherwise be acquired consistent with this Section 8.1.

         (b) Each of the Investors, severally but not jointly, covenants with the Companies that such Investor will not make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (x) any form of business combination or similar or other extraordinary transaction involving the Companies or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the Companies' assets, or (y) any form of restructuring, recapitalization or similar transaction with respect to the Companies or any affiliate thereof.

         (c) Within five (5) business days following a written request therefor by Prison Realty, each Investor shall notify Prison Realty in writing of the number of shares of each class or series of capital stock of Prison Realty beneficially owned by such Investor, as well as in each case the nature of such beneficial ownership.

         Section 8.2 HSR Approval. The Investors shall cooperate with each of the Companies in obtaining as soon as practicable all necessary governmental consents and approvals, including without limitation, termination or expiration of the waiting period under the HSR Act.

         Section 8.3 Quorum. Each of the Investors covenants that, for so long as the Investors beneficially own a sufficient number of shares of Prison Realty Series B Preferred Stock, or shares of Prison Realty Common Stock upon their conversion, to have the right to designate any directors to the Board of Directors of Prison Realty, such Investor will be present in person or represented by proxy with respect to all securities of Prison Realty beneficially owned by such Investor at any duly called meeting of the stockholders of Prison Realty for the purpose of constituting a quorum for the transaction of business.

         Section 8.4 Transfers. The Investors covenant with Prison Realty that for a period of eighteen (18) months following the Initial Closing Date, the Investors will not, individually or in the aggregate, transfer more than forty-nine percent (49%) of the Shares or the right to receive more than forty-nine percent (49%) of the Shares, or more than forty-nine percent (49%) of the Shares to any third-party, provided that any transfer is made pursuant to the provisions of Section 9.2 herein; provided however, that this provision shall not restrict transfers between or among the Investors set forth on
Schedule 1.1 hereof, or their respective affiliates.


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



         Section 8.5 No Voting Agreements. The Investors covenant with the Companies that, for so long as the Investors beneficially own a sufficient number of shares of Prison Realty Series B Preferred Stock, or shares of Prison Realty Common Stock upon their conversion, to have the right to designate any directors to the Board of Directors of Prison Realty, the Investors will not enter into any voting agreement relating to the Shares, except as disclosed in the Investor's Disclosure Schedule.

         Section 8.6 Compliance with Organizational and Governing Documents. Each Investor agrees, severally but not jointly, to comply with the provisions of, and to perform their obligations set forth in the New Prison Realty Charter and the Prison Realty Series B Articles Supplementary, and any amendments thereto, setting forth the terms of the Shares and the Warrant Shares.

         Section 8.7 Confidentiality. During the period from the date of this Agreement through and including the Closing Dates, each of the Investors covenants with the Companies that any of the information furnished or otherwise obtained, directly or indirectly, by such Investor, its directors, officers, partners, employees, agents or representatives including, without limitation, attorneys, accountants, partners, experts and consultants (collectively, the "Representatives") and all reports, analysis, compilations, data, studies or other documents prepared by such Investor or its Representatives containing or based, in whole or in part, on any such furnished information (collectively, the "Information") will be kept strictly confidential and will not, without the prior written consent of the Companies, be disclosed to any other individual, corporation, partnership, joint venture, trust or association in any manner whatsoever, in whole or in part, and will only be used for or in connection with the Combination and the purchase and sale of Initial Shares and Warrants described herein; provided that if any Investor determines, based on the advice of counsel, that it is legally obligated to release the Information, such Investor may release only such portion of the Information as it is legally required to disclose after notice to and consultation with the Companies.

                                  ARTICLE IX.
                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

         Section 9.1 Restrictive Legend. Each certificate representing (a) the Shares, (b) the shares of Prison Realty Common Stock issuable upon conversion of any Shares, (c) the Warrant Shares, and (d) any other securities issued in respect of the Shares, the shares of Prison Realty Common Stock issued upon conversion of any Shares or the Warrant Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (each of the foregoing securities in clauses (a) through (d) being referred to herein as "Restricted Securities"), shall (unless otherwise permitted by the provisions of
Section 9.2) contain a legend substantially in the following form (in addition to any legend required under any applicable state securities laws):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL THE SAME HAVE BEEN REGISTERED UNDER SAID ACT OR LAWS OR UNTIL THE COMPANY HAS RECEIVED AN OPINION OF LEGAL COUNSEL SATISFACTORY TO IT THAT SUCH SHARES MAY LEGALLY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT SUCH REGISTRATION. COPIES OF THE AGREEMENTS COVERING THE PURCHASE, TRANSFER AND REGISTRATION OF THESE SHARES MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

Prison Realty will promptly, upon request, remove any such legend when no longer required by the terms of this Agreement or by applicable law.

         Section 9.2 Notice of Proposed Transfers. Subject to the restrictions contained in Sections 8.4 and 9.1 herein, prior to any proposed transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, each Investor shall give written notice to Prison Realty of its intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied by either (a) a written opinion of legal counsel (who shall be reasonably satisfactory to Prison Realty) addressed to Prison Realty and reasonably satisfactory to Prison Realty to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or (b) a "no action" letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon, in each case, such Investor shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such Investor to Prison Realty. Unless there is in effect a registration statement under the Securities Act covering the proposed transfer, each certificate to be issued to evidence the Restricted Securities transferred as herein provided shall bear the appropriate restrictive legend set forth in
Section 9.1 except that such certificate shall not bear such restrictive legend if, (i) in the opinion of counsel for such Investor, such legend is not required in order to establish compliance with any provisions of the Securities Act, (ii) a period of at least one year has elapsed since the later of the date the Restricted Securities were acquired from Prison Realty or from an affiliate of Prison Realty, and such Investor represents to Prison Realty that it is not an affiliate of Prison Realty and has not been an affiliate during the preceding three months and shall not become an affiliate of Prison Realty without resubmitting the Restricted Securities for reimposition of the legend, or (iii) the Restricted Securities have been sold pursuant to Rule 144(k) under the Securities Act and the certificate is accompanied by a representation by the Investor that it is not an affiliate of Prison Realty, has not been an affiliate during the three-month period prior to the sale and has held the Restricted Securities for more than two years.



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



                                   ARTICLE X.
                                   TERMINATION

         Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Initial Closing Date or any subsequent Standby Commitment Closing Date notwithstanding the fact that: (i) shareholder votes may have been received with respect to the Combination or the issuance of the Initial Shares hereunder; or
(ii) any other requisite authorization and approval of the transactions contemplated hereby shall have been received (provided that any such termination shall not relieve any party from liability for a breach of any provision hereof prior to such termination):

         (a) by the mutual written consent of the Investors and the Companies;

         (b) by the Investors or any of the Companies if either: (i) the Initial Closing has not occurred on or before June 30, 2000 and this Agreement has not previously been terminated; provided, that the right to terminate the Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Initial Closing to occur on or before such date; or (ii) there shall be any law that makes consummation of the purchase of the Shares and Warrants hereunder illegal or otherwise prohibited or if any court of competent jurisdiction or governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the Shares and Warrants hereunder and such order, decree, ruling or other action shall have become final and non-appealable;

         (c) by the Investors or any of the Companies if, (i) at Prison Realty's Stockholders' Meeting, Prison Realty Stockholder Approval is not obtained, (ii) at CCA's Stockholders' Meeting, CCA Stockholder Approval is not obtained, (iii) at Service Company A's Stockholders' Meeting, Service Company A Stockholder Approval is not obtained, or (iv) at Service Company B's Stockholders' Meeting, Service Company B Stockholder Approval is not obtained;

         (d) by the Investors, if the Board of Directors of the Companies (i) withdraws, modifies or changes its recommendation of this Agreement in a manner adverse to the Investors or shall have formally resolved to do so or (ii) enters into, recommends or shall have formally resolved to recommend a proposal involving a Third Party Agreement;

         (e) by the Companies or the Investors if the Board of Directors of any of the Companies determine to recommend or enter into a Third-Party Agreement;

         (f) by the Companies, in the event of a material breach by the Investors of any representation, warranty or agreement contained herein which has not been cured or is not curable within thirty (30) days of the Companies providing notice of such breach to the Investors; or

         (g) by the Investors, in the event of a material breach by the Companies or any Subsidiary of any representation, warranty or agreement contained herein (other than a breach which does not cause a Material Adverse Effect) which has not been cured or is not curable within thirty (30) days of the Investors providing notice thereof.

         In the event that this Agreement shall be terminated pursuant to this
Article X, all further obligations of the parties under this Agreement, other than the obligations set forth in Section 7.3, Section 7.6(c) and Article XII, shall be terminated without further liability of any party to any other party, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

                                   ARTICLE XI.
                                 INDEMNIFICATION

         Section 11.1 Survival of Representations and Warranties. All representations and warranties of the Companies and the Investors contained herein, including the Companies Disclosure Schedule, or any certificate or instrument delivered in connection herewith at or prior to the Initial Closing shall survive the Initial Closing until, through and including the 90th day following the filing by Prison Realty of a Form 10-K containing the audited consolidated financial statements of Prison Realty, as itself and as the survivor or parent of CCA, Service Company A and Service Company B, for the fiscal year ending December 31, 2000 (the "Cut-off Date"); provided, however, that (a) the representations and warranties set forth in Sections 3.A.2, 3.B.2, 3.C.2 and 3.D.2 and Sections 3.01(a), 3.03(a), 3.04(a) and 3.05(a) of the Merger Agreement shall survive indefinitely, and (b) the representations and warranties set forth in Section 3.A.7 and in Sections 3.01(j), 3.03(h), 3.04(h) and 3.05(h) in the Merger Agreement (as made applicable hereto by Section 3.A.1) shall survive until 90 days following the expiration of the applicable statute of limitations (giving effect to any extensions thereof). The parties' respective covenants and agreements set forth herein shall survive indefinitely unless otherwise set forth therein or herein (except for those set forth in Sections 7.1, 7.2, 7.3, 7.6, 7.8, 7.9, 7.11, 7.12, 7.14, 7.15 and 7.18, each of which will survive until the Cut-off Date). The Initial Closing shall not be deemed in any way to constitute a waiver by any party of any powers, rights or remedies it may have with respect to any obligations of the other parties hereunder, including without limitation with respect to any misrepresentation or breach of warranty known to such party at the time of the Initial Closing. No claim shall be made with respect to any representation, warranty, covenant or agreement after it ceases to survive except that in the event that any member of the Investor Indemnified Group (as defined below) (i) receives notice of or identifies any matter which provides a reasonable basis for a claim to indemnification hereunder within the applicable period provided in this Section 11.1, and (ii) provides notice to the Companies of the receipt of such notice or of the matter so identified, and such claim shall not have been finally resolved before the expiration of the applicable period referred to in this Section 11.1, any representation, warranty, covenant or agreement that is the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity as to such claim until such claim is finally resolved.

         Section 11.2      Indemnification.

         (a) For purposes of this Agreement, "Losses" shall mean all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, diminution in value, costs (including costs of settlement) and expenses (net of insurance reimbursement actually received by the Companies after taking into account any related deductibles and premium increases and net of any tax benefit (such as additional deductions due to increased liability for interest) from the payment or from the related underlying liability with respect to which the payment is made), including without limitation interest, penalties and attorneys' fees and expenses, asserted against, resulting to, or imposed upon or incurred by the Companies or the Investor Indemnified Group, or any member thereof, directly or indirectly, by reason of, relative to, or resulting from any inaccuracy or any representation or warranty or any breach or violation of any covenant or agreement of the Companies or any Subsidiary contained in the Transaction Documents or any certificate or other document delivered by the Companies in connection with the Initial Closing, including, without limitation, any claims relating to the Companies, the Subsidiaries or any properties (former or current) owned, leased or managed by any of the foregoing. Notwithstanding the foregoing, Losses relating to one or more inaccuracies of any representation or warranty (but not with respect to any breach of any covenant or agreement) which would give rise individually to a Loss of less than $100,000 shall be deemed not to be a Loss for which indemnification is required under this Section
11.2 (each such Loss a "De Minimis Exclusion").

         Without limiting the foregoing, Losses shall include, without limitation, payments made in connection with the defense, settlement or disposition of any suit, action, claim or proceeding commenced by a current or former stockholder of any of the Companies arising out of or related to any action or failure to act by the Companies or the Subsidiaries at or prior to the Initial Closing (including without limitation in connection with any registration rights, redemption rights or similar agreement), whether asserted before or after the Initial Closing.

         (b) Prior to the Initial Closing, the Companies severally but not jointly hereby agree, and subsequent to the Initial Closing, Prison Realty hereby agrees to indemnify, defend and hold harmless each Investor and its respective managers, members, officers, employees, affiliates and associates (the "Investor Indemnified Group") from and against any and all Losses (other than Losses covered in Section 11.2(c)) arising from its respective breach (but not a breach by the other); provided, however, that any indemnification in respect of breaches of representations and warranties shall be operative and effective only to the extent the amount of all Losses, in the aggregate, relating thereto, exceed $30 million (the "Trigger Amount"); provided, further, that indemnification in respect of Losses relating to breaches of covenants and agreements will not be subject to the Trigger Amount. Required indemnification payments by the Companies to the Investors under this Section 11.2(b) shall not exceed $150 million; provided, however, that this limitation on indemnification shall not apply to Losses arising out of fraud by or on behalf of the Companies.

         (c) To the extent that Prison Realty shall at any time or from time to time incur Losses arising out of or related to the litigation described in
Section 8(b)(iv) of the Prison Realty Series B

Articles Supplementary (the "Litigation") in excess of an aggregated amount of $50.0 million (the "Litigation Amount"), then the conversion price of the Shares and the exercise price of the Warrants then in effect shall each be reduced by $0.01 for every $1.0 million increment in excess of the Litigation Amount.

         (d) The Companies' obligations, prior to the Initial Closing, and Prison Realty's obligations subsequent to the Initial Closing, to make payments pursuant to this Section 11.2 shall be satisfied as an adjustment to the conversion price of the Initial Shares as provided in Section 8(b)(iii) of the Prison Realty Series B Articles Supplementary and the exercise price of the Warrants as provided in Section 7.1(g) of the Warrant.

         (e) The rights and remedies of the Investors with respect to the representations and warranties of the Companies, including without limitation the matters referred to in this Section 11.2, are limited to their rights under this Article XI, and the Investors shall have no independent or other right or remedies with respect thereto, including without limitation, the right of recission.

         Section 11.3 Terms of Indemnification. The obligations and liabilities of the Companies with respect to Claims by third parties will be subject to the following terms and conditions:

         (a) the Investors will give the Companies prompt notice of any Claims asserted against, resulting to, imposed upon or incurred by the Investors, directly or indirectly, and the Investors will have the right to employ one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Investor and the fees and expenses of such separate counsel, with respect to such Claim, shall be paid by the Company;

         (b) with respect to any Claim to which the Companies and the Investor are specifically named, the Companies on one hand and the Investors on the other will not without the prior written consent of the other (which shall not be unreasonably withheld) settle or compromise any Claim or consent to entry of any judgment relating to any such Claim; and

         (c) the Companies will provide the Investors reasonable access to all records and documents of the Companies relating to any Claim.

                                  ARTICLE XII.
                                 MISCELLANEOUS

         Section 12.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THEREOF.

         Section 12.2 Jurisdiction; Forum; Service of Process; Waiver of Jury Trial. With respect to any suit, action or proceeding ("Proceeding") arising out of or relating to this agreement each of the Companies and the Investors hereby irrevocably:

         (a) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, the United States District Court for the District of Maryland, or any state court located in the State of Maryland, County of Baltimore (the "Selected Courts") and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise;

         (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Companies or the Investors at their respective addresses referred to in Schedule 1.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and

         (c) waives, to the fullest extent permitted by law, any right it may have to a trial by jury in any Proceeding.

         Section 12.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties' prior written consent; provided, that any (i) transfer of Shares and Warrant Shares permitted hereunder (other than transfers between and among the Investors set forth in Schedule 1.1 hereof, or their respective affiliates) shall not entitle the transferee to the rights of the transferring Investor under this Agreement other than the registration rights pursuant to the Registration Rights Agreement and
(ii) any Investor shall be permitted to assign its rights and obligations under this Agreement to another Investor or any of their respective affiliates, in each case without the consent of any other party hereto.

         Section 12.4 Entire Agreement; Amendment. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior agreements relating to the subject matter hereof including without limitation the Confidentiality Agreement executed among the Companies and certain affiliates of the Investors. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Companies and by the Investors.

         Section 12.5 Notices, Etc. All notices and other communications provided for or permitted hereunder shall be made in writing and delivered by hand delivery, facsimile, or any courier guaranteeing overnight delivery (i) if to the Investors, at the most current address given by the Investor to the Companies by means of a notice given in accordance with the provisions of this
Section 12.5, which address initially is, with respect to the Investors as of the date hereof, the address set forth next to each Investor's name in Schedule 1.1 hereof, with copies to J. Gregory Milmoe, Esq., facsimile number (212) 735-2000; Wilson S. Neely, Esq., facsimile number (212) 455-2502; and Peter T. Healy, Esq., facsimile number
(415) 984-8701, and (ii) if to the Companies, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, facsimile number (615) 263-3010, Attention: Chairman of the Board of Directors, with a copy to Joseph V. Russell, Chairman of the Independent Committee of Prison Realty, facsimile number (615) 872-2322, and Stokes & Bartholomew, P.A., facsimile number (615) 259-1470, Attention:
Elizabeth E. Moore, Esq. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; when receipt is confirmed, if delivered by facsimile; and on the next business day, if timely delivered to a courier guaranteeing overnight delivery.

         Section 12.6 Certain Definitions. As used herein, the following terms shall have the meanings set forth below:

         (a) "affiliate" and "associate" shall have the meanings ascribed to them in Rule 12b-2 promulgated under the Exchange Act;

         (b) "beneficial ownership" shall have the meaning as such term is used in Rule 13d-3 promulgated under the Exchange Act;

         (c) "knowledge" of a party hereto shall mean the knowledge of any director or executive officer after due inquiry;

         (d) "Material Adverse Effect" or "Material Adverse Change" shall mean, when used in connection with any of the Companies, any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results or operations or financial condition of the Companies and their subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to or arising out of (a) the economy or securities markets in general, or (b) this Agreement or the transactions contemplated hereby or the announcement thereof , including, but not limited to, changes in methods of accounting with respect to the financial statements of the Companies permitted by Section 5.2(e) of this Agreement; and

         (e) "Subsidiary" of any of the parties means those entities listed on
Section 13.7(e) of its respective Disclosure Schedule.

         Section 12.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Companies or the Investors upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Companies or the Investors nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Companies or the Investors of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Companies or the Investors shall be cumulative and not alternative.

         Section 12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

         Section 12.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         Section 12.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         Section 12.11 No Public Announcement. None of the Companies, the Subsidiaries or the Investors shall make any press release, public announcement or filing with any Governmental Entity concerning the transactions contemplated by the Transaction Documents, except as and to the extent that any such party shall be obligated to make any such disclosure by this Agreement, by law or by the rules of the NYSE, and then only after consultation with the other regarding the basis of such obligation and the content of such press release, public announcement or filing or as the parties shall mutually agree. The parties agree that the initial press release to be issued with respect to the transactions contemplated by the Transaction Documents shall be in the form heretofore agreed to by the parties.

         Section 12.12     Further Actions; Reasonable Efforts.

         (a) Upon the terms and subject to the conditions hereof, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental or regulatory entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any of the Transaction Documents or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or any Restraint vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents; provided that, in connection with the foregoing, the Companies and the Subsidiaries shall reimburse the Investors for any costs and expenses incurred by them in connection with the foregoing, other than costs and expenses incurred by them with respect to any filings required to be made by them under the HSR Act as the result of their purchase of the Shares.

         (b) In connection with and without limiting the foregoing, the parties shall use reasonable efforts (i) to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transaction Documents or any of the other transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction Documents or any other transaction contemplated thereby, to take all action necessary to ensure that the transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by the Transaction Documents.

         Section 12.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.

                           [SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, each of the undersigned has caused the foregoing Agreement to be executed as of the date first above written.

                             COMPANIES:

                             PRISON REALTY TRUST, INC.


                             By:         /s/ Doctor R. Crants
                                 ---------------------------------------
                                   Name:       Doctor R. Crants
                                   Title:      Chief Executive Officer

                             CORRECTIONS CORPORATION OF
                             AMERICA


                             By:         /s/ Darrell K. Massengale
                                 ---------------------------------------
                                   Name:       Darrell K. Massengale
                                   Title:      CFO and Secretary

                             PRISON MANAGEMENT SERVICES, INC.


                             By:         /s/ Darrell K. Massengale
                                 ---------------------------------------
                                   Name:       Darrell K. Massengale
                                   Title:      President and CEO

                             JUVENILE AND JAIL FACILITY
                             MANAGEMENT SERVICES, INC.


                             By:         /s/ Darrell K. Massengale
                                 ---------------------------------------
                                   Name:       Darrell K. Massengale
                                   Title:      President and CEO

                                  PRISON ACQUISITION COMPANY L.L.C.:


                             By: /s/ Chad R. Pike
                                 ---------------------------------------
                                     Name: Chad R. Pike



                             By: /s/ William B. Doniger
                                 ---------------------------------------
                                     Name: William B. Doniger

                                   SCHEDULE A

                            [INTENTIONALLY OMITTED]

                                   SCHEDULE B

                            [INTENTIONALLY OMITTED]

                                   SCHEDULE C

                            [INTENTIONALLY OMITTED]

                                   SCHEDULE D

                            [INTENTIONALLY OMITTED]

                                   SCHEDULE E

                            [INTENTIONALLY OMITTED]

                                  SCHEDULE 1.1

                            [INTENTIONALLY OMITTED]

                                  SCHEDULE 4.8

                            [INTENTIONALLY OMITTED]

                                 SCHEDULE 5.2(i)

                            [INTENTIONALLY OMITTED]

                                  SCHEDULE 7.1

                            [INTENTIONALLY OMITTED]

                                 SCHEDULE 7.3(b)

                            [INTENTIONALLY OMITTED]

                                  SCHEDULE 7.12

                            [INTENTIONALLY OMITTED]

                                   EXHIBIT A


                               AGREEMENT AND PLAN
                                   OF MERGER




           [included as Item 2.1 to this Current Report on Form 8-K]

                                   EXHIBIT B

                            PRISON REALTY TRUST, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT


THIS IS TO CERTIFY THAT:

        FIRST: Prison Realty Trust, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its Charter as currently in effect and as hereinafter amended.

        SECOND: The following provisions are all the provisions of the Charter of the Corporation currently in effect and as hereinafter amended:

                                    ARTICLE I
                                      NAME

        The name of this corporation shall be Corrections Corporation of America (the "Corporation").

                                   ARTICLE II
                                     PURPOSE

        The purpose for which this Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law as now or hereinafter in force. The Corporation also shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law that are appropriate to promote and attain its purpose.

                                   ARTICLE III
                       PRINCIPAL OFFICE AND RESIDENT AGENT

        The address of the principal office of the Corporation is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, and the address of the resident agent is 300 East Lombard Street, Baltimore, Maryland 21202.

                                   ARTICLE IV
                                    DIRECTORS

        A. General Powers. The business and affairs of the Corporation shall be managed by its Board of Directors and, except as otherwise expressly provided by law, the Bylaws of the Corporation or this Charter, all of the powers of the Corporation shall be vested in the Board of Directors. This Charter shall be construed with the presumption in favor of the grant of power and authority to the directors.

        B. Number of Directors. The Board of Directors shall consist of such number of directors as shall be determined from time to time by resolution of the Board of Directors in accordance with the Bylaws of the Corporation, except as otherwise required by the Charter; provided that the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The Board of Directors shall initially consist of [_______] directors, at least [_______] of which must be Independent Directors. An Independent Director is defined to be an individual who qualifies as a director under the Bylaws of the Corporation but who: (i) is not an officer or employee of the Corporation; (ii) is not the beneficial owner of five percent (5%) or more of any class of equity securities of the Corporation, or any officer, employee or "affiliate" (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such stockholder of the Corporation; or (iii) does not have any economic relationship requiring disclosure under the Exchange Act with the Corporation. The names of the directors of the Corporation are ____________________________. A director need not be a stockholder of the Corporation.

        C. Effect of Increase or Decrease in Directors. In the event of any increase or decrease in the number of directors pursuant to the first sentence of Paragraph B above, each director then serving shall nevertheless continue as a director until the expiration of his term and until his successor is duly elected and qualified or his prior death, retirement, resignation or removal.

        D. Service of Directors. Notwithstanding the provisions of this Article IV, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal.

        E. Removal of Directors. Subject to the rights, if any, of any class or series of stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the votes represented by the shares then entitled to vote in the election of such director. At least thirty (30) days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal shall be sent to the director whose removal will be considered at the meeting.

        F. Directors Elected by Holders of Preferred Stock. During any period when the holders of any series of Preferred Stock (as defined in Article V hereof) have the right to elect additional directors, as provided for or fixed pursuant to the provisions of Article V hereof, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total and authorized number of directors of the Corporation shall automatically be increased by the number of such additional directors, and such holders of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.

                                    ARTICLE V
                                  CAPITAL STOCK

        The total number of shares of stock which the Corporation shall have authority to issue is four hundred fifty million (450,000,000), of which four hundred million (400,000,000) shares are of a class denominated common stock, $0.01 par value per share (the "Common Stock") and fifty million (50,000,000) shares are of a class denominated preferred stock, $0.01 par value per share (the "Preferred Stock"). The aggregate par value of all shares of all classes is $4,500,000. Four million three hundred thousand (4,300,000) shares of the Preferred Stock shall be designated as "8.0% Series A Cumulative Preferred Stock" (the "Series A Preferred Stock").

        The Board of Directors may authorize the issuance by the Corporation from time to time of shares of any class of stock of the Corporation or securities convertible or exercisable into shares of stock of any class or classes for such consideration as the Board of Directors determines, or, if issued as a result of a stock dividend or stock split, without any consideration, and all stock so issued will be fully paid and non-assessable by the Corporation. The Board of Directors may create and issue rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities or property. The Board of Directors may classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

        The Board of Directors, with the approval of a majority of the entire Board of Directors, and without action by the stockholders (other than as may be specified in the Articles Supplementary setting forth the terms of any Preferred Stock), may amend the Charter of the Corporation to increase or decrease the aggregate number of shares of stock of the Corporation (but any such decrease may not decrease the aggregate number of shares of stock then currently outstanding) or the number of shares of stock of any class that the Corporation has authority to issue.

        The Corporation reserves the right to make any amendment to the Charter of the Corporation, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter of the Corporation, of any outstanding shares of stock.

        Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        The following is a description of each of the classes of stock of the Corporation and a statement of the powers, preferences and rights of such stock, and the qualifications, limitations and restrictions thereof:

        A.     Common Stock.

               1. Voting Rights. Each holder of Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the stockholders of the Corporation. Notwithstanding the foregoing, (i) holders of Common Stock shall not be entitled to vote on any proposal to amend provisions of the Charter of the Corporation setting forth the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, or terms or conditions of redemption of a class or series of Preferred Stock if the proposed amendment would not alter the contract rights of the Common Stock, and
        (ii) holders of Common Stock shall not be entitled to notice of any meeting of stockholders at which the only matters to be considered are those as to which such holders have no vote by virtue of this Article V, Section A.1.

               2. Dividends and Rights Upon Liquidation. After the provisions with respect to preferential dividends of any series of Preferred Stock, if any, shall have been satisfied, and subject to any other conditions that may be fixed in accordance with the provisions of this Article V, then, and not otherwise, all Common Stock will participate equally in dividends payable to holders of shares of Common Stock when and as declared by the Board of Directors at their discretion out of funds legally available therefor. In the event of voluntary or involuntary dissolution or liquidation of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock, the holders of Common Stock shall, subject to the additional rights, if any, of the holders of Preferred Stock fixed in accordance with the provisions of this Article V, be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

        B.     Preferred Stock.

               1. Authorization and Issuance. The Preferred Stock may be issued from time to time upon authorization by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors, except as otherwise set forth in the Charter.

               2. Voting Rights. The holders of Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings, except as required by law, as expressly provided for in the Charter, or as expressly provided in the resolution establishing any series thereof.

        C.     Series A Preferred Stock.

               1. Designation and Amount; Fractional Stock; Par Value. There shall be a class of Preferred Stock of the Corporation designated as "8.0% Series A Cumulative Preferred Stock," and the number of shares of stock constituting such series shall be 4,300,000. The Series A Preferred Stock is issuable solely in whole stock and shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and dividends and to have the same benefits as all other holders of Series A Preferred Stock as set forth in this Charter. The par value of each share of Series A Preferred Stock shall be $0.01.

               2. Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

               3. Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation, rank: (i) senior to all classes or series of Common Stock of the Corporation and to all equity securities ranking junior to the Series A Preferred Stock; (ii) on a parity with all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Corporation; and (iii) junior to all existing and future indebtedness of the Corporation. The term "equity securities" does not include convertible debt and securities which rank senior to the Series A Preferred Stock prior to conversion.

               4. Dividends. Holders of the Series A Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of eight percent (8.0%) per annum of the Liquidation Preference, as hereinafter defined (which is equivalent to a fixed annual rate of $2.00 per share). Such dividends shall be cumulative from the date of original issuance and shall be payable quarterly in arrears on the fifteenth day of January, April, July and October of each year (each, a "Dividend Payment Date"), or, if not a business day, the next succeeding business day. Dividends will accrue from the date of original issuance to the first Dividend Payment Date and thereafter from each Dividend Payment Date to the subsequent Dividend Payment Date. A dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last business day of March, June, September and December, respectively, or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date"). The Series A Preferred Stock will rank senior to the Corporation's Common Stock with respect to the payment of dividends.

               No dividends on Series A Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement to which the Corporation is a party, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

               Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are declared. The accrued but unpaid dividends on the Series A Preferred Stock will not bear interest, and holders of shares of Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above.

               Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a distribution in stock of the Corporation's Common Stock or on stock of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends authorized per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such series of Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

               Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Stock or other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock, or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such stock which remains payable.

               5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all stock of other classes or series of Preferred Stock of the Corporation ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of shares of the Series A Preferred Stock and all other such classes or series of Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

               Holders of shares of Series A Preferred Stock will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other trust, corporation or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

               6. Redemption. Shares of the Series A Preferred Stock are not redeemable prior to January 30, 2003. On and after January 30, 2003, the Corporation, at its option upon not less than thirty (30) nor more than sixty (60) days' written notice, may redeem the Series A

        Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. Holders of shares of Series A Preferred Stock to be redeemed shall surrender any certificates representing such shares of Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such stock will terminate, except the right to receive the redemption price. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional stock) or by any other equitable method determined by the Corporation.

               Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

               Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two (2) successive weeks commencing not less than thirty (30) nor more than sixty (60) days prior to the redemption date. A similar notice will be mailed by the Corporation, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A

        Preferred Stock to be redeemed; (iv) the place or places where the certificates representing the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the stock to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

               Immediately prior to any redemption of shares of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock which are redeemed.

               7. Voting Rights. Holders of the shares of Series A Preferred Stock will not have any voting rights, except as set forth below.

               Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for four or more quarterly periods (a "Preferred Dividend Default"), the holders of such Series A Preferred Stock (voting together as a class with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Corporation (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least twenty percent (20%) of the shares of Series A Preferred Stock and the holders of record of at least twenty percent (20%) of the shares of any series of Parity Preferred so in arrears (unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at such subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon affirmative vote of a plurality of the shares of Series A Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the shares of Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred

        Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable (voting together as a class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting together as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

               So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of shares of stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of stock, or (b) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the shares of Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the shares of Series A Preferred Stock remain outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the shares of Series A Preferred Stock and provided further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

               The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

               8. Conversion. Shares of the Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

               9. Definitions. Terms defined in this Article V, Paragraph C shall apply only in respect of the Series A Preferred Stock.

                                   ARTICLE VI
              LIMITATION ON PERSONAL LIABILITY AND INDEMNIFICATION
                           OF DIRECTORS AND OFFICERS.

        To the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors or officers of corporations, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this provision, nor the adoption or amendment of any other provision of the Charter or the Bylaws of the Corporation inconsistent with this provision, shall limit or eliminate in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                   ARTICLE VII
                              OTHER CONSTITUENCIES

        In considering the effect of a potential acquisition of control of the Corporation, the Board of Directors of the Corporation may, but shall not be required to, consider the effect of the potential acquisition of control on: (i) stockholders, employees, suppliers, customers and creditors of the Corporation; and (ii) communities in which offices or other establishments of the Corporation are located.

        THIRD: The amendment to and restatement of the Charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

        FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

        FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article III of the foregoing amendment and restatement of the Charter.

        SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV, Section B of the foregoing amendment and restatement of the charter.

        SEVENTH: The total number of shares of stock which the Corporation has authority to issue is four hundred fifty million (450,000,000) shares, consisting of four hundred million (400,000,000) shares of Common Stock, $0.01 par value per share, and fifty million (50,000,000) shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all shares is $4,500,000.

        EIGHTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation, and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this ___ day of ________, 2000.

ATTEST:                                   PRISON REALTY TRUST, INC.


By:_________________________              By: _________________________ (seal)
Title: Secretary                          Title: President

                                   EXHIBIT C

                       CORRECTIONS CORPORATION OF AMERICA

                           AMENDED AND RESTATED BYLAWS


                                    ARTICLE I

                      OFFICES AND FISCAL AND TAXABLE YEARS

         Section 1. PRINCIPAL OFFICE. The principal office of Corrections Corporation of America (the "Corporation") shall be located at such place or places as the Board of Directors may designate.

         Section 2. ADDITIONAL OFFICES. The Corporation may have additional offices at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

         Section 3. FISCAL AND TAXABLE YEARS. The fiscal and taxable years of the Corporation shall begin on January 1 and end on December 31.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

         Section 1. PLACE. All meetings of stockholders shall be held at the principal office of the Corporation or at such other place as shall be stated in the notice of the meeting.

         Section 2. ANNUAL MEETING. An annual meeting of the stockholders for the election of Directors and the transaction of any business within the powers of the Corporation shall be held during the month of May of each year at a convenient location and on proper notice, on a date and at the time set by the Board of Directors. Failure to hold an annual meeting does not invalidate the Corporation's existence or affect any otherwise valid acts of the Corporation.

         Section 3. SPECIAL MEETINGS. The President, Chairman of the Board, a majority of the Board of Directors or a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or these Bylaws, include the power to call such meetings may call special meetings of the stockholders. The Secretary of the Corporation shall call a special meeting of the stockholders on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

         Section 4. NOTICE. Not less than ten (10) nor more than ninety (90) days before each meeting of stockholders, the Secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail or by presenting it to such stockholder personally or by leaving it at his residence or usual place of business. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at his post office address as it appears on the records of the Corporation, with postage thereon prepaid.

         Section 5. SCOPE OF NOTICE. Any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

         Section 6. ORGANIZATION. At every meeting of the stockholders, the Chairman of the Board, if there be one, shall conduct the meeting or, in the case of vacancy in office or absence of the Chairman of the Board, one of the following officers present shall conduct the meeting in the order stated: the President, the Vice Presidents in their order of rank and seniority and the Secretary, or, in the Secretary's absence, an assistant secretary, or in the absence of both the Secretary and assistant secretaries, a person appointed by the Chairman shall act as Secretary.

         Section 7. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this Section shall not affect any requirement under any statute or the Charter for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the stockholders, the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

         Section 8. VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a Director. Each share of stock may be voted for as many individuals as there are Directors to be elected and for whose election the share of stock is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required herein or by statute or by the Charter. Unless otherwise provided in the Charter, each outstanding share of stock, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

         Section 9. PROXIES. A stockholder may vote the shares of stock owned of record by him, either in person or by proxy. Such proxy shall be filed with the Secretary of the Corporation


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
before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

         Section 10. VOTING OF SHARES OF STOCK BY CERTAIN HOLDERS. Shares of stock of the Corporation registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or director thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares of stock pursuant to a bylaw or a resolution of the governing board of such corporation or other entity or agreement of the partners of the partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares of stock. Any fiduciary may vote shares of stock registered in his name as such fiduciary, either in person or by proxy.

         The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified shares of stock in place of the stockholder who makes the certification.

         Title 3, Subtitle 7 of the Maryland General Corporation Law (the "MGCL"), or any successor statute, shall not apply to any acquisition by any person of shares of stock of the Corporation.

         Section 11. INSPECTORS. At any meeting of stockholders, the chairman of the meeting may, or upon the request of any stockholder shall, appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of shares of stock represented at the meeting based upon their determination of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct the election and voting with impartiality and fairness to all the stockholders.

         Each report of an inspector shall be in writing and signed by him or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares of stock represented at the meeting and the results of the voting shall be prima facie evidence thereof.

         Section 12.       NOMINATIONS AND STOCKHOLDER BUSINESS.

                  (a) Annual Meetings of Stockholders.

                           (1) Nominations of persons for election to the Board
of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 12(a), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 12(a).

                           (2) For nominations or other business to be properly
brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 12, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (y) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (z) the number of each class of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

                           (3) Notwithstanding anything in the second sentence
of paragraph (a)(2) of this Section 12 to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 12 (a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

                  (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that Directors shall be elected at such special meeting, by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 12(b), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 12(b). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position as specified in the Corporation's notice of meeting, if the stockholder's notice containing the information required by paragraph (a)(2) of this Section 12 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

                  (c)      General.

                           (1) Only such persons who are nominated in accordance
with the procedures set forth in this Section 12 shall be eligible to serve as Directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such defective nomination or proposal be disregarded.

                           (2) For purposes of this Section 12, "public
announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 12, 14 or 15(d) of the Exchange Act.

                           (3) Notwithstanding the foregoing provisions of this
Section 12, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12. Nothing in this Section 12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

         Section 13. VOTING BY BALLOT. Voting on any question or in any election may be viva voce unless the presiding officer shall order or any stockholder shall demand that voting be by ballot.

                                   ARTICLE III

                               BOARD OF DIRECTORS

         Section 1. GENERAL POWERS; QUALIFICATIONS; DIRECTORS HOLDING OVER. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. A Director shall be an individual at least 21 years of age who is not under legal disability. Unless otherwise agreed between the Corporation and the Director, each individual Director, including each Independent Director (as defined in the Corporation's Charter), may engage in other business activities of the type conducted by the Corporation and is not required to present to the Corporation investment opportunities presented to such Director (other than those presented to such Director in his or her capacity as a Director of the Corporation) even though the investment opportunities may be within the scope of the Corporation's investment policies. In case of failure to elect Directors at an annual meeting of the stockholders, the Directors holding over shall continue to direct the management of the business and affairs of the Corporation until their successors are elected and qualify.

         Section 2. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. The Directors may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Directors without other notice than such resolution.

         Section 3. SPECIAL MEETINGS. Special meetings of the Directors may be called by or at the request of the Chairman of the Board, the Chief Executive Officer or the President or by a majority of the Directors then in office. The person or persons authorized to call special meetings of the Directors may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Directors called by them.

         Section 4. NOTICE. Notice of any special meeting shall be given by written notice delivered personally, telegraphed or mailed to each Director at his business or residence address. Personally delivered or telegraphed notices shall be given at least two days prior to the meeting. Notice by mail shall be given at least five days prior to the meeting. Telephone notice shall be given at least 24 hours prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. If given by telegram, such notice shall be deemed to be given when the telegram is delivered to the telegraph company. Telephone notice shall be deemed given when the Director is personally given such notice in a telephone call to which he is a party. Neither the business to be transacted at, nor the purpose


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
of, any annual, regular or special meeting of the Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

         Section 5. QUORUM. Except as provided in subsection (b) of Section 6, a majority of the entire Board of Directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such Directors are present at said meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Charter or these Bylaws, the vote of a majority of a particular group of Directors is required for action, a quorum must also include a majority of such group.

         The Directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

         Section 6. VOTING. Except as provided in subsection (d) of Section 2 of
Article IV of these Bylaws, the action of the majority of the Board of Directors present at a meeting at which a quorum is present shall be the action of the Directors, unless the concurrence of a greater proportion is required for such action by the Charter, these Bylaws or applicable statute.

         Section 7. TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

         Section 8. INFORMAL ACTION BY DIRECTORS. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing to such action is signed by each Director and such written consent is filed with the minutes of proceedings of the Board of Directors.

         Section 9. VACANCIES. If for any reason any or all of the Directors cease to be Directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining Directors hereunder (even if fewer than two Directors remain). Except as otherwise provided in the Charter of the
Corporation: (i) any vacancy on the Board of Directors for any cause other than a vacancy created by an increase in the number of Directors shall be filled by a majority of the remaining Directors, even if such majority is less than a quorum; and (ii) any vacancy in the number of Directors created by an increase in the number of Directors may be filled by a majority vote of the entire Board of Directors. Any individual so elected as a Director shall hold office until the next annual meeting of stockholders and until his successor is elected and qualifies.

         Section 10. COMPENSATION. Directors shall not receive any stated salary for their services as Directors but, by resolution of the Board of Directors, may receive cash compensation or a fixed sum of Common Stock of the Corporation for any service or activity they performed or engaged in as Directors. By resolution of the Board of Directors, Directors may receive a fee for and may be reimbursed for expenses in connection with attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof; and for their expenses, if any, in connection with each property visit and any other service or activity performed or engaged in as Directors; but nothing herein contained shall be construed to preclude any Directors from serving the Corporation in any other capacity and receiving compensation therefor.

         Section 11. REMOVAL OF DIRECTORS. The stockholders may, at any time, remove any Director in the manner provided in the Charter.

         Section 12. LOSS OF DEPOSITS. No Director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or shares of stock have been deposited.

         Section 13 SURETY BONDS. Unless required by law, no Director shall be obligated to give any bond or surety or other security for the performance of any of his duties.

         Section 14. NUMBER, TENURE AND QUALIFICATIONS. The number of Directors of the Corporation shall not be less than three (3) nor more than sixteen (16), as determined from time to time by resolution adopted by a majority of the Board of Directors or as required by the Charter of the Corporation. Directors need not be stockholders of the Corporation.

                                   ARTICLE IV

                        COMMITTEES OF BOARD OF DIRECTORS

         Section 1. GENERAL. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, each such committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference: (i) to authorize dividends on stock; (ii) to authorize the issuance of stock (except that, if the Board of Directors has given general authorization for the issuance of stock providing for or establishing a method or procedure for determining the maximum number of shares to be issued, a committee may, in accordance with the general authorization or any stock option or other plan or program adopted by the Board, authorize or fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued); (iii) to recommend to the stockholders any action which requires stockholder approval; (iv) to amend the Bylaws; or (v) to approve any merger or share exchange which does not require stockholder approval.

         Section 2. COMMITTEES. The Board of Directors shall have the following committees, the specific authority and members of which shall be as designated herein or by resolution of the Board of Directors.

                  (a) An Independent Committee, which shall consist solely of Independent Directors and which shall have the authority to approve the actions of the Board of Directors requiring approval by Independent Directors under applicable law.

                  (b) An Audit Committee, which will consist solely of Independent Directors and which shall make recommendations concerning the engagement of independent public accounts, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Corporation's initial accounting controls.

                  (c) A Compensation Committee, which shall determine compensation for the Corporation's executive officers and administer any stock incentive plans adopted by the Corporation.

                  (d) Until the Termination Date (as defined in the Series B Preferred Stock Articles Supplementary), there shall be an Investment Committee, a simple majority of which shall be comprised of all the Series B Preferred Stock Directors (as defined in the Series B Preferred Stock Articles Supplementary). The Investment Committee is hereby expressly delegated the exclusive power of the Board of Directors to: (i) authorize and approve any incurrence, amendment, modification or waiver of indebtedness for borrowed money (including, but not limited to, the refinancing, repurchase or repayment of existing indebtedness); (ii) approve capital expenditures; and (iii) approve acquisitions and business expansions (not subject to stockholder approval) including, but not limited to, approving new management agreements or leases for facilities. In addition, without the affirmative vote of the Investment Committee, the Board of Directors shall not: (i) authorize the declaration of common dividends or the issuance or sale of securities (including rights or options related thereto other than employee options or similar rights approved by the Compensation Committee); (ii) recommend to stockholders any action which requires stockholder approval; (iii) amend the Corporation's Charter or these Bylaws or expand the size of the Board of Directors (except as specifically provided in the Corporation's Charter or in the Series B Preferred Stock Articles Supplementary or the Series C Preferred Stock Articles Supplementary);
(iv) approve the appointment or termination of any executive officer of the Corporation; or (v) approve any merger, consolidation, share exchange or sale of substantial assets which does not require stockholder approval.

         Notwithstanding the foregoing provisions of this Article IV, Section 2(d), the approval of the Investment Committee shall not be required for: (i) issuances of debt or equity securities to the Investors (as defined in the Series B Preferred Stock Articles Supplementary) pursuant to the Purchase Agreement (as defined in the Series B Preferred Stock Articles Supplementary) or pursuant to any other agreements or understandings with the Investors; or (ii) the issuance of rights or warrants pursuant to the Rights Offering (as defined in the Series B Preferred Stock Articles Supplementary) or the purchase of equity securities of the Corporation pursuant to the Rights Offering.

         Section 3. RECORDS OF COMMITTEE MEETINGS. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. The presence of a majority of the total membership of any committee shall constitute a quorum for the transaction of business at any meeting of such committee and the act of a majority of those present shall be necessary and sufficient for the taking of any action at such meeting.

                                    ARTICLE V

                                    OFFICERS

         Section 1. GENERAL PROVISIONS. The officers of the Corporation may consist of a Chairman of the Board, one (1) or more Vice Chairmen of the Company, a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer, one or more assistant treasurers, a Secretary, and one or more assistant secretaries. In addition, the Board of Directors may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his successor is elected and qualifies or until his death, resignation or removal in the manner hereinafter provided. Any two or more offices except President and Vice President may be held by the same person. In their discretion, the Board of Directors may leave unfilled any office except that of President, Secretary and Treasurer. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

         Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed by the Board of Directors if in their judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by giving written notice of his resignation to the Board of Directors, the Chairman of the Board, the President or the Secretary. Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

         Section 3. VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.


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
         Section 4. CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside over the meetings of the Board of Directors and of the stockholders at which he shall be present and shall in general oversee all of the business and affairs of the Corporation. The Chairman of the Board may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed. The Chairman of the Board shall perform such other duties as may be assigned to him by the Board of Directors.

         Section 5. VICE CHAIRMEN OF THE CORPORATION. The Board of Directors may designate one (1) or more Vice Chairmen of the Corporation who shall have such duties and responsibilities as may be assigned to him or them by the Board of Directors.

         Section 6. CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a Chief Executive Officer from among the elected officers. The Chief Executive Officer shall have responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the administration of the business affairs of the Corporation. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside over the meetings of the Board of Directors and of the stockholders at which he shall be present.

         Section 7. CHIEF OPERATING OFFICER. The Board of Directors may designate a Chief Operating Officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Board of Directors or the Chief Executive Officer.

         Section 8. CHIEF DEVELOPMENT OFFICER. The Board of Directors may designate a Chief Development Officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Board of Directors or the Chief Executive Officer.

         Section 9. CHIEF FINANCIAL OFFICER. The Board of Directors may designate a Chief Financial Officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Board of Directors or the Chief Executive Officer.

         Section 10. PRESIDENT. In the absence of the Chairman of the Board and the Chief Executive Officer, the President shall preside over the meetings of the Board of Directors and of the stockholders at which he shall be present. In the absence of a designation of a Chief Executive Officer by the Board of Directors, the President shall be the Chief Executive Officer and shall be ex officio a member of all committees that may, from time to time, be constituted by the Board of Directors. The President may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

         Section 11. VICE PRESIDENTS. In the absence of the President or in the event of a vacancy in such office, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President; and shall perform such other duties as from time to time may be assigned to him by the President or by the Board of Directors. The Board of Directors may designate one or more Vice Presidents as Executive Vice President or as Vice President for particular areas of responsibility.

         Section 12. SECRETARY. The Secretary shall: (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him by the Chief Executive Officer, the President or by the Board of Directors.

         Section 13. TREASURER. The Treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

         The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and Directors, at the regular meetings of the Board of Directors or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation.

         If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, moneys and other property of whatever kind in his possession or under his control belonging to the Corporation.

         Section 14. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or Treasurer, respectively, or by the President or the Board of Directors. The assistant treasurers shall, if required by the Board of Directors, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors.

         Section 15. SALARIES. The salaries of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director.

                                   ARTICLE VI

                      CONTRACTS, LOANS, CHECKS AND DEPOSITS

         Section 1. CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document executed by one or more of the Board of Directors or by an authorized person shall be valid and binding upon the Board of Directors and upon the Corporation when authorized or ratified by action of the Directors.

         Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

         Section 3. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may designate.

                                   ARTICLE VII

                                      STOCK

         Section 1. CERTIFICATES. Each stockholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of stock held by him in the Corporation. Each certificate shall be signed by the President, a Vice President or the Chairman of the Board and countersigned by the Secretary or an assistant secretary or the Treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Corporation. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Corporation shall, from time to time, issue several classes of shares of stock, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate shall contain on its face or back a full statement or summary of such information with respect to the stock of the Corporation as is required by the MGCL. In lieu of such statement or summary, the Corporation may set forth upon the face or back of the certificate a statement that the Corporation will furnish to any stockholder, upon request and without charge, a full statement of such information.

         Section 2. TRANSFERS. Certificates shall be treated as negotiable, and title thereto and to the shares of stock they represent shall be transferred by delivery thereof. No transfers of shares of stock of the Corporation shall be made if (i) void pursuant to any provision of the Charter or (ii) the Board of Directors, pursuant to any provision of the Charter, shall have refused to permit the transfer of such shares of stock. Permitted transfers of shares of stock of the Corporation shall be made on the stock records of the Corporation only upon the instruction of the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or with a transfer agent or transfer clerk, and upon surrender of the certificate or certificates, if issued, for such shares of stock properly endorsed or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, as to any transfers not prohibited by any provision of the Charter or by action of the Board of Directors thereunder, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

         Section 3. REPLACEMENT CERTIFICATE. Any officer designated by the Board of Directors may direct a new certificate to be issued in place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, the officer designated by the Board of Directors may, in his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner's legal representative to advertise the same in such manner as he shall require and/or to give bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

         Section 4. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days, and in the case of a meeting of stockholders not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

         In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not longer than 20 days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten days before the date of such meeting.

         If no record date is fixed and the stock transfer books are not closed for the determination of stockholders, (a) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting, and (b) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Board of Directors declaring the dividend or allotment of rights is adopted.

         When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

         Section 5. STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class of stock held by such stockholder.

         Section 6. FRACTIONAL SHARES OF STOCK; ISSUANCE OF UNITS. The Board of Directors may issue fractional shares of stock or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

                                  ARTICLE VIII

                           DIVIDENDS AND DISTRIBUTIONS

         Section 1. AUTHORIZATION. Dividends and other distributions upon the shares of stock of the Corporation may be authorized and declared by the Board of Directors, subject to the provisions of law and the Charter. Dividends may be paid in cash, property or shares of stock of the Corporation, subject to the provisions of law and the Charter.

         Section 2. CONTINGENCIES. Before payment of any dividends, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may from time to time, in their absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine to be in the best interest of the Corporation; and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

                                   ARTICLE IX

                                      SEAL

         Section 1. SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall have inscribed thereon the name of the Corporation and the year of its formation. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

         Section 2. AFFIXING SEAL. Whenever the Corporation is required to place its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word "(SEAL)" adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

                                    ARTICLE X

                    INDEMNIFICATION AND ADVANCES FOR EXPENSES

         To the maximum extent permitted by Maryland law in effect from time to time, the Corporation, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify (a) any Director or officer or any former Director or officer (including among the foregoing, for all purposes of this Article X and without limitation, any individual who, while a Director or officer and at the express request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer or partner of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) any Director or officer or any former Director or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Corporation shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a Director or officer or former Director or officer made a party to a proceeding by reason of such status, provided that, in the case of a Director or officer, the Corporation shall have received (i) a written affirmation by the Director or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Corporation as authorized by these Bylaws and (ii) a written undertaking by or on the Director's or officer's behalf to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that the applicable standard of conduct was not met. The Corporation may, with the approval of its Directors, provide such indemnification or payment or reimbursement of expenses to any Director or officer or any former Director or officer who served a predecessor of the Corporation and to any employee or agent of the Corporation or a predecessor of the Corporation. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

         Any indemnification or payment or reimbursement of the expenses permitted by these Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the MGCL for directors of Maryland corporations. The Corporation may provide to Directors or officers such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

                                   ARTICLE XI

                                WAIVER OF NOTICE

         Whenever any notice is required to be given pursuant to the Charter or Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                   ARTICLE XII

                               AMENDMENT OF BYLAWS

         Subject to Section 2(d) of Article IV hereof and the Series B Preferred Stock Articles Supplementary, the Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws in accordance with Article III hereof.

                                   EXHIBIT D


                                    ARTICLES
                                  SUPPLEMENTARY

                       CORRECTIONS CORPORATION OF AMERICA

                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $0.01 PER SHARE)

         Corrections Corporation of America, a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority granted to the Board of Directors of the Corporation (the "Board of Directors") by Article V of the charter of the Corporation (the "Charter"), the Board of Directors has classified 14,000,000 shares (the "Shares") of Preferred Stock, as defined in the Charter, as a separate series of shares of Preferred Stock, designated as Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (the "Series B Preferred Stock").

         SECOND: The terms of the Series B Preferred Stock, including the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, as fixed by the Board of Directors are as follows:

         Section 1.   Designation and Amount; Rank.

         (a) The shares of such series shall be designated as the "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock"), and the number of shares constituting such series shall be 14,000,000 shares.
Section 14 sets forth the definitions of certain terms used in these Articles Supplementary.

         (b) The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank: (i) senior (to the extent set forth herein) to all Junior Stock; (ii) on a parity with all Parity Stock, provided that any such Parity Stock (other than the Series A Preferred Stock and the Series C Preferred Stock) that is not approved by the holders of the Series B Preferred Stock in accordance with Section 3(b) hereof shall be deemed to be Junior Stock and not Parity Stock; and (iii) junior to all Senior Stock, provided, however, that any such Senior Stock that is not approved by the holders of the Series B Preferred Stock in accordance with Section 3(b) hereof shall be deemed to be Junior Stock and not Senior Stock.

         Section 2.   Dividends and Distributions.

         (a) Subject to the preferential rights of all Senior Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of twelve percent (12%) per annum of the Stated Amount (initially equivalent to a fixed annual rate of $3.00 per share of Series B Preferred Stock). Dividends on shares of Series B Preferred Stock shall accrue and be cumulative from the Issuance Date. Dividends shall be payable quarterly in arrears when and as declared by the Board of Directors on each Dividend Payment Date (or, if such Dividend Payment Date is not a Business Day, the first (1st) Business Day following the Dividend Payment Date) in respect of the Dividend Period ending on such Dividend Payment Date (but without including such Dividend Payment Date) commencing on the first Dividend Payment Date and continuing for so long as the Series B Preferred Stock is outstanding. If cash dividends on the Series B Preferred Stock are in arrears and unpaid for a period of 60 days or more (a "Dividend Default"), then dividends shall accrue at the rate of eighteen percent (18%) per annum of the Stated Amount, compounded quarterly (the "Default Rate") from the last Dividend Payment Date on which cash dividends were to be paid until such time as cash dividends are once again paid in full with respect to the current quarterly dividend. Until unpaid Accrued Dividends have been paid in full, they shall be added to the Stated Amount for purposes of calculating future dividend payments. Any reference herein to "cumulative dividends" or "Accrued Dividends" or similar phrases means that such dividends are fully cumulative and accumulate and accrue on a daily basis (computed on the basis of a 360-day year of twelve 30-day months), whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If an Accrued Dividend is not paid in cash within twelve (12) months of the Dividend Payment Date on which such dividend was first due, such Accrued Dividend shall represent a permanent adjustment to the Conversion Value whether or not subsequently paid.

         Notwithstanding anything contained herein to the contrary, no dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or Set Apart for Payment by the Corporation at such time as, and to the extent that, the terms and provisions of any agreement to which the Corporation is a party, including any agreement relating to its indebtedness or any provisions of the Corporation's Charter relating to any Senior Stock, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

         (b) In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spin-off) on the Common Stock (other than:
(i) any dividend or distribution of shares of Common Stock covered by Section 8(b)(i); (ii) the Rights Offering or any issuance of rights pursuant to any stockholder rights agreement of the Corporation; or (iii) any dividend or distribution on the Common Stock for which the record date fixed by the Corporation is a date which is prior to the Issuance Date), then, and in each such case (a "Triggering Distribution"), the holders of shares of Series B Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series B Preferred Stock held, in addition to the dividends payable under Section 2(a), the same dividend or distribution received by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series B Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock and shall be in addition to any dividends payable to the holders of Series B Preferred Stock under Section 2(a) hereof.

         (c) For so long as any shares of Series B Preferred Stock are outstanding, no dividends shall be declared by the Board of Directors or paid or Set Apart for Payment by the Corporation on any Parity Stock for any period unless the Accrued Dividends for all Dividend Periods ending on or prior to the date of payment of such dividends on Parity Stock have been or contemporaneously are declared and paid in full, or declared and a sum in cash is Set Apart for Payment on the Series B Preferred Stock. If the full Accrued Dividends are not so paid (or a sum sufficient for such full payment is not so Set Apart for Payment) upon the shares of the Series B Preferred Stock or any Parity Stock, all dividends declared and paid upon shares of the Series B Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared and paid per share on the Series B Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that the Accrued Dividends per share on the Series B Preferred Stock and the accrued dividends per share on such Parity Stock bear to each other.

         (d) For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not declare, pay or Set Apart for Payment any dividend on any of the Junior Stock (other than dividends in Junior Stock to the holders of Junior Stock), or make any payment on account of, or Set Apart for Payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than in exchange for Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options (other than in exchange for Junior Stock) unless the Accrued Dividends on the Series B Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Junior Stock have been or contemporaneously are paid in full or declared and a sum in cash has been Set Apart for Payment.

         (e) For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not (except with respect to dividends as permitted by Section 2(c)) make any payment on account of, or Set Apart for Payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any shares of the Parity Stock or any such warrants, rights, calls or options unless the Accrued Dividends on the Series B Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Parity Stock have been or contemporaneously are paid in full.

         (f) Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock, if not paid on a Series B Dividend Payment Date, will accrue whether or not dividends are declared for such Series B Dividend Payment Date, whether or not the Corporation has earnings and whether or not there are profits, surplus or other funds legally available for the payment of such dividends. Any dividend payment made on shares of Series B Preferred Stock shall first be credited against the current dividend and then against the earliest Accrued Dividend.

         Section 3.   Voting Rights.

         In addition to any voting rights provided elsewhere herein, and any voting rights provided by law, and subject to the provisions of the Charter of the Corporation, the holders of shares of Series B Preferred Stock shall have the following voting rights:

         (a) For so long as any shares of Series B Preferred Stock are outstanding, each share of Series B Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of the Capital Stock of the Corporation of the class into which such share of Series B Preferred Stock is convertible, voting together as a single class with the other shares entitled to vote, at all meetings of the stockholders of the Corporation. With respect to any such vote, each share of Series B Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of Capital Stock of the Corporation of the class into which such share of Series B Preferred Stock is convertible on the record date for such vote.

         (b) Notwithstanding any provision of Maryland law requiring that any action of the holders of shares of the Series B Preferred Stock be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of such shares or votes entitled to be cast by such holders, the action shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares of Series B Preferred Stock outstanding and entitled to vote thereon (the "Requisite Holders"). For so long as any shares of Series B Preferred Stock are outstanding, without first obtaining the approval of the Requisite Holders, voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation shall not: (i) alter or change the rights, preferences or privileges of the Series B Preferred Stock as set forth in these Articles Supplementary or the Series C Preferred Stock as set forth in the Articles Supplementary designating the rights, preferences or privileges of the Series C Preferred Stock so as to affect such shares of Series B Preferred Stock adversely; or (ii) amend, modify or waive any provision of the Charter or the Amended and Restated Bylaws of the Corporation so as to affect such shares of Series B Preferred Stock adversely.

         (c) Until the Termination Date, without first obtaining the approval of the Requisite Holders, voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or, if approval of holders of shares of the Series B Preferred Stock is not required by the MGCL, by written consent of the Requisite Holders, the Corporation shall not: (i) increase or decrease the authorized or issued number of shares of Series B Preferred Stock or Series C Preferred Stock of the Corporation (other than shares issued to holders of Series B Preferred Stock or Series C Preferred Stock, shares issued pursuant to the terms of the Series B Preferred Stock or Series C Preferred Stock, or pursuant to the Rights Offering); (ii) create or authorize, or reclassify any authorized Capital Stock of the Corporation into any new class or series, or any shares of any class or series, of Capital Stock of the Corporation; or (iii) enter into or authorize any transaction constituting a Change of Control.


         Section 4.  Liquidation, Dissolution or Winding Up.

         If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of any order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation, or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation or its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, subject to the prior rights of holders of any Senior Stock, but before any distribution or payment shall be made to holders of Junior Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive, on a parity with holders of Parity Stock, out of the assets of the Corporation legally available for distribution to stockholders, an amount per share of Series B Preferred Stock equal to the greater of: (i) the sum of (1) the Series B Liquidation Preference, and (2) an amount per share of the Series B Preferred Stock (the "Liquidation Lookback Return") equal to an eighteen percent (18%) per annum return on investment on the Stated Amount, compounded quarterly from the Issuance Date until the date of payment of full liquidating distributions upon shares of Series B Preferred Stock pursuant to this Section 4 reduced by the actual return (assuming quarterly compounding) on the Stated Amount over the same period calculated using the dividends actually paid, when paid; or (ii) the sum of (1) the Stated Amount, and (2) the Liquidation Lookback Return. If upon any liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all Parity Stock in the distribution of assets, then the holders of shares of the Series B Preferred Stock and the Parity Stock shall share equally and ratably in any distribution of assets of the Corporation first in proportion to the full liquidating distributions per share to which they would otherwise be respectively entitled and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of the full amount of the greater of the amounts set forth in clause (i) or (ii) above to which they are entitled, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation and shall not be entitled to any other distribution. For the purposes of this Section 4, neither the consolidation, merger or other business combination of the Corporation with or into any other entity or entities nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

         Section 5. Put Right. At any time following the date which is the later of the fifth anniversary of the Issuance Date or the date which is the 91st day following the repayment in full of the Corporation's 12% Senior Notes due 2006 (the "Put Trigger Date"), a holder may give written notice (the "Put Notice") to the Corporation of its intention to sell all, but not less than all, of its Series B Preferred Stock to the Corporation on the 30th Business Day following the date of such notice (the "Put Date") at a cash price per share of Series B Preferred Stock (the "Put Price") equal to the sum of: (1) the Stated Amount; and (2) an amount per share of the Series B Preferred Stock (the "Put Lookback Return") equal to an eighteen percent (18%) per annum return on investment on the Stated Amount, compounded quarterly from the Issuance Date until the Put Date reduced by the actual return (assuming quarterly compounding) on the Stated Amount over the same period calculated using the dividends actually paid, when paid. The holders of shares of Series B Preferred Stock shall be permitted to convert their Series B Preferred Stock into Common Stock at any time prior to the close of business on the last Business Day immediately preceding the later of the Put Date or, if not actually repurchased by the Corporation on the Put Date, the date on which the Series B Preferred Stock is actually repurchased by the Corporation.

         The Put Notice shall state (i) the Put Date and (ii) the number of outstanding shares of Series B Preferred Stock to be redeemed. Promptly following receipt of the Put Notice, the Corporation shall provide written notice to the holder setting forth (i) the Put Price, (ii) the place or places where certificates for such shares of Series B Preferred Stock are to be surrendered for payment of the Put Price, including any procedures applicable to repurchases to be accomplished through book-entry transfers and (iii) that dividends on the shares of Series B Preferred Stock to be repurchased shall cease to accumulate as of the Put Date.

         Upon the Put Date (unless the Corporation shall default in making payment of the appropriate Put Price), whether or not certificates for shares which are the subject of the Put Notice have been surrendered for cancellation, the shares of Series B Preferred Stock to be redeemed shall be deemed to be no longer outstanding, dividends on the shares of Series B Preferred Stock shall cease to accumulate and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for the rights to receive the Put Price but without interest, and, up to the later of (i) the close of business on the first (1st) Business Day preceding the Put Date or (ii) the date on which the shares of Series B Preferred Stock are actually repurchased, the right to convert such shares pursuant to Section 8 hereof.

Section 6.        Call Right.

         (a) Except as provided in this Section 6(a), the Corporation shall have no right to repurchase any shares of Series B Preferred Stock. At any time or from time to time commencing six (6) months following the date which is the later of the fifth anniversary of the Issuance Date or the date which is the 91st day following the repayment in full of the Corporation's 12% Senior Notes due 2006 (the "Call Trigger Date"), the Corporation shall have the right, at its sole option and election, to repurchase, out of funds legally available therefor, all, or part, of the outstanding shares of Series B Preferred Stock by providing written notice (the "Call Notice") of its intention to repurchase all, or part, of the outstanding shares of Series B Preferred Stock on the 30th Business Day following the date of such notice (the "Call Date") at a cash price per share of Series B Preferred Stock (the "Call Price") equal to the sum of:
(1) the Stated Amount; and (2) an amount per share of the Series B Preferred Stock (the "Call Lookback Return") equal to an eighteen percent (18%) per annum return on investment on the Stated Amount, compounded quarterly from the Issuance Date until the Call Date reduced by the actual return (assuming quarterly compounding) on the Stated Amount over the same period calculated using the dividends actually paid, when paid. If less than all shares of Series B Preferred Stock outstanding at the time are to be repurchased by the Corporation pursuant to this Section 6(a), the shares of Series B Preferred Stock to be repurchased shall be selected pro rata; provided, however, that in the event that less than ten percent (10%) of the number of shares of Series B Preferred Stock originally issued are then outstanding, the Corporation shall be required to repurchase all of such outstanding shares if it elects to repurchase any shares pursuant to this Section 6(a). Each holder of shares of Series B Preferred Stock shall be permitted to convert their shares of Series B Preferred Stock into Common Stock at any time prior to the close of business on the last Business Day immediately preceding the later of the Call Date or, if not actually repurchased by the Corporation on the Call Date, the date on which the Series B Preferred Stock is actually repurchased by the Corporation.

         (b) Notwithstanding the provisions of Section 6(a) hereof: (i) the repurchase of shares of Series B Preferred Stock by the Corporation pursuant to this Section 6 shall only be effected by the action of a majority of the directors of the Corporation other than Series B Preferred Stock Directors (as such term is defined in Section 11(c) hereof) of the Corporation; and (ii) the Corporation shall have reserved from its authorized and unissued Common Stock such number of shares of Common Stock as shall be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock into Common Stock.

         (c) The Call Notice shall state: (i) the Call Date; (ii) the Call Price; (iii) the number of such holder's outstanding shares of Series B Preferred Stock to be repurchased by the Corporation; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Call Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (v) that dividends on the shares of Series B Preferred Stock to be repurchased shall cease to accumulate as of the Call Date, or, if such shares are not actually repurchased on such date, the date on which the shares of Series B Preferred Stock are actually repurchased by the Corporation.

         (d) Upon the Call Date (unless the Corporation shall default in making payment of the appropriate Call Price), whether or not certificates for shares which are the subject of the Call Notice have been surrendered for cancellation, the shares of Series B Preferred Stock to be repurchased shall be deemed to be no longer outstanding, dividends on such shares of Series B Preferred Stock shall cease to accumulate and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for the rights to receive the Call Price, without interest, and, up to the later of (i) the close of business on the first (1st) Business Day preceding the Call Date or (ii) the date on which the shares of Series B Preferred Stock are actually repurchased, the right to convert such shares pursuant to Section 8 hereof.

         Section 7.  Redemption Upon a Change of Control.

         (a) In the event there occurs a Change of Control, the Corporation shall, subject to legal availability of funds therefor, offer to redeem all of the outstanding shares of the Series B Preferred Stock held by a holder for an amount per share of Series B Preferred Stock (the "Change of Control Redemption Price") equal to the greater of: (i) the sum of (1) the Series B Liquidation Preference, and (2) an amount per share of the Series B Preferred Stock (the "Change of Control Lookback Return") equal to an eighteen percent (18%) per annum return on investment on the Stated Amount, compounded quarterly from the Issuance Date until the date of the Change of Control reduced by the actual return (assuming quarterly compounding) on the Stated Amount over the same period; or (ii) the sum of (1) the Stated Amount, and (2) the Change of Control Lookback Return. In the event of a Change of Control, each holder of Series B Preferred Stock shall have the right (but not the obligation) to require the Corporation to redeem any or all of the Series B Preferred Stock held by such holder for an amount equal to the Change of Control Redemption Price. Any payments to holders of Series B Preferred Stock exercising the right to redeem shares of Series B Preferred Stock pursuant to this Section 6(a) shall be in preference to holders of Junior Stock.

         (b) Each holder of Series B Preferred Stock shall also be permitted, until the fifth (5th) Business Day following a Change of Control, to convert the shares of Series B Preferred Stock held by such holder into shares of Common Stock in accordance with Section 8 below; provided that any shares of Common Stock issuable upon conversion of any Series B Preferred Stock converted pursuant to this sentence after a Change of Control has occurred shall be entitled to receive the same amount of cash, securities and other property in connection with such Change of Control as the Common Stock outstanding prior to the Change of Control. In the event that any holder does not elect to convert or redeem such holder's shares of Series B Preferred Stock pursuant to the foregoing sentence, such holder shall retain any rights it has to convert or redeem its shares of Series B Preferred Stock in connection with any subsequent Change of Control.

         (c) Within five (5) Business Days following a Change of Control event requiring the Corporation to offer to redeem shares of Series B Preferred Stock pursuant to Section 7(a) herein, the Corporation shall send notice of such offer of redemption by first class mail, postage prepaid, to each holder of record of shares of Series B Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation; provided, however, the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the offer except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. Such notice shall state: (i) the Change of Control Redemption Price; (ii) the place or places where certificates for such shares are to be surrendered for payment of the Change of Control Redemption Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (iii) that dividends on the shares to be redeemed shall cease to accumulate upon the date fixed for redemption by the Corporation (the "Change of Control Redemption Date") unless such shares are not actually redeemed on such date. The Corporation shall publish the fact that it is offering to redeem shares of Series B Preferred Stock through a nationally prominent newswire service on or before the date of mailing any notice of right of redemption. In the event a record holder of shares of Series B Preferred Stock shall elect to require the Corporation to redeem shares of Series B Preferred Stock pursuant to this Section 7, such holder shall deliver within twenty (20) Business Days of the mailing to it of the Corporation's notice described in this Section 7(c), a written notice to the Corporation so stating, specifying the number of shares to be redeemed pursuant to this Section 7. The Corporation shall, in accordance with the terms hereof, redeem the number of shares so specified on the Change of Control Redemption Date. Failure of the Corporation to give any notice required by this Section 7(c), or the formal insufficiency of any such notice, shall not prejudice the rights of any holders of shares of Series B Preferred Stock to cause the Corporation to redeem shares held by them. Notwithstanding the foregoing, the Board of Directors of the Corporation may modify any offer pursuant to this Section 7(c) to the extent necessary to comply with the Exchange Act and the rules and regulations thereunder.

         Section 8.   Conversion Into Common Stock.

         (a) Each share of Series B Preferred Stock may, at the option of the holder thereof, be converted into shares of Common Stock at any time, whether or not the Corporation has given a Call Notice under Section 6 or a notice of an offer to redeem under Section 7, on the terms and conditions set forth in this
Section 8. Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall be convertible in the manner hereinafter set forth into a number of fully paid and nonassessable shares of Common Stock equal to the product obtained by multiplying the Applicable Conversion Rate (as defined below) by the number of shares of Series B Preferred Stock being converted. The "Applicable Conversion Rate" means the quotient obtained by dividing the Conversion Value on the date of conversion by the Conversion Price, as adjusted pursuant to Section 8(b), on the date of conversion.

         (b) The Conversion Price shall be subject to adjustment from time to time as follows:

                  (i) In case the Corporation shall at any time or from time to time after the Issuance Date declare a dividend, or make a distribution, on the outstanding shares of Common Stock, in either case, in shares of Common Stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 8(b)(i) shall become effective: (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution; or (y) in the case of any such subdivision, reclassification, consolidation or combination, at the close of business on the day upon which such corporate action becomes effective.

                  (ii) In case the Corporation shall issue (other than upon the exercise of options, rights or convertible securities) shares of Common Stock (or options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) at a price per share (or having an exercise or conversion price per share) less than the Current Market Price as of the Business Day immediately preceding the Measurement Date, other than (A) issuances in a private placement of securities, other than to an affiliate of the Corporation, at a cash price for the securities sold in such private placement (and the underlying Common Stock, as applicable) of not less than 95% of the Current Market Price thereof, (B) in a transaction to which Section 2(a), 2(b) or 8(b)(i) applies, (C) pursuant to options, deferred shares or other securities under any Existing Benefit Plan or any employee or director benefit plan or program of the Corporation approved by the Board of Directors of the Corporation or shares of Common Stock issued upon the exercise thereof, (D) pursuant to the conversion of the Series B Preferred Stock or the Series C Preferred or as dividends on the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, (E) pursuant to the conversion of all convertible securities previously issued by the Corporation and outstanding on the Issuance Date, or (F) pursuant to the issuance of the Series C Preferred Stock in connection with the Rights Offering (the issuances under clauses (A), (B), (C), (D), (E) and (F) being referred to as "Excluded Issuances"), then, and in each such case, the Conversion Price in effect immediately prior to the Measurement Date shall be reduced so as to be equal to an amount determined by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Measurement Date plus the number of shares of Common Stock (or the number of shares of Common Stock issuable upon the conversion, exchange or exercise of such options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) which the aggregate consideration receivable by the Corporation in connection with such issuance would purchase at such Current Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the Measurement Date plus the number of shares of Common Stock (or the number of shares of Common Stock issuable upon the conversion, exchange or exercise of such options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) so issued. For purposes of this Section 8(b)(ii), the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock or of options, rights, warrants or other convertible securities shall be deemed to be equal to the sum of the gross offering price (before deduction of customary underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon conversion or exercise of any such options, rights, warrants or other convertible securities into shares of Common Stock, less any original issue discount, premiums and other similar incentives which have the effect of reducing the effective price per share. For purposes of this Section 8(b)(ii), such adjustment shall become effective immediately prior to the opening of business on the Business Day immediately following the Measurement Date.

                  (iii) To the extent that the Companies' (as such term is defined in the Purchase Agreement) indemnification obligations pursuant to
Section 11.2(c) of the Purchase Agreement are to be satisfied in the form of a Conversion Price adjustment and not in cash, then the Conversion Price (after giving effect to all previous adjustments) shall be reduced by the amount of any such Loss (as such term is defined in the Purchase Agreement), other than a Loss covered by Section 8(b)(iv) hereof, divided by the number of shares of Common Stock then issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock.

                  (iv) To the extent that the Corporation shall, after the Issuance Date, become obligated to make any Stockholder Litigation Payment (as defined in this Section 8(b)(iv)) with the effect that the aggregate of all Stockholder Litigation Payments shall be in excess of $50.0 million, the Conversion Price then in effect shall be reduced by $0.01 (without regard to any limitation in Section 8(b)(vi) hereof) for every $1.0 million increment by which the Stockholder Litigation Payment shall exceed $50.0 million in the aggregate. For purposes of this Section 8(b)(iv), a "Stockholder Litigation Payment" means
(i) any payment or series of payments (whether paid in cash, in capital stock, in other rights or property or any combination thereof) resulting from an adverse judgment relating to, or a settlement or other disposition of, the following litigation (including for such purposes, successor lawsuits or new lawsuits arising out of the same facts and circumstances): (A) In re Prison Realty Securities Litigation, Civ. No. 3-99-0452 (United States District Court for the Middle District of Tennessee); (B) In re Old CCA Securities Litigation, Civ. No. 3-99-0458 (United States District Court for the Middle District of Tennessee); and (C) Dasburg, S.A. v. Corrections Corporation of America, et al., No. 98-2391-III (Chancery Court for Davidson County, Tennessee), or (ii) any payment or series of payments (whether paid in cash, in capital stock, in other rights or property or any combination thereof) resulting from an adverse judgment relating to, or a settlement or other disposition of, any suit, action, claim or proceeding commenced by a current or former stockholder or creditor of the Corporation arising out of or relating to the transactions contemplated by the Purchase Agreement, including but not limited to the purchase of the shares of Series B Preferred Stock by the Investors, the Combination and the Rights Offering.

                  (v) In addition to the adjustments in Sections 8(b)(i)-(iv) above, the Corporation will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the shares of Common Stock.

                  (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.01; provided, that any adjustments which by reason of this Section 8(b)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

         (c) In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by Section 8(b)(i)), or in case of any consolidation, share exchange or merger of the Corporation with or into another Person, or in case of any sale or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), each share of Series B Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction). In any such case, if necessary, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 8 with respect to rights and interests thereafter of the holders of shares of Series B Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series B Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series B Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine in good faith to be appropriate). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 8 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

         Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, (i) the Surviving Person (as defined in Section 14 hereof), if other than the Corporation, shall assume, by written instrument mailed to each record holder of shares of Series B Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, the obligation to deliver to such holder such cash, property and securities to which, in accordance with the foregoing provisions, such holder is entitled. Nothing contained in this Section 8(c) shall limit the rights of holders of the Series B Preferred Stock to convert the Series B Preferred Stock in connection with the Transaction or to exercise their rights to require the redemption of the Series B Preferred Stock under Section 7.

         (d) The holder of any shares of Series B Preferred Stock may exercise its right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Preferred Stock to be converted duly endorsed to the Corporation in blank accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8. The Corporation will pay any and all documentary, stamp or similar issue or transfer tax and any other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. As promptly as practicable, and in any event within three (3) Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes are inapplicable), the Corporation shall deliver or cause to be delivered (i) certificates registered in the name of such holder representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of receipt of such notice and of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

         (e) Shares of Series B Preferred Stock may be converted at any time; provided, however, that: (i) if the shares of Series B Preferred Stock are the subject of a Put Notice pursuant to Section 5 hereof, such shares may be converted up to the close of business on the later of (A) the last Business Day immediately preceding the Put Date or (B) if not actually repurchased on the Put Date, the date on which the Series B Preferred Stock is actually repurchased;
(ii) if the shares of Series B Preferred Stock are the subject of a Call Notice pursuant to Section 6 hereof, such shares may be converted up to the close of business on the later of (A) the last Business Day immediately preceding the Call Date or (B) if not actually repurchased on the Call Date, the date on which the Series B Preferred Stock is actually repurchased; and (iii) if the shares of Series B Preferred Stock are subject to an offer to redeem upon a Change of Control pursuant to Section 7 hereof, may be converted up to the fifth (5th) Business Day following a Change of Control pursuant to the provisions of Section 7(b) hereof.

         (f) In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of Series B Preferred Stock are deemed to have been converted.

         (g) In case at any time or from time to time the Corporation shall pay any dividend or make any other distribution to the holders of its Common Stock or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right (other than the Rights Offering or any issuance of rights pursuant to any stockholder rights agreement of the Corporation) or there shall be any capital reorganization or reclassification of the Common Stock of the Corporation or consolidation, share exchange or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least twenty (20) days prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series B Preferred Stock at the addresses of each as shown on the books of the Corporation as of the date on which (i) the books of the corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) notice of such reorganization, reclassification, consolidation, share exchange, merger, sale or conveyance, dissolution, liquidation or winding up is given, provided that in the case of any Transaction to which Section 8(c) applies, the Corporation shall give at least thirty (30) days prior written notice as aforesaid. Such notice shall also specify the date, if known, as of which the holders of the Common Stock and of the Series B Preferred Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock or Series B Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance, or participate in such dissolution, liquidation or winding up, as the case may be.

         Section 9.  Reports as to Adjustments.

         Whenever the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible (or the number of votes to which each share of Series B Preferred Stock is entitled) is adjusted as provided in
Section 8, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series B Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Series B Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series B Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

         Section 10.  Reacquired Shares.

         Any shares of Series B Preferred Stock converted, redeemed, repurchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock of the Corporation and may be reissued as part of another series of Preferred Stock of the Corporation subject to the conditions or restrictions on authorizing, creating or issuing any class or series, or any shares of any class or series, set forth in Section 3(b).

         Section 11.  Board of Directors.

         (a) Increase in Size of Board of Directors. Upon the Issuance Date and until the Termination Date, the number of directors of the Corporation shall automatically be increased, as contemplated by Article IV, Paragraph F of the Charter of the Corporation, by the number of directors required by Section 11(b). Upon the Termination Date, the provisions of this Section 11 shall terminate and shall be of no further effect, and Article IV of the Charter of the Corporation,

Articles II and III of the Bylaws of the Corporation and the applicable provisions of the MGCL shall govern the composition and election of the Board of Directors of the Corporation.

         (b) Additional Directors. Upon the Issuance Date, the number of directors of the Corporation shall automatically be increased by an additional six (6) directors (the "Additional Directors"). Four (4) of the Additional Directors shall be designated as "Series B Preferred Stock Directors." The initial Series B Preferred Stock Directors shall be elected by a majority of the entire Board of Directors of the Corporation in office on the Issuance Date, and thereafter, the Series B Preferred Stock Directors shall be elected in accordance with Section 11(c) hereof. Two (2) of the Additional Directors shall be designated as "Outside Directors." The initial Outside Directors shall be elected by a majority of the entire Board of Directors of the Corporation in office on the Issuance Date, and thereafter, the Outside Directors shall be elected in accordance with Section 11(d) hereof. At least two Outside Directors must satisfy the qualifications for an Independent Director, as such term is defined in Article IV, Paragraph B of the Charter of the Corporation.

         (c) Election of Series B Preferred Stock Directors. Until the Termination Date, the applicable number of Series B Preferred Stock Directors (as determined by Section 11(f) hereof) shall be elected as provided for in this
Section 11(c). Pursuant to clause (a)(1)(ii) of Article II, Section 12 of the Bylaws of the Corporation, the Corporation shall cause to exist a nominating committee composed solely of the Series B Preferred Stock Directors then in office for the purpose of nominating the Corporation's nominees as Series B Preferred Stock Directors (the "Series B Preferred Stock Director Nominating Committee"). Prior to each annual meeting of stockholders, the Corporation's nominees for Series B Preferred Stock Directors shall be nominated by the Series B Preferred Stock Director Nominating Committee. The Series B Preferred Stock Directors shall be elected by a plurality of the votes cast by holders of shares of Series B Preferred Stock, voting as a separate class, present in person or represented by proxy at such meeting or by consent, and entitled to vote on the election of Series B Preferred Stock Directors. Each Series B Preferred Stock Director so elected shall hold office for a term expiring at the next annual meeting following the annual meeting of stockholders at which such director was elected and until his successor is duly elected and qualified, subject to his earlier death, disqualification, resignation or removal. Each Series B Preferred Stock Director may be removed from office, with or without cause, by majority vote of the outstanding shares of Series B Preferred Stock voting at a meeting or acting by written consent.

         (d) Election of Outside Directors. Until the Termination Date, the Outside Directors shall be elected as provided for in this Section 11(d). Pursuant to clause (a)(1)(ii) of Article II, Section 12 of the Bylaws of the Corporation, the Corporation shall cause to exist a nominating committee composed of each of the Series B Preferred Stock Directors then in office and the same number (but not less than one (1)) of the Remaining Directors (as defined in Section 11(e) below) then in office (who shall be elected by a majority vote of the Remaining Directors) for the purpose of nominating the Corporation's nominees as Outside Directors (the "Outside Director Nominating Committee"). Prior to each annual meeting of stockholders, the Corporation's nominees for Outside Directors shall be nominated by the Outside Director Nominating Committee. The Outside Directors shall be elected by a plurality of the votes cast by holders of shares of Series B Preferred Stock and Common Stock, voting as a single class, present in person or represented by proxy at such meeting, and entitled to vote on such election of Outside Directors. Each Outside Director so elected shall hold office for a term expiring at the next annual meeting following the annual meeting of stockholders at which such director was elected and until his successor is duly elected and qualified, subject to his earlier death, disqualification, resignation or removal.

         (e) Election of Remaining Directors. Until the Termination Date, the directors of the Corporation other than the Additional Directors (the "Remaining Directors") shall be elected as provided for in this Section 11(e). Pursuant to clause (a)(1)(ii) of Article II, Section 12 of the Bylaws of the Corporation, the Corporation shall cause to exist a nominating committee composed of the Remaining Directors then in office for the purpose of nominating the Corporation's nominees as Remaining Directors (the "Remaining Director Nominating Committee"). Prior to each annual meeting of stockholders, the Corporation's nominees for Remaining Directors shall be nominated by the Remaining Director Nominating Committee. The Remaining Directors shall be elected by a plurality of the votes cast by holders of shares of Series B Preferred Stock, Common Stock, and any other class of Capital Stock entitled to vote thereon voting as a single class, present in person or represented by proxy at such meeting, and entitled to vote on such election of Remaining Directors. Each Remaining Director so elected shall hold office for a term expiring at the next annual meeting following the annual meeting of stockholders at which such director was elected and until his successor is duly elected and qualified, subject to his earlier death, disqualification, resignation or removal.

         (f)      Reduction in Number of Series B Preferred Stock Directors.

                  (i) Reduction Upon Decrease in Ownership Percentage. Until the Termination Date, and if and for so long as the number of shares of Series B Preferred Stock outstanding constitutes at least fifty percent (50%) of the number of shares of Series B Preferred Stock initially outstanding, the number of Series B Preferred Stock Directors will be four (4). At the next annual meeting following such time as the number of shares of Series B Preferred Stock outstanding constitutes less than twenty-five percent (25%) but more than ten percent (10%) of the shares of Series B Preferred Stock initially outstanding, the number of Series B Preferred Stock Directors will be reduced to two (2). At the next annual meeting following such time as the number of shares of Series B Preferred Stock outstanding constitutes less than ten percent (10%) of the shares of Series B Preferred Stock initially outstanding, the number of Series B Preferred Stock Directors will be reduced to zero (0). Any reduction in the number of Series B Preferred Stock Directors shall increase the number of Outside Directors by the same amount. Series B Preferred Stock Directors whose terms are expiring as a result of this provision may be nominated for election as Outside Directors.

                  (ii) Notice of Transfer. In determining the number of Series B Preferred Stock Directors, the Corporation shall at all times be entitled to rely conclusively on the stockholders register. Upon any such reduction, the Series B Preferred Stock Directors then in office shall be entitled to give prompt notice to the Board of Directors identifying which Series B Preferred Stock Director(s) shall have his or her term concluded. Absent such notice, a majority of the other Directors shall designate the Series B Preferred Stock Director(s) whose term shall be concluded at the next annual meeting.

         (g) Vacancies. Until the Termination Date, subject to the rights, if any, of the holders of any class or series of stock to elect directors and to fill vacancies in the Board of Directors relating thereto and except as set forth in Section 11(b), any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a director, shall be filled: (i) in the case of the Series B Preferred Stock Directors, either (A) by the nomination of the Series B Preferred Stock Director Nominating Committee and election by the same stockholder vote as is required for the election of Series B Preferred Stock Directors at any regular meeting or at any special meeting called for that purpose or (B) by the vote of a majority of all of the remaining Series B Preferred Stock Directors then in office at any regular meeting or at any special meeting called for that purpose; (ii) in the case of the Outside Directors, either (A) by the nomination of the Outside Director Nominating Committee and election by the same stockholder vote as is required for the election of the Outside Directors at any regular meeting or at any special meeting called for that purpose or (B) by the vote of a majority of all of the Directors then in office at any regular meeting or at any special meeting called for that purpose; or (iii) in the case of the Remaining Directors, either (A) by the nomination of the Remaining Director Nominating Committee and election by the same stockholder vote as is required for the election of Remaining Directors at any regular meeting or at any special meeting called for that purpose or (B) by the majority vote of all the continuing Remaining Directors then in office at any regular meeting or at any special meeting called for that purpose. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified or until such director's earlier resignation or removal.

         Section 12. Appointment of Directors Upon Dividend Payment Failure or Failure to Honor Put Rights.

         If and as long as (i) dividends on the Series B Preferred Stock shall be in arrears and unpaid for four (4) Dividend Periods (a "Dividend Payment Failure") or (ii) the Corporation fails to honor the put provisions of Section 5 hereof or the Change in Control Redemption provisions of Section 7 hereof (collectively, a "Put Default"), the holders of such Series B Preferred Stock (voting together as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of three (3) additional directors of the Corporation (the "Default Directors") at a special meeting called by the holders of record of at least twenty percent (20%) of the shares of Series B Preferred Stock and the holders of record of at least twenty percent (20%) of the shares of any series of Parity Stock so in arrears (unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at such subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof Set Apart for Payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series B Preferred Stock and shares of Parity Stock upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Default Directors shall be elected upon affirmative vote of a plurality of the shares of Series B Preferred Stock and such Parity Stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when (i) all accumulated dividends and the dividend for the then current dividend period on the shares of Series B Preferred Stock shall have been paid in full or Set Apart for Payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Dividend Payment Failure) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or Set Apart for Payment in full on all series of Parity Stock upon which like voting rights have been conferred and are exercisable, or (ii) the Corporation shall have fully complied with the provisions of Section 5 or 6 the failure of which to comply with gave rise to the right to elect Default Directors, the term of office of each Default Director so elected shall immediately terminate. Any Default Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock and all series of Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a class). So long as a Dividend Payment Failure or Put Default shall continue, any vacancy in the office of a Default Director may be filled by written consent of the Default Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting together as a class with all series of Parity Stock upon which like voting rights have been conferred and are exercisable). The Default Directors shall each be entitled to one vote per director on any matter.

         Section 13. Compliance With Regulatory Requirements.

         To the extent that any holder of shares of the Series B Preferred Stock or any assignee or transferee of such holder (each, a "Holder") is required under applicable law or regulation (including, but not limited to, the Bank Holding Company Act of 1956, as amended, and as it may be further amended (the "BHCA")) to modify the terms of the shares of the Series B Preferred Stock (including these Articles Supplementary), or to defer until such Holder qualifies as a "financial holding company" under the BHCA receipt of certain rights and privileges associated with the shares of the Series B Preferred Stock, including the right to influence the management or policies of the Corporation in order to conform to the requirements of such law or regulation, the Corporation will cooperate with such Holder to take such steps as may be reasonably necessary to conform the investment represented by the shares of the Series B Preferred Stock (including these Articles Supplementary) held by that Holder to the requirements of such law or regulation; provided, however, that the Corporation shall not be required to make any material changes to the economic terms of the shares of the Series B Preferred Stock and/or to enable such Holder, after such Holder qualifies as a "financial holding company" under the BHCA, to exercise to the maximum extent then permissible under the BHCA, the rights and privileges associated with the shares of Series B Preferred Stock.

         Section 14.  Definitions.

         For the purposes of these Articles Supplementary, the following terms shall have the meanings indicated below:

         "Accrued Dividends" to a particular date (the "Applicable Date") means all dividends accrued but not paid on the Series B Preferred Stock pursuant to
Section 2(a), whether or not earned or declared, accrued to the Applicable Date.

         "Additional Director" shall have the meaning set forth in Section 10(b) hereof.

         "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

         "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

         "Bylaws" means the bylaws of the Corporation, as in effect from time to time.

         "Call Date" shall have the meaning set forth in Section 6(a) hereof.

         "Call Lookback Return" shall have the meaning set forth in Section 6(a) hereof.

         "Call Notice" shall have the meaning set forth in Section 6(a) hereof.

         "Call Price" shall have the meaning set forth in Section 6(a) hereof.

         "Call Trigger Date" shall have the meaning set forth in Section 6(a) hereof.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

         "Change of Control" means any of the following:

         (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the "Acquiring Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by (i) the Corporation or any of its subsidiaries, (ii) any employee benefit plan (or related trust) of the Corporation or its subsidiaries or (iii) any corporation with respect to which, following such acquisition, more than 50% of the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by individuals and entities who, immediately prior to such acquisition, were the beneficial owners of then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

         (b) the approval by the stockholders of the Corporation of a reorganization, merger, share exchange or consolidation, in each case, with respect to which of the individuals and entities who were the record owners of the voting securities of the Corporation immediately prior to such reorganization, merger, share exchange or consolidation do not, following such reorganization, merger, share exchange or consolidation, own, directly or indirectly, more than 50% of the voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or persons fulfilling a comparable role) of the entity resulting from such reorganization, merger or consolidation; or

         (c) the sale or other disposition of assets representing 50% or more of the assets of the Corporation in one transaction or series of related transactions.

         "Change of Control Lookback Return" shall have the meaning set forth in
Section 7(a) hereof.

         "Change of Control Redemption Price" shall have the meaning set forth in Section 7(a) hereof.

         "Charter" means the Amended and Restated Charter of the Corporation as amended by the Articles of Amendment and Restatement set forth as Exhibit B to the Purchase Agreement.

         "Closing Price" per share of Common Stock on any date shall be the last sale price, at 4:30 p.m., Eastern Time, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the NYSE or in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq National Market or American Stock Exchange, as the case may be, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the Closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors and reasonably acceptable to the Requisite Holders.

         "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

         "Conversion Price" shall initially be equal to $6.50, subject to adjustment as provided in Section 7(b).

         "Conversion Value" per share of Series B Preferred Stock shall be an amount equal to the Stated Amount plus all Accrued Dividends thereon to the date of conversion or redemption, as the case may be.

         "Current Market Price" per share of Common Stock on any date shall be the average of the Closing Prices of a share of Common Stock for the five consecutive Trading Days selected by the Corporation commencing not less than ten (10) Trading Days nor more than twenty (20) Trading Days before the date in question. If on any such Trading Day the Common Stock is not quoted by any organization referred to in the definition of Closing Price, the Current Market Price of the Common Stock on such day shall be determined by agreement between the Corporation and the Requisite Holders, provided that if such agreement is not reached within ten (10) Business Days, such dispute shall be submitted for final determination to a mutually acceptable investment banking firm of national reputation familiar with the valuation of companies substantially similar to the Corporation (the "Investment Banking Firm"). In the event that the Corporation and the Requisite Holders cannot agree on a mutually acceptable Investment Banking Firm within ten (10) Business Days, the Corporation, on the one hand, and the Requisite Holders, on the other hand, shall each select one Investment Banking Firm, and shall cause such firms to promptly select a third firm within five (5) Business Days. The three Investment Banking Firms so selected shall, by majority vote, render their final determination as promptly as practicable and in any event within twenty (20) Business Days, which determination shall be final and binding on the Corporation and the holder of Series B Preferred Stock.

         "Default Director" shall have the meaning set forth in Section 12 hereof.

         "Dividend Payment Date" means the following dates: (i) the date that is three months after the Issuance Date; (ii) the date that is six months after the Issuance Date; (iii) the date that is nine months after the Issuance Date; (iv) the date that is the first anniversary of the Issuance Date; and the anniversaries of the foregoing dates, provided that no Dividend Payment Date shall occur with respect to shares of Series B Preferred Stock which have actually been redeemed or repurchased by the Corporation.

         "Dividend Payment Failure" shall have the meaning set forth in Section 11 hereof.

         "Dividend Period" means the period from the Issuance Date to the first Dividend Payment Date (but without including such Dividend Payment Date) and, thereafter, each Dividend Payment

Date to the following Dividend Payment Date (but without including such later Dividend Payment Date).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Existing Benefit Plans" means the employee or director benefit plans adopted and administered by the Corporation as of the Issuance Date, including, but not limited to, the employee and director benefit plans assumed by the Corporation in the merger of each of the old Corrections Corporation of America, a Tennessee corporation, and CCA Prison Realty Trust, a Maryland real estate investment trust, with and into the Corporation.

         "Holder" shall have the meaning set forth in Section 14 hereof.

         "Investors" means each of the parties identified in the Purchase Agreement as the "Investors."

         "Issuance Date" means the original date of issuance of Series B Preferred Stock to the Investors.

         "Junior Stock" means all classes of Common Stock of the Corporation and each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation currently existing or hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

         "Liquidation Lookback Return" shall have the meaning set forth in
Section 4 hereof.

         "Measurement Date" means, for purposes of Section 8(b)(ii), (i) in the case of an offering of rights, warrants or options to all or substantially all of the holders of the Common Stock or any other issuance contemplated by such Section where a record date is fixed for the determination of stockholders entitled to participate in such issuance, such record date and (ii) in all other cases, the Business Day immediately preceding the date of issuance of shares of Common Stock (or options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) contemplated by such Section.

         "MGCL" means the Maryland General Corporation Law, as now or hereinafter in force.

         "NYSE" means the New York Stock Exchange, Inc.

         "Outside Director" shall have the meaning set forth in Section 10(b) hereof.

         "Outside Director Nominating Committee" shall have the meaning set forth in Section 10(d) hereof.

         "Parity Stock" means any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created that has been approved by holders of Series B Preferred Stock in accordance with Section 3(b) hereof, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution. The existing Series A Preferred Stock of the Corporation shall constitute Parity Stock of the Corporation ranking on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding up and dissolution. The Series C Preferred Stock of the Corporation shall also constitute Parity Stock of the Corporation ranking on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding up and dissolution.

         "Person" means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

         "Preferred Stock" means the preferred stock, $0.01 par value per share, of the Corporation.

         "Purchase Agreement" means the Securities Purchase Agreement, dated as of December 26, 1999, by and among the Corporation, Corrections Corporation of America, a Tennessee corporation, Prison Management Services, Inc., a Tennessee corporation, and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation, on the one hand, and the Investors, on the other hand.

         "Put Date" shall have the meaning set forth in Section 5 hereof.

         "Put Default" shall have the meaning set forth in Section 12 hereof.

         "Put Lookback Return" shall have the meaning set forth in Section 5 hereof.

         "Put Notice" shall have the meaning set forth in Section 5 hereof.

         "Put Price" shall have the meaning set forth in Section 5 hereof.

         "Put Trigger Date" shall have the meaning set forth in Section 5 hereof.

         "Remaining Director" shall have the meaning set forth in Section 11(e) hereof.

         "Remaining Director Nominating Committee" shall have the meaning set forth in Section 10(e) hereof.

         "Requisite Holders" shall have the meaning set forth in Section 3(b) hereof.

         "Rights Offering" shall have the meaning set forth in Section 7.15 of the Purchase Agreement.

         "Senior Stock" means each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created that has been approved by the holders of Series B Preferred Stock in accordance with Section 3(b) hereof and the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

         "Series A Preferred Stock" means the 8% Series A Cumulative Preferred Stock, $0.01 par value per share, of the Corporation, the terms of which are set forth in the Charter of the Corporation.

         "Series B Liquidation Preference" means, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of a Change of Control, an amount per share of Series B Preferred Stock equal to the amount the holders of the Series B Preferred Stock would have received had they converted their Series B Preferred Stock into Common Stock immediately prior to such voluntary or involuntary liquidation, dissolution or winding up or immediately prior to such Change of Control.

         "Series B Preferred Stock" the Series B Cumulative Convertible Preferred Stock of the Corporation, $0.01 par value per share, the terms of which are set forth in these Articles Supplementary.

         "Series B Preferred Stock Director" shall have the meaning set forth in
Section 10(b) hereof.

         "Series B Preferred Stock Director Nominating Committee" shall have the meaning set forth in Section 10(c) hereof.

         "Series C Preferred Stock" means the Series C Cumulative Convertible Preferred Stock of the Corporation, $0.01 par value per share, the terms of which are set forth in Articles Supplementary to the Charter of the Corporation.

         "Set Apart for Payment" means the Corporation shall have irrevocably deposited with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $1,000,000,000, in trust for the exclusive benefit of the holders of shares of Series B Preferred Stock, funds sufficient to satisfy the Corporation's payment obligation.

         "Stated Amount" means $25.00 per share of Series B Preferred Stock.

         "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

         "Surviving Person" means the continuing or surviving Person in a merger, consolidation, other corporate combination or the transfer of all or a substantial part of the properties and assets of the Corporation, in connection with which the Series B Preferred Stock or Common Stock of the Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect Subsidiary of a Person, the parent entity also shall be deemed to be a Surviving Person.

         "Termination Date" shall mean the date that less than ten percent (10%) of the number of shares of Series B Preferred Stock initially outstanding remain outstanding.

         "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is quoted, listed or admitted to trading is open for the transaction of business or, if the Common Stock is not quoted, listed or admitted to trading on any national securities exchange (including the NYSE), any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Trading Price" per share of Common Stock on any date shall be the last sales price, at 4:30 p.m., Eastern Time, for the Common Stock reported on the NYSE (or if the Common Stock is not then quoted thereon, then for the principal national securities exchange on which the Common Stock is listed or admitted to trading) or, if the Common Stock is not quoted on the NYSE and is not listed or admitted to trading on any national securities exchange, in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation and reasonably acceptable to the Requisite Holders.

         "Triggering Distribution" shall have the meaning set forth in Section 2(b) hereof.

         Section 15. References.

         References to numbered sections herein refer to sections of these Articles Supplementary, unless otherwise stated.

         The Series B Preferred Stock has been classified by the Board of Directors of the Corporation under the authority contained in the Charter of the Corporation.

         The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and further, as to all matters or facts required to be verified under oath, the undersigned President acknowledges, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this ______ day of _____________, 2000.


ATTEST:                                      CORRECTIONS CORPORATION OF AMERICA


By:_______________________                   By:________________________(SEAL)
      Secretary                                    President

                                   EXHIBIT E

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A SECURITIES PURCHASE AGREEMENT DATED AS OF DECEMBER 26, 1999 BY AND AMONG PRISON REALTY TRUST, INC., CORRECTIONS CORPORATION OF AMERICA, PRISON MANAGEMENT SERVICES, INC., AND JUVENILE AND JAIL FACILITY MANAGEMENT SERVICES, INC., ON THE ONE HAND, AND PRISON ACQUISITION COMPANY L.L.C., ON THE OTHER HAND (THE "SECURITIES PURCHASE AGREEMENT"), AND A REGISTRATION RIGHTS AGREEMENT DATED AS OF ______________, 2000 BETWEEN PRISON REALTY TRUST, INC., AND
______________________ (THE "REGISTRATION RIGHTS AGREEMENT"), COPIES OF WHICH ARE ON FILE AT THE OFFICES OF THE CORPORATION.

THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THIS WARRANT NOR SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.



                      ------------------------------------

                       CORRECTIONS CORPORATION OF AMERICA

                      FORM OF COMMON STOCK PURCHASE WARRANT

                       -----------------------------------


         This Warrant Certificate certifies that, _____________, or registered assigns (collectively, the "Warrantholder"), is the registered holder of this Common Stock Purchase Warrant expiring on or before the Expiration Date (the "Warrants") to purchase shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Corrections Corporation of America, formerly Prison Realty Trust, Inc., a Maryland corporation (the "Company"). Each Warrant entitles the Warrantholder, upon exercise at any time and from time to time during the period from the date of this Warrant through ___________, 2015 (the "Expiration Date"), to purchase _____________ shares of Common Stock (each such share, a "Warrant Share," and collectively, the "Warrant Shares") at the initial exercise price (the "Exercise Price") of $7.50 payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price, all subject to the terms, conditions and adjustments herein set forth.

         Certain capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 11 hereto or otherwise those meanings ascribed to them in the Securities Purchase Agreement.

         1. Duration and Exercise of Warrant; Limitations on Exercise; Payment of Taxes.

         1.1 Duration and Exercise of Warrant. Subject to the terms and conditions set forth herein, the Warrant may be exercised, either in whole or from time to time in part, at the election of the Warrantholder by:

         (a) the surrender of this Warrant to the Company, with a duly executed Exercise Form (in the form annexed hereto as Exhibit A) specifying the number of Warrant Shares to be purchased, during normal business hours on any Business Day prior to the Expiration Date (as used in this Agreement, "Business Day" shall mean a day other than a Saturday, Sunday or a day on which banking institutions in the State of Maryland are required or authorized to close by applicable law, regulation or executive order; and

         (b) the delivery of payment to the Company, for the account of the Company, by cash, by certified or bank cashier's check or by wire transfer of immediately available funds in accordance with wire instructions that shall be provided by the Company upon request, of the Exercise Price for the number of Warrant Shares specified in the Exercise Form in lawful money of the United States of America.

         Upon such surrender of the Warrants and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Warrantholder, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants. The Company agrees that such Warrant Shares shall be deemed to be issued to the Warrantholder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for the Warrant Shares as aforesaid. All Warrant Certificates surrendered upon exercise of Warrants shall be canceled and disposed of by the Company.

         1.2 Limitations on Exercise. Notwithstanding anything to the contrary herein, this Warrant may be exercised only upon (i) the delivery to the Company of any certificates, legal opinions, and other documents reasonably requested by the Company to satisfy the Company that the proposed exercise of this Warrant may be effected without registration under the Securities Act, and (ii) receipt by the Company of approval of any applicable Governmental Authority of the proposed exercise. The Warrantholder shall not be entitled to exercise this Warrant, or any part thereof, unless and until such approvals, certificates, legal opinions or other documents are reasonably acceptable to the Company. The cost of such approvals, certificates, legal opinions and other documents, if required, shall be borne by the Warrantholder.

         1.3 Warrant Shares Certificate. A stock certificate or certificates for the Warrant Shares specified in the Exercise Form shall be delivered to the Warrantholder within five Business Days after receipt of the Exercise Form and receipt of payment of the Exercise Price for the Warrant Shares. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates, deliver to the Warrantholder a new Warrant evidencing the rights to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical with this Warrant.

         1.4 Payment of Taxes. The issuance of certificates for Warrant Shares upon the exercise of Warrants shall be made without charge to the Warrantholder for any documentary stamp or similar stock transfer or other issuance tax in respect thereto; provided, however, that the Warrantholder shall be required to pay any and all taxes which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the registered Warrantholder as reflected upon the books of the Company.

         1.5      Divisibility of Warrant; Transfer of Warrant.

         (a) This Warrant may only be transferred by the Warrantholder pursuant to the terms and provisions of Section 8.4 of the Securities Purchase Agreement.

         (b) Subject to the provisions of this Section, this Warrant may be divided into warrants of ten thousand shares or multiples thereof, upon surrender at the office of the Company located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, without charge to the Warrantholder. Subject to the provisions of this Section, upon such division, the Warrants may be transferred of record as the then Warrantholder may specify without charge to such Warrantholder (other than any applicable transfer taxes).

         (c) Subject to the provisions of this Section, upon surrender of this Warrant to the Company with a duly executed Assignment Form (in the form annexed hereto as Exhibit B) and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant or Warrants which shall in all material respects be identical with this Warrant, in the name of the assignee named in such Assignment Form, and this Warrant shall promptly be canceled. Prior to any proposed transfer (whether as the result of a division or otherwise) of this Warrant, such Warrantholder shall give written notice to the Company of such Warrantholder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail. The term "Warrant" as used in this Agreement shall be deemed to include any Warrants issued in substitution or exchange for this Warrant.

         2.       Restrictions on Transfer; Restrictive Legends.

         Except as otherwise permitted by this Section 2, each stock certificate for Warrant Shares issued upon the exercise of any Warrant and each stock certificate issued upon the direct or indirect transfer of any such Warrant Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.

         Notwithstanding the foregoing, the Warrantholder may require the Company to issue a Warrant or a stock certificate for Warrant Shares, in each case without a legend, if either (i) such Warrant or such Warrant Shares, as the case may be, have been registered for resale under the Securities Act or (ii) the Warrantholder has delivered to the Company an opinion of legal counsel, which opinion shall be addressed to the Company and be reasonably satisfactory in form and substance to the Company, to the effect that such registration is not required with respect to such Warrant or such Warrant Shares, as the case may be.

         By acceptance of this Warrant, the Warrantholder expressly agrees that it will at all times comply with the restrictions contained in Rule 144(e) under the Securities Act (as in effect on the date hereof) when selling, transferring or otherwise disposing Warrant Shares, even if such restrictions would not then be applicable to the Warrantholder.

         3. Reservation and Registration of Shares, etc. The Company covenants and agrees as follows:

         (a) all Warrant Shares which are issued upon the exercise of this Warrant will, upon issuance, be validly issued, fully paid, and nonassessable, not subject to any preemptive rights, and free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issue thereof, other than taxes with respect to any transfer occurring contemporaneously with such issue;

         (b) during the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved, and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants; and

         (c) the Company will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

         4. Obtaining Stock Exchange Listings. The Company will from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are listed.

         5. Loss or Destruction of Warrant. Subject to the terms and conditions hereof, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of such bond or indemnification as the Company may reasonably require, and, in the case of such mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor.

         6. Ownership of Warrant. The Company may deem and treat the Warrantholder as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer.

         7.       Certain Adjustments.

         7.1 The number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment as follows:

         (a) Stock Dividends. If at any time after the date of the issuance of this Warrant (i) the Company shall fix a record date for the issuance of any stock dividend payable in shares of Common Stock, or (ii) the number of shares of Common Stock shall have been increased by a subdivision or split-up of shares of Common Stock, then, on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or immediately after the effective date of such subdivision or split-up, as the case may be, the number of shares to be delivered upon exercise of this Warrant will be increased so that the Warrantholder will be entitled to receive the number of shares of Common Stock that such Warrantholder would have owned immediately following such action had this Warrant been exercised immediately prior thereto, and the Exercise Price will be adjusted as provided below in paragraph (g).

         (b) Combination of Stock. If the number of shares of Common Stock outstanding at any time after the date of the issuance of this Warrant shall have been decreased by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the number of shares of Common Stock to be delivered upon exercise of this Warrant will be decreased so that the Warrantholder thereafter will be entitled to receive the number of shares of Common Stock that such Warrantholder would have owned immediately following such action had this Warrant been exercised immediately prior thereto, and the Exercise Price will be adjusted as provided below in paragraph (g).

         (c) Reorganization, etc. If any capital reorganization of the Company, any reclassification of the Common Stock, any consolidation of the Company with or merger of the Company with or into any other Person, or any sale or lease or other transfer of all or substantially all of the assets of the Company to any other Person, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, other securities or assets (whether such stock, other securities or assets are issued or distributed by the Company or another Person) with respect to or in exchange for Common Stock, then, upon exercise of this Warrant, the Warrantholder shall have the right to receive the kind and amount of stock, other securities or assets receivable upon such reorganization, reclassification, share exchange or consolidation, merger or sale, lease or other transfer by a holder of the number of shares of Common Stock that such Warrantholder would have been entitled to receive upon exercise of this Warrant had this Warrant been exercised immediately before such reorganization, reclassification, share exchange or consolidation, merger or sale, lease or other transfer, subject to adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section
7. The Company shall not effect any such share exchange or consolidation, merger or sale, lease or other transfer, unless prior to, or simultaneously with, the consummation thereof, the successor Person (if other than the Company) resulting from such share exchange or consolidation or merger, or such Person purchasing, leasing or otherwise acquiring such assets, shall assume, by written instrument, the obligation to deliver to the Warrantholder the shares of stock, securities or assets to which, in accordance with the foregoing provisions, the Warrantholder may be entitled and all other obligations of the Company under this Warrant. The provisions of this paragraph (c) shall apply to successive reorganizations, reclassifications, consolidations, mergers, sales, leasing transactions and other transfers.

         (d) Distributions to all Holders of Common Stock. If the Company shall, at any time after the date of issuance of this Warrant, fix a record date to distribute to all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or assets (not including regular quarterly cash dividends and distributions paid from retained earnings of the Company) or rights or warrants to subscribe for or purchase any of its securities, then the Warrantholder shall be entitled to receive, upon exercise of this Warrant, that portion of such distribution to which it would have been entitled had the Warrantholder exercised its Warrant immediately prior to the date of such distribution. At the time it fixes the record date for such distribution, the Company shall allocate sufficient reserves to ensure the timely and full performance of the provisions of this subsection. The Company shall promptly (but in any case no later than five Business Days prior to the record date of such distribution) give notice to the Warrantholder that such distribution will take place.

         (e) Fractional Shares. No fractional shares of Common Stock shall be issued to any Warrantholder in connection with the exercise of this Warrant. Instead of any fractional shares of Common Stock that would otherwise be issuable to such Warrantholder, the Company will pay to such Warrantholder a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then current Fair Market Value per share of Common Stock.

         (f) Carryover. Notwithstanding any other provision of this Section 7, no adjustment shall be made to the number of shares of Common Stock to be delivered to the Warrantholder if such adjustment represents less than 0.01% of the number of shares to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to 0.01% or more of the number of shares to be so delivered.

         (g)      Exercise Price Adjustments.

                  (i) Whenever the number of Warrant Shares purchasable upon the exercise of this Warrant is adjusted, as herein provided, the Exercise Price payable upon the exercise of this Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares purchasable immediately thereafter.

                  (ii) To the extent that the Company shall, after the date of issuance of this Warrant, become obligated to make any Stockholder Litigation Payment (as defined in this Section 7.1(g)(ii)) with the effect that the aggregate of all Stockholder Litigation Payments shall be in excess of $50.0 million, the Exercise Price then in effect shall be reduced by $0.01 for every $1.0 million increment by which the Stockholder Litigation Payment shall exceed $50.0 million in the aggregate. For purposes of this Section 7.1(g)(ii), a "Stockholder Litigation Payment" means (A) any payment or series of payments (whether paid in cash, in capital stock, in other rights or property or any combination thereof) resulting from an adverse judgment relating to, or a settlement or other disposition of, the following litigation (including for such purposes, successor lawsuits or new lawsuits arising out of the same facts and circumstances): (1) In re Prison Realty Securities Litigation, Civ. No. 3-99-0452 (United States District Court for the Middle District of Tennessee);
(2) In re Old CCA Securities Litigation, Civ. No. 3-99-0458 (United States District Court for the Middle District of Tennessee), and (3) Dasburg, S.A. v. Corrections Corporation of America, et al., No. 98-2391-III (Chancery Court for Davidson County, Tennessee); or (B) any payment or series of payments (whether paid in cash, in capital stock, in other rights or property or any combination thereof) resulting from an adverse judgment relating to, or a settlement or other disposition of, any suit, action, claim or proceeding commenced by a current or former stockholder or creditor of the Company arising out of or relating to the transactions contemplated by the Securities Purchase Agreement, including but not limited to the purchase of the shares of Series B Preferred Stock by the Investors and the Combination, both as defined therein.

                  (iii) The Exercise Price shall be subject to adjustment from time to time as follows:

                  (A) In case the Company shall at any time or from time to time after the date of the issuance of this Warrant declare a dividend, or make a distribution, on the outstanding shares of Common Stock, in either case, in shares of Common Stock, or effect a subdivision, combination, share exchange or consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then, and in each such case, the Exercise Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 7.1(g)(iii)(A) shall become effective: (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution; or (y) in the case of any such subdivision, reclassification, consolidation or combination, at the close of business on the day upon which such corporate action becomes effective.

                  (B) In case the Company shall issue (other than upon the exercise of options, rights or convertible securities) shares of Common Stock (or options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) at a price per share (or having an Exercise Price per share) less than the Fair Market Value as of the business day immediately preceding the Measurement Date, as defined herein, other than (1) issuances in a private placement of securities, other than to an affiliate of the Company, at a price for the securities sold in such private placement (and the underlying Common Stock, as applicable) of not less than 95% of the Fair Market Value thereof, (2) in a transaction of the type described in any of Sections 2(a), 2(b) or 7(b)(i) of the Prison Realty Articles Supplementary relating to the Company's Series B Preferred Stock and setting forth the rights and preferences thereto, (3) pursuant to options, deferred shares or other securities under any employee or director benefit plan or program of the Company approved by the Board of Directors of the Company or shares of Common Stock issued upon the exercise thereof, (4) pursuant to the conversion of the Company's Series B Preferred Stock or the Company's Series C Preferred Stock or as dividends on the Company's Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, (5) pursuant to the conversion of all convertible securities previously issued by the Company and outstanding on the date of the issuance of this Warrant, or (6) pursuant to the issuance of the Series C Preferred Stock in connection with the Rights Offering as such term is defined in Section 7.15 of the Securities Purchase Agreement (the issuances under clauses (1), (2), (3), (4), (5) and (6) being referred to as "Excluded Issuances"), then, and in each such case, the Exercise Price in effect immediately prior to the Measurement Date shall be reduced so as to be equal to an amount determined by multiplying such Exercise Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Measurement Date plus the number of shares of Common Stock (or the number of shares of Common Stock issuable upon the conversion, exchange or exercise of such options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) which the aggregate consideration receivable by the Company in connection with such issuance would purchase at such Fair Market Value and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the Measurement Date plus the number of shares of Common Stock (or the number of shares of Common Stock issuable upon the conversion, exchange or exercise of such options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) so issued. For purposes of this Section 7.1(g)(iii)(B), the aggregate consideration receivable by the Company in connection with the issuance of shares of Common Stock or of options, rights, warrants or other convertible securities shall be deemed to be equal to the sum of the gross offering price (before deduction of customary underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon conversion or exercise of any such options, rights, warrants or other convertible securities into shares of Common Stock, less any original issue discount, premiums and other similar incentives which have the effect of reducing the effective price per share. For purposes of this Section 7.1(b)(iii)(B), such adjustment shall become effective immediately prior to the opening of business on the business day immediately following the Measurement Date.

                  (C) To the extent that the Companies' (as such term is defined in the Securities Purchase Agreement) indemnification obligations pursuant to
Section 11.2(c) of the Securities Purchase Agreement are to be satisfied in the form of an Exercise Price adjustment and not in cash, then the Exercise Price (after giving effect to all previous adjustments) shall be reduced by the amount of any such Loss (as such term is defined in the Securities Purchase Agreement), other than a Loss covered by Section 7.1(g)(ii) hereof, divided by the number of shares of Common Stock then issuable upon exercise of the Warrant.

                  (D) In addition to the adjustments in Sections
7.1(g)(iii)(A)-(C) above, the Company will be permitted to make such reductions in the Exercise Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the shares of Common Stock.

                  (E) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 of the Exercise Price; provided, that any adjustments which by reason of this
Section 7.1(g)(iii)(E) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 7.1 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

         7.2 Notice of Adjustments. Whenever the number of Warrant Shares or the Exercise Price of such Warrant Shares is adjusted, as herein provided, the Company shall promptly give to the Warrantholder notice of such adjustment or adjustments and a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company (which shall be appointed at the Company's expense and may be the independent public accountants regularly employed by the Company) setting forth the number of Warrant Shares and the Exercise Price of such Warrant Shares after such adjustment, a brief statement of the facts requiring such adjustment, and the computation by which such adjustment was made.

         7.3 Effect of Failure to Notify. Failure to file any certificate or notice or to give any notice, or any defect in any certificate or notice, pursuant to Section 7.2 shall not affect the legality or validity of the adjustment to the Exercise Price, the number of shares purchasable upon exercise of this Warrant, or any transaction giving rise thereto.

         8. Reports Under Securities Exchange Act of 1934 (the "Exchange Act"). With a view to making available to the Warrantholder the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Securities and Exchange Commission ("SEC") that may at any time permit the Warrantholder to sell securities of the Company to the public without registration ("Rule 144"), the Company agrees to:

         (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

         (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

         (c) furnish to the Warrantholder, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the sale of such securities without registration.

         9. Amendments. Any provision of this Warrant may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent or approval of the Company and the Warrantholder. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Warrantholder and the Company.

         10. Expiration of the Warrant. The obligations of the Company pursuant to this Warrant shall terminate on the Expiration Date.

         11.      Definitions.

         As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

         "Fair Market Value" shall mean, with respect to a share of Common Stock as of a particular date (the "Determination Date"), the average, rounded to the nearest cent ($0.01), of the closing price per share of the Common Stock on the New York Stock Exchange, for the 20 consecutive trading days ending on the trading day immediately preceding the date in question. If at any time the Common Stock is not listed on any exchange or quoted in the domestic over-the-counter market, the

"Fair Market Value" shall be deemed to be the fair value thereof, as agreed by the Majority of Holders within 20 days of the date on which the determination is to be made.

         "Governmental Authority" shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government having or asserting jurisdiction over a Person, its business or its properties.

         "Person" shall mean any individual, firm, Company, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

         "Measurement Date" shall mean, in the case of an offering of rights, warrants or options to all or substantially all of the holders of the Common Stock or any other issuance contemplated herein, where a record date is fixed for the determination of stockholders entitled to participate in such issuance, such record date and in all other cases, the business day immediately preceding the date of issuance of shares of Common Stock (or options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock).

         12. No Impairment. The Company shall not by any action, including, without limitation, amending the Articles of Incorporation of the Company or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such reasonable actions as may be necessary or appropriate to protect the rights of the Warrantholder against impairment. Without limiting the generality of the foregoing, the Company shall (a) take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (b) provide reasonable assistance to the Warrantholder in obtaining all authorizations, exemptions or consents from any Governmental Authority which may be necessary in connection with the exercise of this Warrant.

         13.      Miscellaneous.

         13.1 Entire Agreement. This Warrant constitutes the entire agreement between the Company and the Warrantholder with respect to the Warrants.

         13.2 Binding Effects; Benefits. This Warrant shall inure to the benefit of and shall be binding upon the Company and the Warrantholder and its respective heirs, legal representatives, successors and assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any Person other than the Company and the Warrantholder, or its respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

         13.3 Section and Other Headings. The section and other headings contained in this Warrant are for reference purposes only and shall not be deemed to be a part of this Warrant or to affect the meaning or interpretation of this Warrant.

         13.4 Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         13.5 Further Assurances. Each of the Company and the Warrantholder shall do and perform all such further acts and things and execute and deliver all such other certificates, instruments and documents as the Company or the Warrantholder may, at any time and from time to time, reasonably request in connection with the performance of any of the provisions of this Warrant.

         13.6 Notices. All notices and other communications required or permitted to be given under this Warrant shall be in writing and shall be deemed to have been duly given if (i) delivered personally or (ii) sent by facsimile or recognized overnight courier or by United States first class certified mail, postage prepaid, to the parties hereto at the following addresses or to such other address as any party hereto shall hereafter specify by notice to the other party hereto:

         if to the Company, addressed to:

         Corrections Corporation of America
         10 Burton Hills Boulevard
         Nashville, Tennessee 37215
         Attention: Chief Financial Officer or Secretary
         Fax Number:  (615) 263-0234

         with a copy to:

         Stokes & Bartholomew, P.A.
         424 Church Street, Suite 2800
         Nashville, Tennessee 37219
         Attention:  Elizabeth E. Moore, Esq.
         Fax Number:  (615) 259-1470


         if to the Warrantholder, addressed to:

         _______________________
         _______________________
         Attention: Chief Financial Officer
         Fax Number: ____________
         with a copy to:

         _______________________
         _______________________
         Attention: _______________
         Fax Number:_____________


         Except as otherwise provided herein, all such notices and communications shall be deemed to have been received (a) on the date of delivery thereof, if delivered personally or sent by facsimile, (b) on the second Business Day following delivery into the custody of an overnight courier service, if sent by overnight courier, provided that such delivery is made before such courier's deadline for next-day delivery, or (c) on the third Business Day after the mailing thereof.

         13.7 Separability. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the terms and provisions of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.

         13.8 Governing Law. THIS WARRANT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF MARYLAND AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO SUCH AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

         13.9 No Rights or Liabilities as Stockholder. Nothing contained in this Warrant shall be deemed to confer upon the Warrantholder any rights as a stockholder of the Company or as imposing any liabilities on the Warrantholder to purchase any securities whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.


                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

                                          CORRECTIONS CORPORATION OF AMERICA



                                          By:_________________________________


Dated:______________________


ATTEST:


By:__________________________________

                                    EXHIBIT A

                                  EXERCISE FORM

                 (To be executed upon exercise of this Warrant)

         The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant, to purchase __________ shares of Common Stock and herewith tenders payment for such Common Stock to the order of Corrections Corporation of America in the amount of $__________, which amount includes payment of the par value for _________ of the Common Stock, in accordance with the terms of this Warrant. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of __________________ and that such certificates be delivered to __________________ whose address is
___________________________________.



Dated:______________

                                         Signature____________________________

                                                  ____________________________
                                                  (Print Name)

                                                  ____________________________
                                                  (Street Address)

                                                  ____________________________
                                                  (City)     (State)  (Zip Code)

Signed in the Presence of:

____________________________

                                    EXHIBIT B

                               FORM OF ASSIGNMENT

               (To be executed only upon transfer of this Warrant)

         For value received, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto ______________________ the right represented by such Warrant to purchase ________________ shares of Common Stock of Corrections Corporation of America to which such Warrant relates and all other rights of the Warrantholder under the within Warrant, and appoints ______________________ Attorney to make such transfer on the books of Corrections Corporation of America maintained for such purpose, with full power of substitution in the premises. This sale, assignment and transfer has been previously approved in writing by Corrections Corporation of America.

Dated:______________

                                         Signature____________________________

                                                  ____________________________
                                                  (Print Name)

                                                  ____________________________
                                                  (Street Address)

                                                  ____________________________
                                                  (City)     (State)  (Zip Code)

Signed in the Presence of:

____________________________

                                   EXHIBIT F

                             ARTICLES SUPPLEMENTARY

                       CORRECTIONS CORPORATION OF AMERICA

                 SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $0.01 PER SHARE)

         Corrections Corporation of America, a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority granted to the Board of Directors of the Corporation (the "Board of Directors") by Article V of the charter of the Corporation (the "Charter"), the Board of Directors has classified 3,000,000 shares (the "Shares") of Preferred Stock, as defined in the Charter, as a separate series of shares of Preferred Stock, designated as Series C Cumulative Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock").

         SECOND: The terms of the Series C Preferred Stock, including the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, as fixed by the Board of Directors are as follows:

         Section 1.   Designation and Amount; Rank.


         (a) The shares of such series shall be designated as the "Series C Cumulative Convertible Preferred Stock" (the "Series C Preferred Stock"), and the number of shares constituting such series shall be 3,000,000 shares. Section 13 sets forth the definitions of certain terms used in these Articles Supplementary.

         (b) The Series C Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank: (i) senior (to the extent set forth herein) to all Junior Stock; (ii) on a parity with all Parity Stock; and (iii) junior to all Senior Stock.

         Section 2. Dividends and Distributions.


         (a) Subject to the preferential rights of all Senior Stock, the holders of shares of Series C Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of twelve percent (12%) per annum of the Stated Amount (initially equivalent to a fixed annual rate of $3.00 per share of Series C Preferred Stock). Dividends on shares of Series C Preferred Stock shall accrue and be cumulative from the Issuance Date. Dividends shall be payable quarterly in arrears when and as declared by the Board of Directors on each Dividend Payment Date (or, if such Dividend Payment Date is not a Business Day, the first (1st) Business Day following the Dividend Payment Date) in respect of the Dividend Period ending on such Dividend

Payment Date (but without including such Dividend Payment Date) commencing on the first Dividend Payment Date and continuing for so long as the Series C Preferred Stock is outstanding. If cash dividends on the Series C Preferred Stock are in arrears and unpaid for a period of 60 days or more (a "Dividend Default"), then dividends shall accrue at the rate of eighteen percent (18%) per annum of the Stated Amount, compounded quarterly, (the "Default Rate") from the last Dividend Payment Date on which cash dividends were to be paid until such time as cash dividends are once again paid in full with respect to the current quarterly dividend. Until unpaid Accrued Dividends have been paid in full, they shall be added to the Stated Amount for purposes of calculating future dividend payments. Any reference herein to "cumulative dividends" or "Accrued Dividends" or similar phrases means that such dividends are fully cumulative and accumulate and accrue on a daily basis (computed on the basis of a 360-day year of twelve 30-day months), whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If an Accrued Dividend is not paid in cash within twelve
(12) months of the Dividend Payment Date on which such dividend was first due, such Accrued Dividend shall represent a permanent adjustment to the Conversion Value whether or not subsequently paid.

         Notwithstanding anything contained herein to the contrary, no dividends on shares of Series C Preferred Stock shall be declared by the Board of Directors or paid or Set Apart for Payment by the Corporation at such time as, and to the extent that, the terms and provisions of any agreement to which the Corporation is a party, including any agreement relating to its indebtedness or any provisions of the Corporation's Charter relating to any Senior Stock, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

         (b) In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spin-off) on the Common Stock (other than:
(i) any dividend or distribution of shares of Common Stock covered by Section 8(b)(i); (ii) the Rights Offering or any issuance of rights pursuant to any stockholder rights agreement of the Corporation; or (iii) any dividend or distribution on the Common Stock for which the record date fixed by the Corporation is a date which is prior to the Issuance Date), then, and in each such case (a "Triggering Distribution"), the holders of shares of Series C Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series C Preferred Stock held, in addition to the dividends payable under Section 2(a), the same dividend or distribution received by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock is convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series C Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock and shall be in addition to any dividends payable to the holders of Series C Preferred Stock under Section 2(a) hereof.

         (c) For so long as any shares of Series C Preferred Stock are outstanding, no dividends shall be declared by the Board of Directors or paid or Set Apart for Payment by the Corporation on any Parity Stock for any period unless the Accrued Dividends for all Dividend Periods ending on or prior to the date of payment of such dividends on Parity Stock have been or contemporaneously are declared and paid in full, or declared and a sum in cash is Set Apart for Payment on the Series C Preferred Stock. If the full Accrued Dividends are not so paid (or a sum sufficient for such full payment is not so Set Apart for Payment) upon the shares of the Series C Preferred Stock or any Parity Stock, all dividends declared and paid upon shares of the Series C Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared and paid per share on the Series C Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that the Accrued Dividends per share on the Series C Preferred Stock and the accrued dividends per share on such Parity Stock bear to each other.

         (d) For so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not declare, pay or Set Apart for Payment any dividend on any of the Junior Stock (other than dividends in Junior Stock to the holders of Junior Stock), or make any payment on account of, or Set Apart for Payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than in exchange for Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options (other than in exchange for Junior Stock) unless the Accrued Dividends on the Series C Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Junior Stock have been or contemporaneously are paid in full or declared and a sum in cash has been Set Apart for Payment.

         (e) For so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not (except with respect to dividends as permitted by Section 2(c)) make any payment on account of, or Set Apart for Payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any shares of the Parity Stock or any such warrants, rights, calls or options unless the Accrued Dividends on the Series C Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Parity Stock have been or contemporaneously are paid in full.

         (f) Notwithstanding anything contained herein to the contrary, dividends on the Series C Preferred Stock, if not paid on a Series C Dividend Payment Date, will accrue whether or not dividends are declared for such Series C Dividend Payment Date, whether or not the Corporation has earnings and whether or not there are profits, surplus or other funds legally available for the payment of such dividends. Any dividend payment made on shares of Series C Preferred Stock shall first be credited against the current dividend and then against the earliest Accrued Dividend.

         Section 3.   Voting Rights.

            In addition to any voting rights provided elsewhere herein, and any voting rights provided by law, and subject to the provisions of the Charter of the Corporation, the holders of shares of Series C Preferred Stock shall have the following voting rights:

         (a) For so long as any shares of Series C Preferred Stock are outstanding, each share of Series C Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of the Capital Stock of the Corporation of the class into which such share of Series C Preferred Stock is convertible, voting together as a single class with the other shares entitled to vote, at all meetings of the stockholders of the Corporation. With respect to any such vote, each share of Series C Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of Capital Stock of the Corporation of the class into which such share of Series C Preferred Stock is convertible on the record date for such vote.




         (b) Notwithstanding any provision of Maryland law requiring that any action of the holders of shares of the Series C Preferred Stock be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of such shares or votes entitled to be cast by such holders, the action shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares of Series C Preferred Stock outstanding and entitled to vote thereon (the "Requisite Holders"). For so long as any shares of Series C Preferred Stock are outstanding, without first obtaining the approval of the Requisite Holders, voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation shall not: (i) alter or change the rights, preferences or privileges of the Series C Preferred Stock as set forth in these Articles Supplementary so as to affect such shares of Series C Preferred Stock adversely; or (ii) amend, modify or waive any provision of the Charter or the Amended and Restated Bylaws of the Corporation so as to affect such shares of Series C Preferred Stock adversely.

         Section 4.  Liquidation, Dissolution or Winding Up.

                  If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of any order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation, or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation or its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, subject to the prior rights of holders of any Senior Stock, but before any distribution or payment shall be made to holders of Junior Stock, the holders of shares of Series C Preferred Stock shall be entitled to receive, on a parity with holders of Parity Stock, out of the assets of the Corporation legally available for distribution to stockholders, an amount per share of Series C Preferred Stock equal to the greater of: (i) the sum of (1) the Series C Liquidation Preference, and (2) an amount per share of the Series C Preferred Stock (the "Liquidation Lookback Return") equal to an eighteen percent (18%) per annum return on investment on the Stated Amount, compounded quarterly from the Issuance Date until the date of payment of full liquidating distributions upon shares of Series C Preferred Stock pursuant to this Section 4 reduced by the actual return (assuming quarterly compounding) on the Stated Amount over the same period calculated using the dividends actually paid, when paid; or (ii) the sum of (1) the Stated Amount, and (2) the Liquidation Lookback Return. If upon any liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all Parity Stock in the distribution of assets, then the holders of shares of the Series C Preferred Stock and the Parity Stock shall share equally and ratably in any distribution of assets of the Corporation first in proportion to the full liquidating distributions per share to which they would otherwise be respectively entitled and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of the full amount of the greater of the amounts set forth in clause (i) or (ii) above to which they are entitled, the holders of shares of Series C Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation and shall not be entitled to any other distribution. For the purposes of this Section 4, neither the consolidation, merger or other business combination of the Corporation with or into any other entity or entities nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

         Section 5.   Put Right.

         At any time following the date which is the later of the fifth anniversary of the Issuance Date or the date which is the 91st day following the repayment in full of the Corporation's 12% Senior Notes due 2006 (the "Put Trigger Date"), a holder may give written notice (the "Put Notice") to the Corporation of its intention to sell all, but not less than all, of its Series C Preferred Stock to the Corporation on the 30th Business Day following the date of such notice (the "Put Date") at a cash price per share of Series C Preferred Stock (the "Put Price") equal to the sum of: (1) the Stated Amount; and (2) an amount per share of the Series C Preferred Stock (the "Put Lookback Return") equal to an eighteen percent (18%) per annum return on investment on the Stated Amount, compounded quarterly from the Issuance Date until the Put Date reduced by the actual return (assuming quarterly compounding) on the Stated Amount over the same period calculated using the dividends actually paid, when paid. The holders of shares of Series C Preferred Stock shall be permitted to convert their Series C Preferred Stock into Common Stock at any time prior to the close of business on the last Business Day immediately preceding the later of the Put Date or, if not

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
actually repurchased by the Corporation on the Put Date, the date on which the Series C Preferred Stock is actually repurchased by the Corporation.

         The Put Notice shall state (i) the Put Date and (ii) the number of outstanding shares of Series C Preferred Stock to be redeemed. Promptly following receipt of the Put Notice, the Corporation shall provide written notice to the holder setting forth (i) the Put Price, (ii) the place or places where certificates for such shares of Series C Preferred Stock are to be surrendered for payment of the Put Price, including any procedures applicable to repurchases to be accomplished through book-entry transfers and (iii) that dividends on the shares of Series C Preferred Stock to be repurchased shall cease to accumulate as of the Put Date.

         Upon the Put Date (unless the Corporation shall default in making payment of the appropriate Put Price), whether or not certificates for shares which are the subject of the Put Notice have been surrendered for cancellation, the shares of Series C Preferred Stock to be redeemed shall be deemed to be no longer outstanding, dividends on the shares of Series C Preferred Stock shall cease to accumulate and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for the rights to receive the Put Price but without interest, and, up to the later of (i) the close of business on the first (1st) Business Day preceding the Put Date or (ii) the date on which the shares of Series C Preferred Stock are actually repurchased, the right to convert such shares pursuant to Section 8 hereof.

         Section 6.        Call Right.

         (a) Except as provided in this Section 6(a), the Corporation shall have no right to repurchase any shares of Series C Preferred Stock. At any time or from time to time commencing six (6) months following the date which is the later of the fifth anniversary of the Issuance Date or the date which is the 91st day following the repayment in full of the Corporation's 12% Senior Notes due 2006 (the "Call Trigger Date"), the Corporation shall have the right, at its sole option and election, to repurchase, out of funds legally available therefor, all, or part, of the outstanding shares of Series C Preferred Stock by providing written notice (the "Call Notice") of its intention to repurchase all, or part, of the outstanding shares of Series C Preferred Stock on the 30th Business Day following the date of such notice (the "Call Date") at a cash price per share of Series C Preferred Stock (the "Call Price") equal to the sum of:
(1) the Stated Amount; and (2) an amount per share of the Series C Preferred Stock (the "Call Lookback Return") equal to an eighteen percent (18%) per annum return on investment on the Stated Amount, compounded quarterly from the Issuance Date until the Call Date reduced by the actual return (assuming quarterly compounding) on the Stated Amount over the same period calculated using the dividends actually paid, when paid. If less than all shares of Series C Preferred Stock outstanding at the time are to be repurchased by the Corporation pursuant to this Section 6(a), the shares of Series C Preferred Stock to be repurchased shall be selected pro rata; provided, however, that in the event that less than ten percent (10%) of the number of shares of Series C Preferred Stock originally issued are then outstanding, the Corporation shall be required to repurchase all of such outstanding shares if it elects to repurchase any shares pursuant to this Section 6(a). Each holder of shares of Series C Preferred Stock shall be permitted to convert their shares of Series C Preferred Stock into Common Stock at any time prior to the close of business on the last Business Day immediately preceding the later of the Call Date or, if not actually repurchased by the Corporation on the Call Date, the date on which the Series C Preferred Stock is actually repurchased by the Corporation.

         (b) Notwithstanding the provisions of Section 6(a) hereof: (i) the repurchase of shares of Series C Preferred Stock by the Corporation pursuant to this Section 6 shall only be effected by the action of a majority of the directors of the Corporation other than Series B Preferred Stock Directors (as such term is defined in Section 11(c) of the Series B Preferred Stock Articles Supplementary) of the Corporation; and (ii) the Corporation shall have reserved from its authorized and unissued Common Stock such number of shares of Common Stock as shall be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock into Common Stock.

         (c) The Call Notice shall state: (i) the Call Date; (ii) the Call Price; (iii) the number of such holder's outstanding shares of Series C Preferred Stock to be repurchased by the Corporation; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Call Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (v) that dividends on the shares of Series C Preferred Stock to be repurchased shall cease to accumulate as of the Call Date, or, if such shares are not actually repurchased on such date, the date on which the shares of Series C Preferred Stock are actually repurchased by the Corporation.

         (d) Upon the Call Date (unless the Corporation shall default in making payment of the appropriate Call Price), whether or not certificates for shares which are the subject of the Call Notice have been surrendered for cancellation, the shares of Series C Preferred Stock to be repurchased shall be deemed to be no longer outstanding, dividends on such shares of Series C Preferred Stock shall cease to accumulate and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for the rights to receive the Call Price, without interest, and, up to the later of (i) the close of business on the first (1st) Business Day preceding the Call Date or (ii) the date on which the shares of Series C Preferred Stock are actually repurchased, the right to convert such shares pursuant to Section 8 hereof.


         Section 7.  Redemption Upon a Change of Control.

         (a) In the event there occurs a Change of Control, the Corporation shall, subject to legal availability of funds therefor, offer to redeem all of the outstanding shares of the Series C Preferred Stock held by a holder for an amount per share of Series C Preferred Stock (the "Change of Control Redemption Price") equal to the greater of: (i) the sum of (1) the Series C Liquidation Preference, and (2) an amount per share of the Series C Preferred Stock (the "Change of Control Lookback Return") equal to an eighteen percent (18%) per annum return on investment on the Stated Amount, compounded quarterly from the Issuance Date until the date of the Change of Control reduced by the actual return (assuming quarterly compounding) on the Stated Amount over the same period; or (ii) the sum of (1) the Stated Amount, and (2) the Change of Control Lookback Return. In the event of a Change of Control, each holder of Series C Preferred Stock shall have the right (but not the obligation) to require the Corporation to redeem any or all of the Series C Preferred Stock held by such holder for an amount equal to the Change of Control Redemption Price. Any payments to holders of Series C Preferred Stock exercising the right to redeem shares of Series C Preferred Stock pursuant to this Section 7(a) shall be in preference to holders of Junior Stock.

         (b) Each holder of Series C Preferred Stock shall also be permitted, until the fifth (5th) Business Day following a Change of Control, to convert the shares of Series C Preferred Stock held by such holder into shares of Common Stock in accordance with Section 8 below; provided that any shares of Common Stock issuable upon conversion of any Series C Preferred Stock converted pursuant to this sentence after a Change of Control has occurred shall be entitled to receive the same amount of cash, securities and other property in connection with such Change of Control as the Common Stock outstanding prior to the Change of Control. In the event that any holder does not elect to convert or redeem such holder's shares of Series C Preferred Stock pursuant to the foregoing sentence, such holder shall retain any rights it has to convert or redeem its shares of Series C Preferred Stock in connection with any subsequent Change of Control.

         (c) Within five (5) Business Days following a Change of Control event requiring the Corporation to offer to redeem shares of Series C Preferred Stock pursuant to Section 7(a) herein, the Corporation shall send notice of such offer of redemption by first class mail, postage prepaid, to each holder of record of shares of Series C Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation; provided, however, the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the offer except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. Such notice shall state: (i) the Change of Control Redemption Price; (ii) the place or places where certificates for such shares are to be surrendered for payment of the Change of Control Redemption Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (iii) that dividends on the shares to be redeemed shall cease to accumulate upon the date fixed for redemption by the Corporation (the "Change of Control Redemption Date") unless such shares are not actually redeemed on such date. The Corporation shall publish the fact that it is offering to redeem shares of Series C Preferred Stock through a nationally prominent newswire service on or before the date of mailing any notice of right of redemption. In the event a record holder of shares of Series C Preferred Stock shall elect to require the Corporation to redeem shares of Series C Preferred Stock pursuant to this
Section 7, such holder shall deliver within twenty (20) Business Days of the mailing to it of the Corporation's notice described in this Section 7(c), a written notice to the Corporation so stating, specifying the number of shares to be redeemed pursuant to this Section 7. The Corporation shall, in accordance with the terms hereof, redeem the number of shares so specified on the Change of Control Redemption Date. Failure of the Corporation to give any notice required by this Section 7(c), or the formal insufficiency of any such notice, shall not prejudice the rights of any holders of shares of Series C Preferred Stock to cause the Corporation to redeem shares held by them. Notwithstanding the foregoing, the Board of Directors of the Corporation may modify any offer pursuant to this Section 7(c) to the extent necessary to comply with the Exchange Act and the rules and regulations thereunder.

         Section 8.   Conversion Into Common Stock.

         (a) Each share of Series C Preferred Stock may, at the option of the holder thereof, be converted into shares of Common Stock at any time, whether or not the Corporation has given a Call Notice under Section 6 or a notice of an offer to redeem under Section 7, on the terms and conditions set forth in this
Section 8. Subject to the provisions for adjustment hereinafter set forth, each share of Series C Preferred Stock shall be convertible in the manner hereinafter set forth into a number of fully paid and nonassessable shares of Common Stock equal to the product obtained by multiplying the Applicable Conversion Rate (as defined below) by the number of shares of Series C Preferred Stock being converted. The "Applicable Conversion Rate" means the quotient obtained by dividing the Conversion Value on the date of conversion by the Conversion Price, as adjusted pursuant to Section 8(b), on the date of conversion.

         (b) The Conversion Price shall be subject to adjustment from time to time as follows:

         (i) In case the Corporation shall at any time or from time to time after the Issuance Date declare a dividend, or make a distribution, on the outstanding shares of Common Stock, in either case, in shares of Common Stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 8(b)(i) shall become effective: (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution; or (y) in the case of any such subdivision, reclassification, consolidation or combination, at the close of business on the day upon which such corporate action becomes effective.

         (ii) In case the Corporation shall issue (other than upon the exercise of options, rights or convertible securities) shares of Common Stock (or options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) at a price per share (or having an exercise or conversion price per share) less than the Current Market Price as of the Business Day immediately preceding the Measurement Date, other than (A) issuances in a private placement of securities, other than to an affiliate of the Corporation, at a cash price for the securities sold in such private placement (and the underlying Common Stock, as applicable) of not less than 95% of the Current Market Price thereof, (B) in a transaction to which Section 2(a), 2(b) or 8(b)(i) applies, (C) pursuant to options, deferred shares or other securities under any Existing Benefit Plan or any employee or director benefit plan or program of the Corporation approved by the Board of Directors of the Corporation or shares of Common Stock issued upon the exercise thereof, (D) pursuant to the conversion of the Series B Preferred Stock or the Series C Preferred or as dividends on the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, (E) pursuant to the conversion of all convertible securities previously issued by the Corporation and outstanding on the Issuance Date, or
(F) pursuant to the issuance of the Series C Preferred Stock in connection with the Rights Offering (the issuances under clauses (A), (B), (C), (D), (E) and (F) being referred to as "Excluded Issuances"), then, and in each such case, the Conversion Price in effect immediately prior to the Measurement Date shall be reduced so as to be equal to an amount determined by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Measurement Date plus the number of shares of Common Stock (or the number of shares of Common Stock issuable upon the conversion, exchange or exercise of such options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) which the aggregate consideration receivable by the Corporation in connection with such issuance would purchase at such Current Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the Measurement Date plus the number of shares of Common Stock (or the number of shares of Common Stock issuable upon the conversion, exchange or exercise of such options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) so issued. For purposes of this Section 8(b)(ii), the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock or of options, rights, warrants or other convertible securities shall be deemed to be equal to the sum of the gross offering price (before deduction of customary underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon conversion or exercise of any such options, rights, warrants or other convertible securities into shares of Common Stock, less any original issue discount, premiums and other similar incentives which have the effect of reducing the effective price per share. For purposes of this Section 8(b)(ii), such adjustment shall become effective immediately prior to the opening of business on the Business Day immediately following the Measurement Date.

                  (iii) To the extent that the Conversion Price (as defined in the Series B Preferred Stock Articles Supplementary) of the Series B Preferred Stock is adjusted pursuant to Section 8(b)(iii) or Section 8(b)(iv) of the Series B Preferred Stock Articles Supplementary, the Conversion Price (as then if effect) of the Series C Preferred Stock shall be adjusted in the same manner and to the same extent.

                  (iv) In addition to the adjustments in Sections 8(b)(i)-(iii) above, the Corporation will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the shares of Common Stock.

                  (v) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.01; provided, that any adjustments which by reason of this Section 8(b)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

         (c) In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by Section 8(b)(i)), or in case of any consolidation, share exchange or merger of the Corporation with or into another Person, or in case of any sale or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), each share of Series C Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series C Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction). In any such case, if necessary, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this
Section 8 with respect to rights and interests thereafter of the holders of shares of Series C Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series C Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series C Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine in good faith to be appropriate). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 8 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

         Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, (i) the Surviving Person (as defined in Section 13 hereof), if other than the Corporation, shall assume, by written instrument mailed to each record holder of shares of Series C Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, the obligation to deliver to such holder such cash, property and securities to which, in accordance with the foregoing provisions, such holder is entitled. Nothing contained in this Section 8(c) shall limit the rights of holders of the Series C Preferred Stock to convert the Series C Preferred Stock in connection with the Transaction or to exercise their rights to require the redemption of the Series C Preferred Stock under Section 7.

         (d) The holder of any shares of Series C Preferred Stock may exercise its right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series C Preferred Stock to be converted duly endorsed to the Corporation in blank accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8. The Corporation will pay any and all documentary, stamp or similar issue or transfer tax and any other taxes that may be payable in respect of any issue or delivery of shares of Common

Stock on conversion of Series C Preferred Stock pursuant hereto. As promptly as practicable, and in any event within three (3) Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes are inapplicable), the Corporation shall deliver or cause to be delivered (i) certificates registered in the name of such holder representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series C Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series C Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of receipt of such notice and of such surrender of the certificate or certificates representing the shares of Series C Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

         (e) Shares of Series C Preferred Stock may be converted at any time; provided, however, that: (i) if the shares of Series C Preferred Stock are the subject of a Put Notice pursuant to Section 5 hereof, such shares may be converted up to the close of business on the later of (A) the last Business Day immediately preceding the Put Date or (B) if not actually repurchased on the Put Date, the date on which the Series C Preferred Stock is actually repurchased;
(ii) if the shares of Series C Preferred Stock are the subject of a Call Notice pursuant to Section 6 hereof, such shares may be converted up to the close of business on the later of (A) the last Business Day immediately preceding the Call Date or (B) if not actually repurchased on the Call Date, the date on which the Series C Preferred Stock is actually repurchased; and (iii) if the shares of Series C Preferred Stock are subject to an offer to redeem upon a Change of Control pursuant to Section 7 hereof, may be converted up to the fifth (5th) Business Day following a Change of Control pursuant to the provisions of Section 7(b) hereof.

         (f) In connection with the conversion of any shares of Series C Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of Series C Preferred Stock are deemed to have been converted.

         (g) In case at any time or from time to time the Corporation shall pay any dividend or make any other distribution to the holders of its Common Stock or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right (other than the Rights Offering or any issuance of rights pursuant to any stockholder rights agreement of the Corporation) or there shall be any capital reorganization or reclassification of the Common Stock of the Corporation or consolidation, share exchange or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least twenty (20) days prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series C Preferred Stock at the addresses of each as shown on the books of the Corporation as of the date on which (i) the books of the corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) notice of such reorganization, reclassification, consolidation, share exchange, merger, sale or conveyance, dissolution, liquidation or winding up is given, provided that in the case of any Transaction to which Section 8(c) applies, the Corporation shall give at least thirty (30) days prior written notice as aforesaid. Such notice shall also specify the date, if known, as of which the holders of the Common Stock and of the Series C Preferred Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock or Series C Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance, or participate in such dissolution, liquidation or winding up, as the case may be.

         Section 9.  Reports as to Adjustments.

                  Whenever the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible (or the number of votes to which each share of Series C Preferred Stock is entitled) is adjusted as provided in Section 8, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series C Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series C Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

         Section 10.  Reacquired Shares.

         Any shares of Series C Preferred Stock converted, redeemed, repurchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock of the Corporation and may be reissued as part of another series of Preferred Stock of the Corporation subject to the conditions or restrictions on authorizing, creating or issuing any class or series, or any shares of any class or series, set forth in Section 3(b).

         Section 11. Appointment of Directors Upon Dividend Payment Failure or Failure to Honor Put Rights.

         If and as long as (i) dividends on the Series C Preferred Stock shall be in arrears and unpaid for four (4) Dividend Periods (a "Dividend Payment Failure") or (ii) the Corporation fails to honor the put provisions of Section 5 hereof or the Change in Control Redemption provisions of Section 7 hereof (collectively, a "Put Default"), the holders of such Series C Preferred Stock (voting together as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of three (3) additional directors of the Corporation (the "Default Directors") at a special meeting called by the holders of record of at least twenty percent (20%) of the shares of Series C Preferred Stock and the holders of record of at least twenty percent (20%) of the shares of any series of Parity Stock so in arrears (unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at such subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof Set Apart for Payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series C Preferred Stock and shares of Parity Stock upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Default Directors shall be elected upon affirmative vote of a plurality of the shares of Series C Preferred Stock and such Parity Stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when (i) all accumulated dividends and the dividend for the then current dividend period on the shares of Series C Preferred Stock shall have been paid in full or Set Apart for Payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Dividend Payment Failure) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or Set Apart for Payment in full on all series of Parity Stock upon which like voting rights have been conferred and are exercisable, or (ii) the Corporation shall have fully complied with the provisions of Section 5 or 6 the failure of which to comply with gave rise to the right to elect Default Directors, the term of office of each Default Director so elected shall immediately terminate. Any Default Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series C Preferred Stock and all series of Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a class). So long as a Dividend Payment Failure or Put Default shall continue, any vacancy in the office of a Default Director may be filled by written consent of the Default Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock when they have the voting rights described above (voting together as a class with all series of Parity Stock upon which like voting rights have been conferred and are exercisable). The Default Directors shall each be entitled to one vote per director on any matter.

         Section 12. Compliance With Regulatory Requirements.

         To the extent that any holder of shares of the Series C Preferred Stock or any assignee or transferee of such holder (each, a "Holder") is required under applicable law or regulation (including, but not limited to, the Bank Holding Company Act of 1956, as amended, and as it may be further amended (the "BHCA")) to modify the terms of the shares of the Series C Preferred Stock (including these Articles Supplementary), or to defer until such Holder qualifies as a "financial holding company" under the BHCA receipt of certain rights and privileges associated with the shares of the Series C Preferred Stock, including the right to influence the management or policies of the Corporation in order to conform to the requirements of such law or regulation, the Corporation will cooperate with such Holder to take such steps as may be reasonably necessary to conform the investment represented by the shares of the Series C Preferred Stock (including these Articles Supplementary) held by that Holder to the requirements of such law or regulation; provided, however, that the Corporation shall not be required to make any material changes to the economic terms of the shares of the Series C Preferred Stock and/or to enable such Holder, after such Holder qualifies as a "financial holding company" under the BHCA, to exercise to the maximum extent then permissible under the BHCA, the rights and privileges associated with the shares of Series C Preferred Stock.

         Section 13.  Definitions.

         For the purposes of these Articles Supplementary, the following terms shall have the meanings indicated below:

         "Accrued Dividends" to a particular date (the "Applicable Date") means all dividends accrued but not paid on the Series C Preferred Stock pursuant to
Section 2(a), whether or not earned or declared, accrued to the Applicable Date.

         "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

         "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

         "Bylaws" means the bylaws of the Corporation, as in effect from time to time.

         "Call Date" shall have the meaning set forth in Section 6(a) hereof.

         "Call Lookback Return" shall have the meaning set forth in Section 6(a) hereof.

         "Call Notice" shall have the meaning set forth in Section 6(a) hereof.

         "Call Price" shall have the meaning set forth in Section 6(a) hereof.

         "Call Trigger Date" shall have the meaning set forth in Section 6(a) hereof.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

         "Change of Control" means any of the following:

         (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the "Acquiring Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by (i) the Corporation or any of its subsidiaries, (ii) any employee benefit plan (or related trust) of the Corporation or its subsidiaries or (iii) any corporation with respect to which, following such acquisition, more than 50% of the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by individuals and entities who, immediately prior to such acquisition, were the beneficial owners of then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

         (b) the approval by the stockholders of the Corporation of a reorganization, merger, share exchange or consolidation, in each case, with respect to which of the individuals and entities who were the record owners of the voting securities of the Corporation immediately prior to such reorganization, merger, share exchange or consolidation do not, following such reorganization, merger, share exchange or consolidation, own, directly or indirectly, more than 50% of the voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or persons fulfilling a comparable role) of the entity resulting from such reorganization, merger or consolidation; or

         (c) the sale or other disposition of assets representing 50% or more of the assets of the Corporation in one transaction or series of related transactions.

         "Change of Control Lookback Return" shall have the meaning set forth in
Section 7(a) hereof.

         "Change of Control Redemption Price" shall have the meaning set forth in Section 7(a) hereof.

         "Charter" means the Amended and Restated Charter of the Corporation as amended by the Articles of Amendment and Restatement set forth as Exhibit B to the Purchase Agreement.

         "Closing Price" per share of Common Stock on any date shall be the last sale price, at 4:30 p.m., Eastern Time, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the NYSE or in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq National Market or American Stock Exchange, as the case may be, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the Closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors and reasonably acceptable to the Requisite Holders.

         "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

         "Conversion Price" shall initially be equal to $6.50, subject to adjustment as provided in Section 7(b).

         "Conversion Value" per share of Series C Preferred Stock shall be an amount equal to the Stated Amount plus all Accrued Dividends thereon to the date of conversion or redemption, as the case may be.

         "Current Market Price" per share of Common Stock on any date shall be the average of the Closing Prices of a share of Common Stock for the five consecutive Trading Days selected by the Corporation commencing not less than ten (10) Trading Days nor more than twenty (20) Trading Days before the date in question. If on any such Trading Day the Common Stock is not quoted by any organization referred to in the definition of Closing Price, the Current Market Price of the Common Stock on such day shall be determined by the Board of Directors of the Corporation.

         "Default Director" shall have the meaning set forth in Section 11 hereof.

         "Dividend Payment Date" means the following dates: (i) the date that is three months after the Issuance Date; (ii) the date that is six months after the Issuance Date; (iii) the date that is nine months after the Issuance Date; (iv) the date that is the first anniversary of the Issuance Date; and the anniversaries of the foregoing dates, provided that no Dividend Payment Date shall occur with respect to shares of Series C Preferred Stock which have actually been redeemed or repurchased by the Corporation.

         "Dividend Payment Failure" shall have the meaning set forth in Section 11 hereof.

         "Dividend Period" means the period from the Issuance Date to the first Dividend Payment Date (but without including such Dividend Payment Date) and, thereafter, each Dividend Payment Date to the following Dividend Payment Date (but without including such later Dividend Payment Date).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Existing Benefit Plans" means the employee or director benefit plans adopted and administered by the Corporation as of the Issuance Date, including, but not limited to, the employee and director benefit plans assumed by the Corporation in the merger of each of the old Corrections Corporation of America, a Tennessee corporation, and CCA Prison Realty Trust, a Maryland real estate investment trust, with and into the Corporation.

         "Holder" shall have the meaning set forth in Section 12 hereof.

         "Investors" means each Person exercising rights to purchase Series C Preferred Stock issued pursuant to the Rights Offering.

         "Issuance Date" means the original date of issuance of Series C Preferred Stock to the Investors pursuant to the Rights Offering.

         "Junior Stock" means all classes of Common Stock of the Corporation and each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation currently existing or hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series C Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

         "Liquidation Lookback Return" shall have the meaning set forth in
Section 4 hereof. "Measurement Date" means, for purposes of Section 7(b)(ii),
(i) in the case of an offering of rights, warrants or options to all or substantially all of the holders of the Common Stock or any other issuance contemplated by such Section where a record date is fixed for the determination of stockholders entitled to participate in such issuance, such record date and
(ii) in all other cases, the Business Day immediately preceding the date of issuance of shares of Common Stock (or options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) contemplated by such Section.

         "MGCL" means the Maryland General Corporation Law, as now or hereinafter in force.

         "NYSE" means the New York Stock Exchange, Inc.

         "Parity Stock" means any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution. The existing Series A Preferred Stock of the Corporation shall constitute Parity Stock of the Corporation ranking on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon liquidation, winding up and dissolution. The Series B Preferred Stock of the Corporation shall also constitute Parity Stock of the Corporation ranking on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon liquidation, winding up and dissolution.

         "Person" means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

         "Preferred Stock" means the preferred stock, $0.01 par value per share, of the Corporation.

         "Purchase Agreement" means the Securities Purchase Agreement, dated as of December 26, 1999, by and among the Corporation, Corrections Corporation of America, a Tennessee corporation, Prison Management Services, Inc., a Tennessee corporation, and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation, on the one hand, and the Investors, on the other hand.

         "Put Date" shall have the meaning set forth in Section 5 hereof.

         "Put Default" shall have the meaning set forth in Section 10 hereof.

         "Put Lookback Return" shall have the meaning set forth in Section 5 hereof.

         "Put Notice" shall have the meaning set forth in Section 5 hereof.

         "Put Price" shall have the meaning set forth in Section 5 hereof.

         "Put Trigger Date" shall have the meaning set forth in Section 5 hereof.

         "Requisite Holders" shall have the meaning set forth in Section 3(b) hereof.

         "Rights Offering" shall have the meaning set forth in Section 7.15 of the Purchase Agreement.

         "Senior Stock" means each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

         "Series A Preferred Stock" means the 8% Series A Cumulative Preferred Stock, $0.01 par value per share, of the Corporation, the terms of which are set forth in the Charter of the Corporation.

         "Series B Preferred Stock" means the Series B Cumulative Convertible Preferred Stock of the Corporation, $0.01 par value per share, the terms of which are set forth in the Series B Preferred Stock Articles Supplementary.

         "Series B Preferred Stock Articles Supplementary" means the Articles Supplementary of the Corporation setting forth the terms of the Series B Preferred Stock.

         "Series C Liquidation Preference" means, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of a Change of Control, an amount per share of Series C Preferred Stock equal to the amount the holders of the Series C Preferred Stock would have received had they converted their Series C Preferred Stock into Common Stock immediately prior to such voluntary or involuntary liquidation, dissolution or winding up or immediately prior to such Change of Control.

         "Series C Preferred Stock" means the Series C Cumulative Convertible Preferred Stock of the Corporation, $0.01 par value per share, the terms of which are set forth in these Articles Supplementary.

         "Set Apart for Payment" means the Corporation shall have irrevocably deposited with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $1,000,000,000, in trust for the exclusive benefit of the holders of shares of Series C Preferred Stock, funds sufficient to satisfy the Corporation's payment obligation.

         "Stated Amount" means $25.00 per share of Series C Preferred Stock.

         "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

         "Surviving Person" means the continuing or surviving Person in a merger, consolidation, other corporate combination or the transfer of all or a substantial part of the properties and assets of the Corporation, in connection with which the Series C Preferred Stock or Common Stock of the Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect Subsidiary of a Person, the parent entity also shall be deemed to be a Surviving Person.

         "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is quoted, listed or admitted to trading is open for the transaction of business or, if the Common Stock is not quoted, listed or admitted to trading on any national securities exchange (including the NYSE), any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Trading Price" per share of Common Stock on any date shall be the last sales price, at 4:30 p.m., Eastern Time, for the Common Stock reported on the NYSE (or if the Common Stock is not then quoted thereon, then for the principal national securities exchange on which the Common Stock is listed or admitted to trading) or, if the Common Stock is not quoted on the NYSE and is not listed or admitted to trading on any national securities exchange, in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation and reasonably acceptable to the Requisite Holders.

         "Triggering Distribution" shall have the meaning set forth in Section 2(b) hereof.

         Section 14.       References.

         References to numbered sections herein refer to sections of these Articles Supplementary, unless otherwise stated.

         The Series C Preferred Stock has been classified by the Board of Directors of the Corporation under the authority contained in the Charter of the Corporation.

         The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and further, as to all matters or facts required to be verified under oath, the undersigned President acknowledges, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this ______ day of _____________, 2000.

ATTEST:                                     CORRECTIONS CORPORATION OF AMERICA


By:_______________________          By:________________________(SEAL)
      Secretary                                            President

                                   EXHIBIT G

                          REGISTRATION RIGHTS AGREEMENT

                                  By and Among

                       CORRECTIONS CORPORATION OF AMERICA

                                       and

                              The Persons Listed on
                           the Signature Pages Hereof,


              -----------------------------------------------------



                          Dated as of ___________, 2000

              -----------------------------------------------------

                          REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement"), dated as of _________, 2000, by and among Corrections Corporation of America, formerly Prison Realty Trust, Inc., a Maryland corporation ("CCA" or the "Company"), and the other Persons identified on the signature pages hereof (herein referred to collectively, along with their respective affiliates and successors who from and after the date hereof acquire or are otherwise the transferee of any Registrable Securities (as hereinafter defined), as the "Initial Holders" and individually, as an "Initial Holder") and any other Person that shall from and after the date hereof acquire or otherwise be the transferee of any Registrable Securities and who shall be a Permitted Transferee (as hereinafter defined) of any Initial Holder (herein referred to collectively as the "Holders" and individually as a "Holder").

         WHEREAS, CCA (as Prison Realty Trust, Inc.), Corrections Corporation of America, a Tennessee corporation, Prison Management Services, Inc., a Tennessee corporation, and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation, have entered into a Securities Purchase Agreement, dated as of December 26, 1999 (the "Securities Purchase Agreement"), with the Initial Holders which provides, upon the terms and subject to the conditions thereof, for the purchase by the Initial Holders of up to an aggregate of 12,600,000 shares of CCA's Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (the "Initial Series B Preferred Stock");

         WHEREAS, the Initial Series B Preferred Stock shall be convertible into shares of CCA Common Stock, $0.01 par value per share (the "Common Stock"), and shall have the rights and preferences set forth in the Articles Supplementary relating to the Series B Preferred Stock, as defined herein, and attached as Exhibit D to the Securities Purchase Agreement;

         WHEREAS, subject to the terms and conditions of the Securities Purchase Agreement, CCA will issue to the Initial Holders warrants to purchase shares of Common Stock (the "Warrants") collectively granting to the Initial Holders the right to purchase that number of shares of Common Stock equal to up to fourteen percent (14%) of the total shares of Common Stock outstanding at the time of purchase, on a fully diluted basis (the issuance and sale of the Initial Series B Preferred Stock and the Warrants to the Initial Holders are referred to herein, collectively, as the "Initial Investment");

         WHEREAS, also subject to the terms and conditions of the Securities Purchase Agreement, at the time of the Initial Investment, CCA shall extend the Rights Offering, as defined in the Securities Purchase Agreement, pursuant to which the holders of Common Stock will be given the opportunity to purchase units consisting of (i) an aggregate of 3,000,000 shares of its Series C Cumulative Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock"), which shall be convertible into shares of Common Stock, and
(ii) warrants to purchase an aggregate of that number of shares of Common Stock equal to up to three percent (3%) of the total shares of Common Stock outstanding at the time of the purchase, the proceeds of which will be used to reduce the size of the Initial Investment;

         WHEREAS, the Initial Holders desire to provide CCA the right to issue and sell to them an additional 1,400,000 shares of CCA's Series B Cumulative Convertible Preferred Stock (the "Standby Commitment Shares," and together with the Initial Series B Preferred Stock, the "Series B Preferred Stock"), from time to time during the period commencing on the completion of the Initial Investment and ending eighteen (18) months thereafter; and

         WHEREAS, in order to induce the Initial Holders to complete the transactions contemplated by the Securities Purchase Agreement and set forth above, CCA has agreed to provide registration rights on the terms and subject to the conditions provided herein.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         Section 1. Definitions.

         (a) As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

         "Blackout Period" shall have the meaning set forth in Section 2(a)(i).

         "Company" shall have the meaning set forth in the preamble and shall also include CCA's successors.

         "Common Stock" shall have the meaning set forth in the recitals hereto.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         "Holders" shall have the meaning set forth in the preamble.

         "Incidental Registration" shall mean a registration required to be effected by CCA pursuant to Section 2(b).

         "Incidental Registration Statement" shall mean a registration statement of CCA or as provided in Section 2(b), which covers any of the Registrable Securities on an appropriate form in accordance with the Securities Act and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

         "Initial Holder(s)" shall have the meaning set forth in the preamble.

         "Majority Holders" shall mean Holders of the Registrable Securities as to which registration has been requested representing in the aggregate a majority of such shares beneficially owned by Holders.

         "Market Value" shall mean, with respect to the Common Stock, the average, rounded to the nearest cent ($0.01), of the closing price per share of the Common Stock, respectively, on the New York Stock Exchange for twenty consecutive trading days ending on the trading day immediately preceding the date in question. If at any time the Common Stock is not listed on any exchange or quoted in the domestic over-the-counter market, the "Market Value" shall be deemed to be the fair value thereof, as agreed by the Majority of Holders within 20 days of the date on which the determination is to be made.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "Permitted Transferee" shall mean any Person to which transfer of Registrable Securities would not constitute a violation of the Securities Purchase Agreement.

         "Person" shall mean any individual, limited or general partnership, corporation, trust, joint venture, association, joint stock company or unincorporated organization.

         "Prospectus" shall mean the prospectus included in a Registration Statement, including any preliminary Prospectus, and any such Prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities and by all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

         "Registrable Securities" shall mean certain shares of the Company which may be acquired pursuant to the terms of the Securities Purchase Agreement, including (i) any shares of Series B Preferred Stock, including the Initial Series B Preferred Stock and the Standby Commitment Shares, (ii) any shares of Common Stock issued or issuable upon conversion of any shares of Series B Preferred Stock, including any shares issued or issuable upon conversion of the Initial Series B Preferred Stock and the Standby Commitment Shares, (iii) any shares of Common Stock issued upon exercise of the Warrants, including the Warrants and the Standby Commitment Warrants, and (iv) any securities issued or issuable with respect to any shares of Series B Preferred Stock, including the Initial Series B Preferred Stock and the Standby Commitment Shares, or the Common Stock described in clauses (i), (ii), and (iii) above, by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization or otherwise, provided, however, that Registrable Securities shall not include (a) any shares of Series C Preferred Stock, (b) any shares of Common Stock issued or issuable upon conversion of any shares of Series C Preferred Stock, and (c) any securities issued or issuable with respect to any shares of Series C Preferred Stock described in clauses (a) and (b) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization or otherwise.

         "Registration Expenses" shall mean (i) all registration, listing, qualification and filing fees (including NASD filing fees and all stock exchange listing fees), (ii) fees and disbursements of counsel for the Company, (iii) fees and disbursements of counsel for the Holders, (iv) accounting fees incident to any such registration, (v) blue sky fees and expenses (including counsel fees in connection with the preparation of a Blue Sky Memorandum and legal investment survey), (vi) all expenses of any Persons in preparing or assisting in preparing, printing, distributing, mailing and delivering any Registration Statement, any Prospectus, any underwriting agreements, transmittal letters, securities sales agreements, securities certificates and other documents relating to the performance of and compliance with this Agreement, (vii) the expenses incurred in connection with making road show presentations and holding meetings with potential investors to facilitate the distribution and sale of Registrable Securities which are customarily borne by the issuer, and (v) all internal expenses of the Company (including all salaries and expenses of officers and employees performing legal or accounting duties); provided, however, that Registration Expenses shall not include any Selling Expenses.

         "Registration Statement" shall mean any registration statement of the Company which covers any Registrable Securities and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

         "Required Registration Statement" shall mean a Registration Statement pursuant to Section 2(a)(i).

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

         "Securities Purchase Agreement" shall have the meaning set forth in the recitals hereto.

         "Selling Expenses" shall mean underwriting discounts, selling commissions and stock transfer taxes applicable to the shares registered by the Holders, fees and disbursements of counsel for the Holders retained by them (other than with respect to the fees and disbursements made in connection with the preparation of a Blue Sky Memorandum and legal investment survey).

         "Series B Preferred Stock" shall have the meaning set forth in the recitals hereto.

         "Underwriter" shall have the meaning set forth in Section 5(a).

         "Underwritten Offering" shall mean a sale of securities of the Company to an Underwriter or Underwriters for reoffering to the public.

         "Warrants" shall have the meaning set forth in the recitals hereto.

         (b) Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Securities Purchase Agreement.

         Section 2. Registration Under the Securities Act.

         (a) Required Registration.

                  (i) Right to Require Registration. One or more Holders of Registrable Securities shall have the right from time to time to request in writing (a "Request") (which Request shall specify the Registrable Securities intended to be disposed of by such Holders and the intended method of distribution thereof) that the Company register the Registrable Securities held by such Holder or Holders by filing with the SEC a Required Registration Statement. Within ten (10) business days from the receipt of such a Request, the Company will give written notice of such requested registration to all Initial Holders of Registrable Securities. No later than the sixtieth (60th) calendar day after the receipt of such Request, the Company will use all reasonable efforts to cause to be filed with the SEC a Required Registration Statement covering the Registrable Securities which the Company has been so requested to register by Holders thereof other than the Initial Holder(s) initiating the Request by written request given to the Company within ten (10) business days after the giving of such written notice by the Company, providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by all such Holders, to the extent necessary to permit the disposition of such Registrable Securities so to be registered in accordance with the intended methods of distribution thereof specified in such Request or further requests, and shall use all reasonable efforts to have such Required Registration Statement declared effective by the SEC as soon as practicable thereafter and to keep such Required Registration Statement continuously effective for a period of at least sixty (60) calendar days (or, in the case of an Underwritten Offering, such period as the Underwriters shall reasonably require) following the date on which such Required Registration Statement is declared effective (or such shorter period which will terminate when all of the Registrable Securities covered by such Required Registration Statement have been sold pursuant thereto), including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Required Registration Statement or the related Prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Required Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Required Registration Statement or by the Securities Act, the Exchange Act, any state securities or blue sky laws, or any rules and regulations thereunder.

                  Pursuant to this Section 2(a)(i), the Company shall not be required to effect: (i) a Required Registration hereunder unless Holders beneficially owning Registrable Securities with an aggregate Market Value of $30.0 million have initiated or joined in the Request, and (ii) more than six
(6) registrations in the aggregate requested by the Holders.

                  A Request may be withdrawn prior to the filing of the Required Registration Statement by the Holder(s) which made such Request (a "Withdrawn Request"), and a Required Registration Statement may be withdrawn prior to the effectiveness thereof by Holders of a majority of the Registrable Securities included therein (a "Withdrawn Required Registration"), and, in either such event, such withdrawal shall be treated as a Required Registration which can be effected pursuant to clause (ii) of the immediately preceding paragraph, except that the Holders may require the Company to disregard one Withdrawn Request for purposes of such clause (ii).

                  The Holders shall not, without the Company's consent, be entitled to deliver a Request for a Required Registration after the completion of the Required Registration if less than ninety (90) calendar days have elapsed since (A) the effective date of a prior Required Registration Statement, (B) in the case of a Required Registration which is effected other than by means of an Underwritten Offering, the date of sale by the Holders of their Registrable Securities pursuant thereto or (C) the date of withdrawal of a Withdrawn Required Registration.

                  Notwithstanding the foregoing, the Company shall not be required to file a Required Registration Statement for a period of one year after the Initial Closing Date (as defined in the Securities Purchase Agreement), and after such time, may delay the filing of a Required Registration Statement if the Board of Directors of the Company determines that such action is in the best interests of the Company's stockholders, and only for an aggregate number of days not to exceed sixty (60) days in any twelve (12) month period (a "Blackout Period").

                  The registration rights granted pursuant to the provisions of this Section 2(a)(i) shall be in addition to the registration rights granted pursuant to the other provisions of this Section 2.

                  (ii) Priority in Required Registrations. If a Required Registration pursuant to this Section 2(a) involves an Underwritten Offering, and the sole Underwriter or the lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company in writing (with a copy to each Holder requesting registration) on or before the date five (5) days prior to the date then scheduled for such offering that, in its opinion, the amount of Registrable Securities requested to be included in such Required Registration exceeds the amount which can be sold in such offering without adversely affecting the distribution of the Registrable Securities being offered, the Company will include in such Required Registration only the amount of Registrable Securities that the Company is so advised can be sold in such offering; provided, however, that the Company shall be required to include in such Required Registration all Registrable Securities requested to be included in the Required Registration by the Initial Holders, and, to the extent not all such securities can be included in such Required Registration, the number of securities to be included shall be allocated pro rata by the Initial Holders thereof requesting inclusion in such Required Registration on the basis of the number of securities requested to be included by all such Initial Holders.

         (b) Incidental Registration.

                  (i) Right to Include Registrable Securities. If at any time the Company proposes to register any of its Series B Preferred Stock or Common Stock under the Securities Act (other than (A) any registration of public sales or distributions solely by and for the account of the Company of securities issued (x) pursuant to any employee benefit or similar plan or any dividend reinvestment plan or (y) in any acquisition by the Company, or (B) pursuant to
Section 2(a) hereof), either in connection with a primary offering for cash for the account of the Company or a secondary offering, the Company will, each time it intends to effect such a registration, give written notice to all Initial Holders of Registrable Securities at least ten (10) business days prior to the initial filing of a Registration Statement with the SEC pertaining thereto, informing such Initial Holders of its intent to file such Registration Statement and of the Holders' rights to request the registration of the Registrable Securities held by the Holders under this Section 2(b) (the "Company Notice"). Upon the written request of any Initial Holder made within seven (7) business days after any such Company Notice is given (which request shall specify the Registrable Securities intended to be disposed of by such Initial Holder and such Initial Holder's Permitted Transferees and, unless the applicable registration is intended to effect a primary offering of Series B Preferred Stock or Common Stock for cash for the account of the Company, the intended method of distribution thereof), the Company will use all reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Initial Holders to the extent required to permit the disposition (in accordance with the intended methods of distribution thereof or, in the case of a registration which is intended to effect a primary offering for cash for the account of the Company, in accordance with the Company's intended method of distribution) of the Registrable Securities so requested to be registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Incidental Registration Statement or the related Prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Incidental Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Incidental Registration Statement or by the Securities Act, any state securities or blue sky laws, or any rules and regulations thereunder; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Incidental Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Initial Holder of Registrable Securities and, thereupon, (A) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith), and (B) in the case of a determination to delay such registration, the Company shall be permitted to delay registration of any Registrable Securities requested to be included in such Incidental Registration Statement for the same period as the delay in registering such other securities.

                  The registration rights granted pursuant to the provisions of this Section 2(b) shall be in addition to the registration rights granted pursuant to the other provisions of this Section.

                  (ii) Priority in Incidental Registrations. If a registration pursuant to this Section 2(b) involves an Underwritten Offering of the securities so being registered, whether or not for sale for the account of the Company (on a firm commitment basis), by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, and the sole Underwriter or the lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company in writing (with a copy to each Initial Holder of Registrable Securities requesting registration) on or before the date five (5) days prior to the date then scheduled for such offering that, in its opinion, the amount of securities (including Registrable Securities) requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering without adversely affecting the distribution of the securities being offered (such writing to state the basis of such belief and the approximate number of Registrable Securities which may be distributed without such effect), then the Company will include in such registration: (i) all the securities entitled to be sold pursuant to such Registration Statement without reference to the incidental registration rights of any holder (including the Holders), and (ii) the amount of other securities (including Registrable Securities) requested to be included in such registration that the Company is so advised can be sold in (or during the time of) such offering, allocated, if necessary, pro rata among the holders (including the Holders) thereof requesting such registration on the basis of the number of the securities (including Registrable Securities) beneficially owned at the time by the holders (including the Holders) requesting inclusion of their securities; provided, however, that in the event the Company will not, by virtue of this paragraph, include in any such registration all of the Registrable Securities of any Holder requested to be included in such registration, such Holder may, upon written notice to the Company given within three (3) days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such registration.

         (c) Expenses. The Company agrees to pay all Registration Expenses in connection with (i) each of the registrations requested pursuant to Section 2(a), whether or not such registration is consummated, and (ii) each registration as to which Holders request inclusion of Registrable Securities pursuant to Section 2(b), whether or not such registration is consummated. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of shares included in such registration, other selling stockholders and the Company pro rata on the basis of the number of shares so registered.

         (d) Effective Registration Statement: Suspension. Subject to the third paragraph of Section 2(a)(i), a Registration Statement pursuant to Section 2(a) will not be deemed to have become effective (and the related registration will not be deemed to have been effected) unless it has been declared effective by the SEC prior to a request by the Holders of a majority of the Registrable Securities included in such registration that such Registration Statement be withdrawn; provided, however, that if, after it has been declared effective, the offering of any Registrable Securities pursuant to such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court that shall have been in effect for at least thirty (30) days, such Registration Statement will be deemed not to have become effective, and the related registration will not be deemed to have been effected.

         (e) Selection of Underwriters. At any time or from time to time, the Holders of a majority of the Registrable Securities covered by a Required Registration Statement may elect to have such Registrable Securities sold in an Underwritten Offering and may select the investment banker or investment bankers and manager or managers that will serve as lead and co-managing Underwriters with respect to the offering of such Registrable Securities, subject to the consent of the Company, which shall not be unreasonably withheld. No Holder may participate in any Underwritten Offering hereunder unless such Holder (a) agrees to sell such Holder's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents required under the terms of such Underwritten Offering.

         Section 3. Restrictions on Public Sale by The Company. If requested by the sole Underwriter or lead managing Underwriter(s) in such Underwritten Offering, the Company agrees not to effect any public sale or distribution (other than public sales or distributions solely by and for the account of the Company of securities issued pursuant to any employee benefit or similar plan or any dividend reinvestment plan) of any securities during the period commencing on the date the Company receives a Request from any Initial Holder and continuing until ninety (90) days after such Registration Statement is declared effective by the SEC (or for such shorter period as the sole or lead managing Underwriter shall request) unless earlier terminated by the sole Underwriter or lead managing Underwriter(s) in such Underwritten Offering.

         Section 4. Registration Procedures. In connection with the obligations of the Company pursuant to Section 2 hereof, the Company shall use all reasonable efforts to effect or cause to be effected the registration of the Registrable Securities under the Securities Act to permit the sale of such Registrable Securities by the Holders in accordance with their intended method or methods of distribution, and the Company shall:

         (a) (i) prepare and, within sixty (60) days after the end of the period within which requests for the registration may be given to the Company or in any event as soon thereafter as possible, file with the SEC a Registration Statement which (x) shall be on Form S-3 (or any successor to such form), if available,
(y) shall be available for the sale or exchange of the Registrable Securities in accordance with the intended method or methods of distribution by the selling Holders thereof and (z) shall comply as to form in all material respects with the requirements of the applicable form and include, or incorporate by reference, all financial statements required by the SEC to be filed therewith or incorporated by reference therein and all other information reasonably requested by the lead managing Underwriter or sole Underwriter, if applicable, to be included therein, (ii) use all reasonable best efforts to cause such Registration Statement to become effective and remain effective in accordance with Section 2, (iii) use all reasonable best efforts to not take any action that would cause a Registration Statement to contain a material misstatement or omission or to be not effective and usable for resale of Registrable Securities during the period that such Registration Statement is required to be effective and usable and (iv) cause each Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement (x) to comply in all material respects with any requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

         (b) subject to paragraph (j) of this Section 4, prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement, as may be necessary to keep such Registration Statement effective for the applicable period; cause the related Prospectus to be supplemented by any Prospectus Supplement required by applicable law, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement, as so amended, or in such Prospectus, as so supplemented, during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof, as set forth in such Registration Statement; provided, however, that the Company shall be deemed not to have used its reasonable best efforts to keep a Registration Statement effective during the applicable period relating thereto if the Company voluntarily takes any action that would result in selling Holders of the Registrable Securities covered thereby not being able to sell such Registrable Securities during that period unless such action is required by applicable law;

         (c) furnish to each Holder of Registrable Securities and to each Underwriter of an Underwritten Offering of Registrable Securities, if any, and its counsel, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder or Underwriter may reasonably request in order to facilitate the public sale or other disposition of any Registrable Securities; the Company hereby consents to the use of the Prospectus, including each preliminary Prospectus, by each Holder of Registrable Securities and each Underwriter of an Underwritten Offering of Registrable Securities, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or the preliminary Prospectus (the Holders hereby agreeing not to make a broad public dissemination of a form of preliminary Prospectus which is designed to be a "quiet filing" without the Company's consent, such consent to not be withheld unreasonably);

         (d) (i) use all reasonable best efforts to register or qualify the Registrable Securities, no later than the time the applicable Registration Statement is declared effective by the SEC, under all applicable state securities or "blue sky" laws of such jurisdictions as each Underwriter, if any, or any Holder of Registrable Securities covered by a Registration Statement, shall reasonably request; (ii) use all reasonable efforts to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such Underwriter, if any, and Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

         (e) notify each Holder of Registrable Securities promptly, and, if requested by such Holder, confirm such advice in writing, (i) when the Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of a Registration Statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period a Registration Statement is effective as a result of which such Registration Statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

         (f) furnish counsel for each such Underwriter, if any, and for the Holders of Registrable Securities copies of any comment letters received from the SEC or any other request by the SEC or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

         (g) use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible time;

         (h) upon request, furnish to the sole Underwriter or lead managing Underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, at least one signed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; and furnish to each Holder of Registrable Securities, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

         (i) cooperate with the selling Holders of Registrable Securities and the sole Underwriter or lead managing Underwriter of an Underwritten Offering of Registrable Securities, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Holders or the sole Underwriter or lead managing Underwriter of an

Underwritten Offering of Registrable Securities, if any, may reasonably request at least three business days prior to the closing of any sale of Registrable Securities;

         (j) upon the occurrence of any event contemplated by paragraph (e)(iv) of this Section, use all reasonable efforts to prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

         (k) enter into customary agreements (including, in the case of an Underwritten Offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities and in connection therewith;

                  (i) make such representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

                  (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing Underwriter, if any, and the Majority Holders of the Registrable Securities being sold) addressed to each selling Holder and the Underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Holders and Underwriters;

                  (iii) obtain "cold comfort" letters and updates thereof from the Company's independent certified public accountants addressed to the selling Holders of Registrable Securities, if permissible, and the Underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in "cold comfort" letters to underwriters in connection with primary underwritten offerings;

                  (iv) to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Holders and such representative of the selling Holders as the Majority Holders of the Registrable Securities covered by any Registration Statement relating to the Registration and providing for, among other things, the appointment of such representative as agent for the selling Holders for the purpose of soliciting purchases of Registrable Securities, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants; and

                  (v) deliver such customary documents and certificates as may be reasonably requested by the Majority Holders of the Registrable Securities being sold or by the managing Underwriters, if any.

                  The above shall be done (i) at the effectiveness of such Registration Statement (and each post-effective amendment thereto) in connection with any registration, and (ii) at each closing under any underwriting or similar agreement as and to the extent required thereunder;

         (l) make available for inspection by representatives of the Initial Holders of the Registrable Securities and any Underwriters participating in any disposition pursuant to a Registration Statement and any counsel or accountant retained by such Holders or Underwriters, all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representative, Underwriter, counsel or accountant in connection with a Registration Statement;

         (m) (i) within a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus, provide copies of such document to the Initial Holders of Registrable Securities and to counsel to such Initial Holders and to the Underwriter or Underwriters of an Underwritten Offering of Registrable Securities, if any; fairly consider such reasonable changes in any such document prior to or after the filing thereof as the counsel to the Holders or the Underwriter or the Underwriters may request and not file any such document in a form to which the Majority Holders of Registrable Securities being registered or any Underwriter shall reasonably object; and make such of the representatives of the Company as shall be reasonably requested by the Holders of Registrable Securities being registered or any Underwriter available for discussion of such document;

                  (ii) within a reasonable time prior to the filing of any document which is to be incorporated by reference into a Registration Statement or a Prospectus, provide copies of such document to counsel for the Holders; fairly consider such reasonable changes in such document prior to or after the filing thereof as counsel for such Holders or such Underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

         (n) cause all Registrable Securities to be qualified for inclusion in or listed on the New York Stock Exchange or any securities exchange on which securities of the same class issued by the Company is then so qualified or listed if so requested by the Majority Holders of Registrable Securities covered by a Registration Statement, or if so requested by the Underwriter or Underwriters of an Underwritten Offering of Registrable Securities, if any;

         (o) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

         (p) cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any Underwriter in an Underwritten Offering and its counsel; and

         (q) use all reasonable efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with potential investors and taking such other actions as shall be requested by the Majority Holders of Registrable Securities covered by a Registration Statement or the lead managing Underwriter of an Underwritten Offering, in each case subject to the reasonable availability of the Company's executives given their other duties.

         Each selling Holder of Registrable Securities as to which any registration is being effected pursuant to this Agreement agrees, as a condition to the registration obligations with respect to such Holder provided herein, to furnish to the Company such information regarding such Holder required to be included in the Registration Statement, the ownership of Registrable Securities by such Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing.

         Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (e)(iv) of this Section, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the effected Registration Statement until such Holder's receipt of the copies of the supplemented or amended Prospectus, contemplated by paragraph (j) of this Section, and, if so directed by the Company, such Holder will deliver to the Company (at the expense of the Company), all copies in its possession, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities which was current at the time of receipt of such notice.

         Section 5. Indemnification: Contribution.

         (a) Indemnification by the Company. The Company agrees, jointly and severally, to indemnify and hold harmless each Person who participates as an underwriter (any such Person being an "Underwriter"), each Holder and their respective partners, directors, officers and employees and each Person, if any, who controls any Holder or Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

                  (i) against any and all losses, liabilities, claims, damages, judgments and expenses whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                  (ii) against any and all losses, liabilities, claims, damages, judgments and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any other claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

                  (iii) against any and all expenses whatsoever, as incurred (including fees and disbursements of counsel chosen by any indemnified party), incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not such Person is a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above; provided, however, that this indemnity agreement does not apply to any Holder or Underwriter with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in any such case made in reliance upon and in conformity with written information furnished to the Company by such Holder or Underwriter expressly for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).

         (b) Indemnification by Holders. Each selling Holder severally, but not jointly, agrees to indemnify and hold harmless the Company, each Underwriter and the other selling Holders, and each of their respective partners, directors, officers and employees, and each Person, if any, who controls the Company, any Underwriter or any other selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all losses, liabilities, claims, damages, judgments and expenses described in the indemnity contained in Section 5(a) hereof (provided that any settlement of the type described therein is effected with the written consent of such selling Holder), as incurred, but only with respect to untrue statements or alleged untrue statements of a material fact contained in any Prospectus or the omissions, or alleged omissions therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in any such case made in reliance upon and in conformity with written information furnished to the Company by such selling Holder expressly for use in such Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto); provided, however, that no such Holder shall be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

         (c) Conduct of Indemnification Proceedings. Each indemnified party or parties shall give reasonably prompt notice to each indemnifying party or parties of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party or parties shall not relieve it or them from any liability which it or they may have under this indemnity agreement, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. If the indemnifying party or parties so elects within a reasonable time after receipt of such notice, the indemnifying party or parties may assume the defense of such action or proceeding at such indemnifying party's or parties' expense with counsel chosen by the indemnifying party or parties and approved by the indemnified party defendant in such action or proceeding, which approval shall not be unreasonably withheld; provided, however, that, if such indemnified party or parties determine in good faith that a conflict of interest exists and that therefore it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it or them which are different from or in addition to those available to the indemnifying party, then the indemnifying party or parties shall not be entitled to assume such defense and the indemnified party or parties shall be entitled to separate counsel (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement) at the indemnifying party's or parties' expense. If an indemnifying party or parties is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement). No indemnifying party or parties will be liable for any settlement effected without the written consent of such indemnifying party or parties, which consent shall not be unreasonably withheld. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, such indemnifying party or parties shall not, except as otherwise provided in this Section 5(c), be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

         (d) Contribution.

                  (i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms in respect of any losses, liabilities, claims, damages, judgments and expenses suffered by an indemnified party referred to therein, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages, judgments and expenses in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and of the liable selling

Holders (including, in each case, that of their respective officers, directors, employees and agents) on the other in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the liable selling Holders (including, in each case, that of their respective officers, directors, employees and agents) on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by or on behalf of the selling Holders, on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, liabilities, claims, damages, judgments and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (c) of this Section, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

                  (ii) The Company and each Holder of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this
Section 5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in subparagraph (i) above. Notwithstanding the provisions of this paragraph
(d), in the case of distributions to the public, an indemnifying Holder shall not be required to contribute any amount in excess of the amount by which (A) the total price at which the Registrable Securities sold by such indemnifying Holder and its affiliated indemnifying Holders and distributed to the public were offered to the public exceeds (B) the amount of any damages which such indemnifying Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                  (iii) For purposes of this Section, each Person, if any, who controls a Holder or an Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (and their respective partners, directors, officers and employees) shall have the same rights to contribution as such Holder or Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act, shall have the same rights to contribution as the Company.

         Section 6. Miscellaneous.

         (a) Inconsistent Agreements. The Company is not a party to, and will not on or after the date of this Agreement enter into, any agreement which conflicts with the provisions of this Agreement nor has the Company entered into any such agreement, and the Company will not on or after the date of this Agreement modify in any manner adverse to the Holders any such agreement; provided, however, that nothing in this sentence shall prohibit the Company from granting registration rights, which become exercisable from and after the Closings (as defined in the

Securities Purchase Agreement), to any Person (a "Third Party") who becomes an owner of shares of any of the Company's capital stock after the date hereof (including granting incidental registration rights with respect to any Registration Statement required to be filed or maintained hereunder) if and only if (i) the Third-Party's registration rights (including, without limitation, demand registration rights) provide to the Holders of Registrable Securities who seek to participate in such registration (whether or not such registration is initiated hereunder) rights no less favorable to such Holders than those rights provided to the Holders hereunder as if such registration were a Required Registration (including, without limitation, the priority provisions contained in Section 2(a)(ii)), provided, further, however, that if such registration is not initiated by the Initial Holders such registration shall not be deemed one of the Required Registrations for purposes of the limitations contained in the second paragraph of Section 2(a)(i), and (ii) the Third Party is required to enter into the agreements provided for in Section 3 hereof (as if it were the Company) on the terms and for the period applicable to the Company (including preventing sales pursuant to Rule 144 under the Securities Act) if requested by the sole Underwriter or lead managing Underwriter in an Underwritten Offering initiated by Holders of Registrable Securities pursuant to Section 2(a). The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's other issued and outstanding securities under any such agreements.

         (b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of at least a majority of the Holders and, if any such amendment, modification, supplement, waiver or consent would adversely affect the rights of any Holder hereunder, the written consent of each Holder which is affected shall be obtained; provided, however, that nothing herein shall prohibit any amendment, modification, supplement, waiver or consent the effect of which is limited only to those Holders who have agreed to such amendment, modification, supplement, waiver or consent.

         (c) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, facsimile, or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this paragraph (c), which address initially is, with respect to each Holder as of the date hereof, the address set forth next to such Holder's name on the signature pages hereof with a copy to J. Gregory Milmoe, Esq., facsimile number (212) 735-2000, and with respect to each Holder who becomes such after the date hereof, the address of such Holder in the stock records of the Company, (ii) if to the Company, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, facsimile number (615) 263-0234,
Attention: Chief Financial Officer or Secretary, with a copy to Stokes & Bartholomew, P.A., 424 Church Street, Suite 2800, Nashville, Tennessee 37219, facsimile number (615) 259-1470, Attention: Elizabeth E. Moore, Esq., and thereafter at such other address, notice of which is given in accordance with the provisions of this paragraph. Notwithstanding the foregoing, the Company shall not be obligated to provide any notice to any Holder which is not an Initial Holder except with respect to a Required or Incidental Registration

Statement which has been filed and pursuant to which such Holder is identified as a selling stockholder.

         All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt is confirmed, if sent by facsimile; and on the next business day if timely delivered to a courier guaranteeing overnight delivery. Notwithstanding the foregoing, nothing in this Section 6(c) is intended to enlarge the class of Persons which are Holders, as defined in the preamble of this Agreement, and thus entitled to the rights granted hereunder.

         (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders. If any successor, assignee or transferee of any Holder shall acquire Registrable Securities in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and to receive the benefits hereof. For purposes of this Agreement, "successor" for any entity other than a natural person shall mean a successor to such entity as a result of such entity's merger, consolidation, liquidation, dissolution, sale of substantially all of its assets, or similar transaction.

         (e) Recapitalizations, Exchanges, etc. Affecting Registrable Securities. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all securities or capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of such Registrable Securities, by reason of any dividend, split, issuance, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, Series B Preferred Stock and Common Stock amounts hereunder shall be appropriately adjusted if necessary.

         (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

         (g) Descriptive Headings, etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (1) words of any gender shall be deemed to include each other gender; (2) words using the singular or plural number shall also include the plural or singular number, respectively; (3) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph and clause references are to the Articles, Sections, paragraphs and clauses to this Agreement unless otherwise specified; (4) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified; (5) "or" is not exclusive; and (6) provisions apply to successive events and transactions.

         (h) Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way affected, impaired, or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

         (i) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

         (j) Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction.

         (k) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Company, on the one hand, and the other parties to this Agreement, on the other, with respect to such subject matter.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                    COMPANY:

                                    CORRECTIONS CORPORATION OF AMERICA


                                    By:
                                       ---------------------------------------
                                    Its:
                                        --------------------------------------



                                    INITIAL HOLDERS:

                                    ------------------------------


                                    By:
                                       ---------------------------------------
                                    Its:
                                        ---------------------------------------


                                    ------------------------------


                                    By:
                                       ---------------------------------------
                                    Its:
                                        --------------------------------------

                                   EXHIBIT H

                                                               December 26, 1999


Prison Realty Trust, Inc.
10 Burton Hills Boulevard
Suite 100
Nashville, Tennessee 37215

Attention of Doctor R. Crants



                                Project Lockdown
                                ----------------
                 $1,200,000,000 Senior Secured Credit Facilities
                 -----------------------------------------------
                                Commitment Letter
                                -----------------


Ladies and Gentlemen:

                  You have advised Credit Suisse First Boston ("CSFB") that you and the Funds (such term and each other capitalized term used but not defined herein having the meaning assigned to it in the Term Sheet (as defined below)) intend to effect the Transactions. You have further advised CSFB that, in connection with the Transactions, the Borrower will obtain the Senior Secured Facilities contemplated by the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

                  In connection with the Transactions, CSFB is pleased to advise you of its commitment (the "Commitment") to provide the entire principal amount of the Senior Secured Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter (this "Commitment Letter"). You hereby appoint CSFB to act, and CSFB hereby agrees to act, as sole and exclusive advisor, lead arranger and sole book manager for the Senior Secured Facilities on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet.

                  CSFB will act as the sole and exclusive Administrative Agent and as the sole and exclusive Collateral Agent for the Senior Secured Facilities, and CSFB will act as the sole and exclusive advisor, lead arranger and sole book manager for the Senior Secured Facilities, and CSFB will, in such capacities, perform the duties customarily associated with such roles. It is understood by the parties hereto that CSFB may assign a portion of its Commitment hereunder to another financial institution (the "Syndication Agent") to be selected by CSFB in consultation with you (together with CSFB, the "Agents"). Following any such assignment, (a) the term "Commitment" shall include the portion of the Commitment assigned to the Syndication Agent and (b) the rights and duties of CSFB and such Syndication Agent hereunder shall be several and not joint. No other agents or co-agents, book managers or arrangers will be appointed, and no other titles will be awarded to any Lender (as defined below), unless approved by CSFB and you (it being expected that additional agents will be appointed and additional titles will be awarded).

                  Each of the Agents reserves the right, prior to or after the execution of definitive documentation for the Senior Secured Facilities, to syndicate all or a portion of its Commitment to one or more financial institutions, reasonably acceptable to the Agents and you, that will become parties to such definitive documentation pursuant to syndications to be managed by CSFB in consultation with you and the Syndication Agent (the financial institutions becoming parties to such definitive documentation being collectively called the "Lenders"). You understand that the Agents intend to commence such syndication efforts promptly after execution of the Restructuring Agreement by the parties thereto and you agree actively to assist the Agents in achieving timely and orderly syndications (at times mutually agreed upon) of the Senior Secured Facilities that are satisfactory to the Agents and you. This will be accomplished by a variety of means, including direct contact during the syndications (at times mutually agreed upon) among the senior officers, representatives and advisors of the Borrower and the Funds, on the one hand, and the proposed Lenders, on the other hand. Such assistance shall also include your using reasonable efforts to have the syndication and arrangement efforts benefit from existing lending relationships of the Funds and the Borrower.

                  It is understood and agreed that CSFB will, in consultation with you and the Syndication Agent, manage all aspects of the syndications, including selection of Lenders reasonably acceptable to you, determination of when CSFB will approach potential Lenders and of the time of acceptance of the Lenders' commitments, any naming rights and the final allocations of the commitments among the Lenders. It is also understood and agreed that the amount and distribution of fees among the Lenders will be at CSFB's sole discretion, after consultation with you and the Syndication Agent. To assist CSFB in its syndication efforts, you agree, upon CSFB's reasonable request, (a) promptly to provide, and to cause your affiliates and advisors to provide, to the Agents financial and other information in your or their possession with respect to the Borrower and its subsidiaries, the Acquired Entities, the Transactions and any other transactions contemplated hereby, including but not limited to information and projections prepared by you, the Funds (to the extent available to you) or by your or their advisors on your or their behalf relating to the Borrower and its subsidiaries, the Acquired Entities, the Transactions or the other transactions contemplated hereby, (b) to make the Borrower's senior officers (including its chief executive officer) to be made, available to prospective Lenders, (c) to assist, and to use reasonable efforts to cause the Funds' and the Borrower's affiliates and advisors to assist, CSFB in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication of the Senior Secured Facilities and (d) to host, with CSFB, a meeting or series of meetings of prospective Lenders (either individually or in groups).

                  As consideration for the Commitment and CSFB's agreement to structure, arrange and syndicate the Senior Secured Facilities and to provide advisory services in connection therewith, you agree to pay the fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Senior Secured Facilities (the "Fee Letter"). Once paid, such fees shall not be refundable.

                  You hereby represent and covenant that (a) all information (excluding information of a general economic nature and financial projections) concerning the Borrower and its subsidiaries, the Acquired Entities, the Transactions and the other transactions contemplated hereby (the "Information") that has been or will be prepared by or on behalf of the Borrower, the Funds or any of their authorized representatives and that has been made or will be made available to the Agents by the Borrower, the Funds or any of your or their authorized representatives in connection with the Transactions and the other transactions contemplated hereby, when taken as a whole, will be true and correct in all material respects (after giving effect to all written updates thereto delivered to the Agents prior to the Closing Date) and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections concerning the Borrower and its subsidiaries, the Acquired Entities, the Transactions and the other transactions contemplated hereby (the "Projections") that have been prepared by or on behalf of the Borrower, the Funds or any of their authorized representatives and that have been or will be made available to the Agents by the Borrower, the Funds or any of their authorized representatives in connection with the Transactions and the other transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the Information and the Projections from time to time until the Closing Date so that the representations and covenants in the preceding sentence remain correct. In arranging the Senior Secured Facilities, including the syndication of the Senior Secured Facilities, the Agents will be using and relying primarily on the Information and the Projections without independent verification thereof.

                  The Commitment is subject to (a) there not having occurred any material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and the Acquired Entities, taken as a whole, since December 31, 1998, other than (i) the issues giving rise to the restructuring in May 1999 of certain intercompany lease payments, which issues will be resolved following the consummation of the Transactions, (ii) the existence of two class action lawsuits, In re Old CCA Sec. Litig. and In re Prison Realty Sec. Litig., pending in the United States District Court, Middle District of Tennessee, Nashville Division, and one state court derivative action, Wanstrath v. Crants, et al., pending in the Court Chancery for the State of Tennessee, 20th Judicial District, Davidson County, relating to the restructuring described in clause (i), which have been previously disclosed to CSFB, and (iii) any litigation not described in clause (ii) which has been dismissed or settled in a manner satisfactory to CSFB, (b) the Borrower's having obtained an insurance policy from AIG or another insurer reasonably satisfactory to CSFB, with respect to, among other things, the items described in clauses
(a)(i) and (ii) of this paragraph, and on terms previously described to CSFB,
(c) there not having occurred and being continuing any material disruption of, or material adverse change in, the financial, banking or capital markets conditions since the date hereof that, in CSFB's reasonable judgment, would reasonably be expected to materially impair the syndication of any of the Senior Secured Facilities, (d) CSFB's satisfaction that prior to and during the syndication of the Senior Secured Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Borrower, the Acquired Entities or any of their respective subsidiaries (other than the New Preferred Stock) and (e) the other conditions set forth herein and in the Term Sheet.

                  In addition, this Commitment is subject to the negotiation, execution and delivery of definitive documentation with respect to the Senior Secured Facilities reasonably satisfactory to the Agents and you. Such documentation shall contain such indemnities, covenants, representations and warranties, events of default (including but not limited to Change in Control (to be defined)), conditions precedent, security arrangements and other terms and conditions that are customary for facilities and transactions of this type and reasonably satisfactory to the Agents and you. Those matters that are not covered by or made clear under the provisions hereof or of the Term Sheet are subject to the approval and agreement of the Agents and you (it being understood that the terms and conditions of the definitive documentation with respect to the Senior Secured Facilities shall not be inconsistent with the terms and conditions set forth herein or in the Term Sheet).

                  By executing this Commitment Letter, you agree (a) to indemnify and hold harmless each Agent and the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Senior Secured Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any legal or other expenses reasonably incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they result primarily from the wilful misconduct or gross negligence of any indemnified party, and (b) to reimburse each Agent from time to time, upon presentation of a summary statement in reasonable detail, for all reasonable out-of-pocket expenses (including but not limited to expenses of due diligence investigation, local counsel and other consultants' fees (if such consultants are engaged with your prior written consent), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel) incurred in connection with the Senior Secured Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Senior Secured Facilities and the security arrangements in connection with the Senior Secured Facilities. Subject to the provisions of the thirteenth paragraph of this Commitment Letter, the provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or this Commitment.

                  You agree that you will not disclose this Commitment Letter, the Term Sheet, the Fee Letter, the contents of any of the foregoing or the activities of the Agents pursuant hereto or thereto to any person without the prior approval of the Agents, except that (a) you may disclose this Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof (i) to your officers, employees, attorneys and advisors and to the respective officers, employees, attorneys, advisors and members of the Funds, the Borrower and their affiliates, in each case on a confidential and need-to-know basis, and
(ii) as required by applicable law or compulsory legal process or in the prosecution of any proceeding initiated by the Funds or the Borrower (provided that you shall give prior notice to the Agents of any such disclosure); and (b) after your acceptance of the terms of this Commitment Letter and of the Fee Letter, you may disclose the existence of this Commitment Letter and a summary of the principal terms and conditions of this Commitment (or the full Commitment Letter if advisable in the reasonable opinion of the Borrower and its counsel) in any requisite public filings to be made in connection with the Transactions (including in connection with the solicitation of proxies), provided that any such disclosure that is in writing shall be subject to the Agents' prior review and approval (such approval not to be unreasonably withheld), it being expressly understood and agreed that neither the Fee Letter nor the contents thereof may be so disclosed pursuant to clause (b) above without the consent of the Agents. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or this Commitment.

                  Neither this Commitment Letter nor this Commitment shall be assignable by you without the prior written consent of each Agent, and any attempted assignment shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Agents and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. The Agents may perform certain of the duties and activities described hereunder through any of their respective affiliates. The provisions of the second preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any of such duties or activities.

                  Your obligations and representations under this Commitment Letter, other than those arising under the fourth, fifth and eleventh paragraphs of this Commitment Letter, shall automatically terminate and be superseded by the provisions of the definitive documentation for the Senior Secured Facilities upon the closing of the Senior Secured Facilities and the consummation of the Transactions.

                  Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to CSFB the enclosed duplicate originals of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on December 27, 1999. This Commitment will expire at such time in the event that CSFB has not received such executed duplicate originals in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Senior Secured Facilities does not occur on or before May 31, 2000 (or such later date as may be agreed to among the Agents and you), then this Commitment Letter and this Commitment shall automatically terminate unless the Agents shall agree to an extension. You understand that the Agents intend to commence syndication efforts with respect to the Senior Secured Facilities promptly after execution of the Restructuring Agreement by the parties thereto.

                  CSFB is pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

                                      Very truly yours,

                                      CREDIT SUISSE FIRST BOSTON,

                                          by  /s/ Christopher Cunningham
                                              ---------------------------------
                                              Name: Christopher Cunningham
                                              Title: Director

                                           by /s/ Robert Hetu
                                              ---------------------------------
                                              Name: Robert Hetu
                                              Title: Vice President

Accepted and agreed to as of the date
first written above:

PRISON REALTY TRUST, INC.,

    by  /s/ Doctor R. Crants
        ----------------------------------
        Name: Doctor R. Crants
        Title: Chief Executive Officer

December 26, 1999



                                                                       EXHIBIT A


                 $1,200,000,000 Senior Secured Credit Facilities
                    Summary of Principal Terms and Conditions


Borrower:                     Prison Realty Trust, Inc., a Maryland corporation
                              (the "Borrower").

Transactions:                 Pursuant to an agreement to be entered into among
                              the Borrower, its associated management companies and the other parties thereto (the "Restructuring
                              Agreement"), the Borrower will elect to be treated as a subchapter C operating company and will become the 100% parent corporation of corporations that will own the businesses of Corrections
                              Corporation of America, Prison Management
                              Services, Inc. and Juvenile and Jail Facility
                              Management Services, Inc., each an associated company of the Borrower (collectively, the "Acquired Entities"), by stock purchase, merger, reverse merger or otherwise, for $38,300,000 in the form of stock of the Borrower and cash (the
                              "Restructuring"). Simultaneously with the completion of the Restructuring, pursuant to a securities purchase agreement, Blackstone Capital
                              Partners III Merchant Banking Fund L.P.,
                              Blackstone Real Estate Partners III L.P. and/or their affiliates (collectively, the "Blackstone
                              Funds"), an investment fund managed by Fortress
                              Investment Group (the "Fortress Fund" and together with the Blackstone Funds, the "Funds") and one or more co-investors that may be selected by the Blackstone Funds or the Fortress Fund (together with the Funds, the "Fund Investors") will purchase from the Borrower (the "Funds Purchase") convertible preferred stock having the terms set forth on Annex III hereto (the "New Preferred
                              Stock") for up to $350,000,000, at least
                              $315,000,000 of which will be purchased by the Closing Date (as defined below), subject to the Rights Offering (as defined below). The Fund
                              Investors will also receive as part of the Funds
                              Purchase warrants to purchase common stock of the Borrower having the terms set forth on Annex III hereto (the "New Warrants"). Following completion of the Funds Purchase, the Fund Investors will own on a fully diluted basis approximately 25.0% of the outstanding equity of the Borrower before the exercise of any New Warrants, subject to the Rights Offering.

                              Concurrent with the consummation of the
                              Restructuring and prior to the consummation of the Funds Purchase, the Borrower will consummate a rights offering to its existing stockholders (the "Rights Offering") pursuant to which such stockholders will be entitled to purchase, at the same price per share to be paid by the Fund Investors in the Funds Purchase, up to $75 million of a separate series of preferred stock of the Borrower having substantially the same economic rights as the New Preferred Stock (the "Rights Offering Preferred") (and will receive a pro rata portion of the New Warrants in connection therewith), provided that the Fund Investors will purchase sufficient New Preferred Stock so that, when combined with the gross proceeds of the Rights Offering, the total gross proceeds to the Borrower on the Closing Date is at least $315 million (the Fund Investors, together with any existing stockholders purchasing in such Rights Offering, are referred to collectively herein as the "Investors").

                              Concurrent with the consummation of the
                              Restructuring, the Funds Purchase and the Rights Offering, (a) the Borrower will obtain, and make the initial borrowing in the amount of $975,000,000 under, the senior secured credit facilities described below under the caption "Senior Secured Facilities" (the "Senior Secured Facilities"), (b) the Borrower will use the proceeds from this borrowing, together with the Funds Purchase and the Rights Offering, to fund the cash component of the Transactions (as defined below) as set forth below under the caption "Purpose" and Annex II hereto and (c) costs and expenses (the "Transaction Costs") incurred in connection with the Transactions will be paid.

                              Prior to or concurrent with the initial borrowing under the Senior Secured Facilities, the Borrower and each of its subsidiaries and the Acquired Entities will prepay or repurchase in full all of their existing indebtedness (other than (a) $100,000,000 aggregate principal amount of 12% Senior Notes Due 2006 (the "Existing High Yield Bonds") issued under an indenture, as supplemented by an indenture supplement, dated as of June 11, 1999 between the Borrower and State Street Bank and Trust Company, as trustee (the "High Yield Bonds Indenture"), (b) $70,000,000 aggregate principal amount outstanding under two series of convertible notes (the "Existing Convertible Notes") (subject to obtaining consents to amendments to such series of convertible notes permitting them to remain outstanding following consummation of the Restructuring) and (c) certain other indebtedness to be agreed upon (collectively, the "Existing Indebtedness")), including all amounts outstanding (the "Repaid Debt") under existing bank debt of approximately $960,800,000 pursuant to (i) the Amended and Restated Credit Agreement dated as of August 4, 1999, among the Borrower, the guarantors party thereto, the lenders party thereto and the other parties thereto (the "Existing Prison Realty Bank Agreement"), (ii) the Revolving Line of Credit dated as of August 17, 1999, between Prison Management Services, Inc. and AmSouth Bank and the Revolving Line of Credit dated as of August 17, 1999, between Juvenile and Jail Facility Management Services, Inc. and AmSouth Bank (the "Existing Service Company Bank Agreements"), and
                              (iii) the Loan and Security Agreement dated as of March 1, 1999, by and among Corrections Corporation of America, the lenders party thereto and Foothill Capital Corporation, as agent for such lenders (together with the Existing Prison Realty Bank Agreement and the Existing Service Company Bank Agreements, the "Existing Bank Agreements"). The Existing Bank Agreements and all agreements and documentation evidencing the Repaid Debt, and any related guarantee and collateral documents, shall be terminated.

                              The transactions described in the foregoing paragraphs, including the Restructuring, the Funds Purchase and the Rights Offering, are collectively referred to herein as the "Transactions".

Senior Secured Facilities:    (A)  A Senior Secured Term Loan Facility (the
                                   "Tranche A Facility") providing for term loans to the Borrower in an aggregate principal amount not to exceed $250,000,000.

                              (B) A Senior Secured Term Loan Facility (the "Tranche B Facility", and together with the Tranche A Facility, the "Term Loan Facilities") providing for term loans to the Borrower in an aggregate principal amount not to exceed $700,000,000.

                              (C) A Senior Secured Revolving Credit Facility (the "Revolving Facility") providing for revolving loans to the Borrower and letters of credit for the account of the Borrower in an aggregate principal amount not to exceed $250,000,000 at any time during the period commencing on the date that the Transactions are consummated (the "Closing Date") and ending on the date that the Revolving Facility matures as set forth under the caption "Final Maturity and Amortization" (the "Availability Period"); provided that the amount of such revolving loans made on the Closing Date shall not exceed $25,000,000.

                                   In connection with the Revolving Facility, Credit Suisse First Boston ("CSFB") will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an amount to be agreed upon. Any such swingline loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender (as defined below) under the Revolving Facility will, promptly upon request by CSFB, fund to CSFB its pro rata share of any swingline borrowings.

Arranger:                     CSFB will act as lead arranger and book manager
                              for the Senior Secured Facilities, and will perform the duties customarily associated with such roles.

Administrative Agent:         CSFB will act as administrative agent and
                              collateral agent (collectively, the "Agent") for a syndicate of financial institutions reasonably satisfactory to CSFB and the Borrower (the
                              "Lenders"), and will perform the duties
                              customarily associated with such roles.

Syndication Agent:            A financial institution to be selected by the
                              Agent will, in consultation with the Borrower, act as Syndication Agent (the "Syndication Agent")

Purpose:

                              (A) The proceeds of the borrowings under the Term Loan Facilities and the Revolving Facility will be used by the Borrower on the Closing Date, together with the proceeds from the Funds Purchase and the Rights Offering, (i) to repay the Repaid Debt, (ii) to effect the Restructuring and (iii) to pay the Transaction Costs. The balance of the proceeds from the initial borrowing under the Term Loan Facilities and the Funds Purchase will be used for (i) the pre-funding of capital expenditures in an amount to be agreed upon to complete the construction of prisons currently under construction and (ii) general corporate purposes.

                                   The estimated sources and uses of the funds necessary to consummate the Transactions and the other transactions contemplated hereby are set forth on Annex II hereto.

                              (B) The proceeds of the borrowings and letters of credit under the Revolving Facility will be used during the Availability Period for (i) the construction of prison facilities and
                                   (ii) general corporate purposes (including stock repurchases, to be extent permitted by the definitive credit documentation).

Fees and Interest Rates:      As set forth on Annex I hereto.

Availability:                 (A)  The full amount of the Term Loan Facilities
                                   must be drawn in a single drawing on the Closing Date. Amounts repaid or prepaid under the Term Loan Facilities may not be reborrowed. The Closing Date shall in no event occur later than May 31, 2000.

                              (B)  Loans and letters of credit under the
                                   Revolving Facility will be available during the Availability Period in an aggregate amount outstanding at any time not greater than the commitments outstanding under the Revolving Facility at such time.

Letters of Credit:            Letters of credit under the Revolving Facility
                              will be issued by CSFB or one of its affiliates
                              (in such capacity, the "Fronting Bank") for the account of the Borrower up to an amount to be agreed upon. Each letter of credit shall expire no later than the earlier of (a) the date that is 12 months after its date of issuance, subject to customary evergreen renewal provisions, and (b) the fifth business day prior to the final maturity of the Revolving Facility.

                              Drawings under any letter of credit shall be reimbursed by the Borrower within one business day. To the extent that the Borrower does not reimburse the Fronting Bank within one business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Fronting Bank pro rata based upon their respective Revolving Facility commitments, with the amount of such reimbursement payment being deemed to be payment in respect of the participation of such Lender in the applicable letter of credit.

                              The issuance of all letters of credit shall be subject to the customary procedures of the Fronting Bank.

Final Maturity and            (A)  Loans made under the Tranche A Facility will
Amortization:                      mature on the date that is six years after
                                   the Closing Date and will amortize in
                                   quarterly installments under a schedule and in amounts to be agreed upon.

                              (B) Loans made under the Tranche B Facility will mature on the date that is eight years after the Closing Date and will amortize under a schedule to be agreed upon providing for nominal quarterly installments during the initial seven year term of the Tranche B Facility and quarterly installments in amounts to be agreed upon during the remaining term of the Tranche B Facility.

                              (C) The Revolving Facility will mature on the date that is six years after the Closing Date.

Guarantors:                   The obligations of the Borrower under the Senior
                              Secured Facilities and under any interest rate or other hedging agreements entered into with any Lender (or an affiliate thereof) will be unconditionally and irrevocably guaranteed (the
                              "Guarantees") by each of the Borrower's existing or subsequently acquired or organized direct or indirect domestic subsidiaries (subject to exceptions to be agreed upon with respect to any less than wholly owned domestic subsidiaries) in a manner reasonably satisfactory to the Borrower and its counsel and the Agent and its counsel.

Security:                     The obligations of the Borrower under the Senior
                              Secured Facilities and under any interest rate or other hedging agreements entered into with any Lender (or an affiliate thereof) and the Guarantees will be secured by valid, perfected and, subject to certain exceptions to be agreed upon, first-priority security interests in the following (collectively, the "Collateral"): (a) all the capital stock of or other equity interests in each existing or subsequently acquired or organized direct or indirect domestic subsidiary of the Borrower and 65% of the capital stock of or other equity interests in each existing or subsequently acquired or organized direct foreign subsidiary of the Borrower or of any domestic subsidiary of the Borrower or, in any case in which the Borrower or any such domestic subsidiary directly holds less than 65% of such stock or equity interests, all such stock or equity interests (in each case, to the extent permitted by applicable legal provisions and subject to exceptions to be agreed upon with respect to any less than wholly owned domestic subsidiaries) held by the Borrower or such domestic subsidiary and
                              (b) all the tangible and intangible assets
                              (including but not limited to real property, accounts receivable, notes receivable, inventory, contract rights, trademarks, trade names, patents, equipment, cash and proceeds of the foregoing) of the Borrower and its existing or subsequently acquired or organized domestic subsidiaries
                              (subject to exceptions to be agreed upon with respect to any less than wholly owned domestic subsidiaries), in each case to the extent permitted by applicable legal restrictions and in a manner reasonably satisfactory to the Borrower and its counsel and the Agent and its counsel.
                              Furthermore, (a) at the request of the Agent made prior to the Closing Date, the Borrower and its subsidiaries will enter into additional guarantee and other security arrangements unless the Agent and the Borrower determine that the economic detriment to the Borrower of entering into such guarantee or security arrangements or taking security interests in such assets would be excessive in view of the related benefits to be received by the Lenders under the Senior Secured
                              Facilities and (b) at the request of the Borrower made prior to the Closing Date, assets will be excluded from the Collateral in circumstances where the Agent and the Borrower make the determination referred to in clause (a) above with respect to the inclusion of such assets in the Collateral. All such security interests will be created pursuant to documentation (including real property mortgages) reasonably satisfactory in all respects to the Agent, and on the Closing Date, except as approved by the Agent, such security interests shall have become perfected and the Agent shall have received reasonably satisfactory evidence as to the enforceability and priority thereof.

                              None of the Collateral will be subject to any other liens, except (i) as agreed to by CSFB and permitted by the definitive credit documentation and (ii) for liens in respect of Permitted Non-Recourse Debt (as defined below). To the extent any Collateral becomes subject to any Permitted Non-Recourse Debt or is sold or disposed of in accordance with the definitive credit documentation, the security interests with respect to such Collateral will be released.

Mandatory Prepayment:         The Borrower will be required to make mandatory
                              prepayments of term loans in amounts and at times to be agreed upon (subject to exceptions to be agreed upon), (a) in respect of 75% (subject to reduction based on the achievement of financial performance standards to be agreed upon) of Consolidated Excess Cash Flow (as defined below) of the Borrower and its subsidiaries commencing with respect to the fiscal year ending on December
                              31, 2001, and (b) in respect of 100% of the net cash proceeds of (i) certain dispositions by the Borrower or any of its subsidiaries of assets or the stock of subsidiaries that are not reinvested in the business of the Borrower and its subsidiaries within one year of such disposition or (ii) the incurrence by the Borrower or any of its subsidiaries of certain types of indebtedness.

                              Exceptions. The following transactions, among others to be agreed upon, will not be subject to the mandatory prepayments described above: (i) dispositions of the note relating to the Agecroft Prison Facility (such exception to be consistent with the similar exception set forth in the Existing Bank Agreements); (ii) issuances of debt to fund the repurchase of the New Preferred Stock following the exercise by the [Fund] Investors of the Funds Put (as defined in Annex III hereto), so long as such repurchase is permitted as described below under the caption "Negative Covenants--New Preferred Stock Redemption"; (iii) dispositions of assets, including by way of sale-leaseback transactions, and the incurrence of Permitted Non-Recourse Debt, in each case completed after December 31, 2000, so long as the fair market value of the assets so disposed plus, without duplication, the principal amount of such Permitted Non-Recourse Debt incurred pursuant to this exception does not, in the aggregate, exceed $75,000,000 per annum; and (iv) other asset dispositions to be agreed upon.

                              "Consolidated Excess Cash Flow" will be defined as
                              (i) the consolidated EBITDA (to be defined) of the Borrower and its subsidiaries for a fiscal year plus any decrease in working capital, minus
                              (ii)(A) Interest Expense (to be defined) paid in cash, (B) taxes paid in cash, (C) debt amortization payments paid in cash, (D) permitted capital expenditures (including capital expenditures certified by the Borrower as necessary to complete facilities under construction in the following fiscal year, provided that such amounts will not be deducted in the fiscal year in which they are actually spent),
                              (E) permitted dividends, equity purchases and redemptions, (F) permitted investments, (G) any increase in working capital and (H) other items to be agreed upon, in each case made during such year.

Optional Prepayment or        Loans under the Senior Secured Facilities may be
Reduction:                    prepaid, and Revolving Facility commitments may be
                              permanently reduced, in whole or in part at any time in minimum amounts to be agreed upon at the Borrower's option. Any optional prepayment of loans bearing interest based on Adjusted LIBOR other than at the end of an interest period will be subject to reimbursement of the Lenders' redeployment costs.

                              All optional prepayments of the Term Loan
                              Facilities will be allocated between the Term Loan Facilities as directed by the Borrower and applied first to the scheduled amortization payments under the applicable Term Loan Facility occurring within 12 months of the repayment date, and second pro rata to the remaining amortization payments under the applicable Term Loan Facility.

Special Application           Any holders of loans under the Tranche B Facility
Provisions:                   may, so long as loans are outstanding under the
                              Tranche A Facility, decline to accept any mandatory prepayment described above under the caption "Mandatory
                              Prepayment" and, under such circumstances, all amounts that would otherwise be applied to prepay loans under the Tranche B Facility shall be applied to prepay loans under the Tranche A
                              Facility in accordance with the provisions described above under the caption "Mandatory
                              Prepayment".

Facilities Documentation:     Usual for facilities and transactions of this type
                              and reasonably acceptable to the Borrower and its counsel and the Agent and its counsel. The documentation will include, among other documents, a single credit agreement (the "Credit
                              Agreement"), a subsidiary guarantee agreement, a security agreement and other appropriate guarantee and collateral documents.

Representations and           Usual for facilities and transactions of this type
Warranties:                   (including materiality concepts to be agreed upon)
                              and reasonably acceptable to the Borrower and its counsel and the Agent and its counsel, including but not limited to accuracy of financial statements; no material adverse change; absence of material litigation (other than litigation identified in the schedules to the Credit
                              Agreement on the Closing Date); no violation of agreements or instruments; compliance with laws
                              (including but not limited to ERISA, margin regulations, bank regulatory limitations and environmental laws and regulations); existence and validity of licenses; payment of taxes; ownership of properties; insurance; inapplicability of the Investment Company Act; solvency; environmental matters; accuracy of information; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent:         Usual for facilities and transactions of this type
                              and reasonably acceptable to the Borrower and its counsel and the Agent and its counsel, including but not limited to delivery of reasonably satisfactory legal opinions; accuracy of representations and warranties in all material respects; evidence of authority; material consents of all persons; compliance with applicable material laws and regulations; payment of fees and expenses; fully perfected security interests as described above under the caption "Security"; and obtaining of reasonably satisfactory insurance.

                              The Transactions shall be consummated
                              simultaneously with the closing under the Senior Secured Facilities in accordance with applicable law, the Restructuring Agreement and all related documentation in all material respects, in each case substantially in the form approved by CSFB (such approval not to be unreasonably with held) and otherwise on terms reasonably satisfactory to CSFB, and all other material documentation to be entered into pursuant thereto or in connection therewith shall be reasonably satisfactory to CSFB. The conditions to the Borrower's or any of its subsidiaries' obligations set forth in the Restructuring Agreement shall have been satisfied without giving effect to waivers or amendments not approved by CSFB that are materially adverse to the Lenders.

                              The terms and conditions of (i) the New Preferred Stock and (ii) the New Warrants shall be reasonably satisfactory in all material respects to CSFB.

                              After giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no preferred stock and no indebtedness other than (i) the loans under the Senior Secured Facilities, (ii) the New Preferred Stock, (iii) the Existing Preferred Stock, (iv) the Existing High Yield Bonds, (v) the Existing Convertible Notes and (vi) other indebtedness reasonably satisfactory to the Agent.

                              CSFB shall have received a pro forma consolidated balance sheet and income statement as of the end of and for fiscal year 1998 and 1999 and for the quarter ended March 31, 2000 (together with, for comparative purposes, the quarter ended March 31,
                              1999) of the Borrower, in each case giving effect to the Transactions, together with an examination or review report by a nationally recognized accounting firm, substantially to the effect that such pro forma balance sheet and income statement fairly presents in all material respects the pro forma financial position and the results of operation of the Borrower, the Acquired Entities and their respective subsidiaries as of such date and for such periods after giving effect to the Transactions as of the date of such balance sheet and as of the beginning of such fiscal year, in each case in accordance with generally accepted accounting principles to the extent applicable thereto, and CSFB shall be reasonably satisfied that such balance sheet and income statement and the transactions in connection with the Transactions and the financing arrangements contemplated hereby are consistent with the sources and uses shown on Annex II hereto and are not materially inconsistent with the information or projections and the financial model delivered to CSFB prior to the date hereof.

                              EBITDA (as defined in the Series B Cumulative Convertible Preferred Stock Securities Purchase Agreement by and among Prison Realty Trust, the Acquired Entities and Prison Acquisition Company, L.L.C. dated as of December 17, 1999) in respect of the first quarter of 2000 shall not be less than $43,000,000.

                              CSFB shall have received audited financial statements of (i) the predecessors of the Borrower and the Acquired Entities as of the end of and for fiscal years 1997, 1998 and 1999 and (ii) unaudited financial statements of the Borrower and the Acquired Entities as of and for the quarter ended March 31, 2000 (together with, for comparative purposes, the quarter ended March 31,
                              1999), together with a certificate of the Borrower (signed on behalf of the Borrower by a senior officer) to the effect that such financial statements fairly present in all material respects the financial position and results of operations of such entities, including its subsidiaries, as of such dates and for such periods in accordance with generally accepted accounting principles to the extent applicable thereto, and, and CSFB shall be reasonably satisfied that such financial statements are not materially inconsistent with the information or projections and the financial model delivered to CSFB prior to the date hereof.

                              CSFB shall have received a solvency letter, in form and substance and from an independent evaluation firm reasonably satisfactory to CSFB.

                              To the extent required, the holders of the High Yield Bonds and the Existing Convertible Notes shall have consented to the Transactions, in accordance with applicable law and the terms of the High Yield Bonds Indenture or the Existing Convertible Notes, as the case may be.

                              All requisite material governmental authorities shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on the Transactions or the consummation of the other transactions contemplated hereby.

Affirmative Covenants:        Usual for facilities and transactions of this type
                              (including materiality concepts and other exceptions to be agreed upon) and reasonably acceptable to the Borrower and its counsel and the Agent and its counsel. Covenants will address, with respect to the Borrower and its subsidiaries, without limitation, maintenance of corporate existence and rights; performance of obligations; delivery of financial information prepared in accordance with United States generally accepted accounting principles, including annual and quarterly consolidated financial statements, and compliance certificates; delivery of notices of default, litigation and other adverse matters; maintenance of properties in good working order; maintenance of reasonably satisfactory insurance; compliance with applicable laws and regulations; inspection of books and properties; payment of taxes and other liabilities; and further assurances in respect of guarantees and security interests
                              (including security interests in respect of prison facilities that are in the process of being constructed).

                              The Borrower will provide the Lenders annually, at the times it is required to deliver audited financial statements, an operating and capital expenditure budget for the next succeeding fiscal year.

                              The Borrower will agree to enter into, and maintain for a period of time to be agreed upon, interest rate hedging arrangements reasonably satisfactory to the Agent with respect to a percentage to be agreed upon of all floating rate debt that is funded on the Closing Date (including the Term Loan Facilities).

Negative Covenants:           Usual for facilities and transactions of this type
                              (including materiality concepts and basket and other exceptions to be agreed upon) and reasonably acceptable to the Borrower and its counsel and the Agent and its counsel. Covenants will address, with respect to the Borrower and its subsidiaries, without limitation, limitations on dividends and distributions on capital stock; limitations on redemptions and repurchases of capital stock and debt (including an exception permitting the Borrower to purchase or redeem from the Closing
                              Date to December 31, 2000, up to $15,000,000 of capital stock of the Borrower and in each fiscal year thereafter up to $5,000,000 of capital stock of the Borrower, provided that such amounts may be increased by the amount of New Preferred Stock purchased by the Investors in excess of $350,000,000); limitations on prepayment of debt;
                              limitations on liens and sale/leaseback
                              transactions; limitations on loans and investments other than Permitted Investments (to be defined);
                              limitations on debt; limitations on the creation of any domestic subsidiary without causing such subsidiary to become a guarantor in respect of the Senior Secured Facilities and to create liens on its assets for the benefit of the Lenders under the Senior Secured Facilities (subject to exceptions to be agreed upon with respect to any less than wholly owned domestic subsidiaries);
                              limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on fees payable to the Funds and their affiliates; limitations on changes in business conducted; and limitations on amendment of material debt and other material agreements.

                              Non-Recourse Debt Exception. The negative covenants limiting the incurrence of debt and liens will permit the incurrence of debt on a non-recourse basis (other than customary limited recourse typical for transactions of such type) and related liens; provided that (i) the aggregate principal amount of such debt does not at any time exceed 10% of the Consolidated Tangible Assets (to be defined) of the Borrower and its subsidiaries,
                              (ii) the liens securing such debt do not extend to any property of the Borrower and its subsidiaries other than the property being constructed, acquired or financed by such debt, and (iii) the proceeds from the incurrence of such debt will, unless an exception otherwise applies, be applied as provided above under Mandatory Prepayment ("Permitted Non-Recourse Debt").

                              Other Exceptions. Subject to applicable
                              subordination provisions, the Borrower and its subsidiaries will be permitted to pay (i) interest in respect of the Existing Convertible Notes, (ii) dividends in respect of the New Preferred Stock and (iii) dividends in respect of the Existing Preferred Stock, except that no such payment shall be permitted under clause (ii) or (iii) if a default or an event of default has occurred and is continuing or would occur after giving effect to such payment. In addition, the negative covenants will permit sale-leaseback transactions that do not trigger the requirement to mandatorily prepay loans under the Term Loan Facilities because of the exceptions described above under the caption "Mandatory Prepayment".

                              New Preferred Stock Redemption. The Borrower will be permitted to repurchase the New Preferred Stock pursuant to the exercise by the Fund Investors of the Funds Put as follows but not earlier than the fifth anniversary of the Closing Date:

                              If such repurchase is funded from sources, other than a Permitted Replacement Security (as defined below), such repurchase shall be permitted so long as: (i) no default or event of default has occurred and is continuing or would occur after giving effect to such repurchase, (ii) the Senior Leverage Ratio (to be defined) is, at the time of such repurchase, not greater than 2.75 to 1.00,
                              (iii) the Total Leverage Ratio (as described in Annex IV hereto) is, at the time of such repurchase, at least .25x below the maximum level permitted at such time, and (iv) after giving effect to such repurchase, the Borrower has available cash (including availability under the Revolving Facility) of at least $50,000,000.

                              If such repurchase is funded from the issuance of a Permitted Replacement Security, such repurchase shall be permitted so long as: (i) no default or event of default has occurred and is continuing or would occur after giving effect to such repurchase and (ii) the Total Leverage Ratio is, at the time of such repurchase, at least .25x below the maximum level permitted at such time; provided, however, that if the Permitted Replacement Security is an equity security of the Borrower, the restriction in this clause (ii) will not be applicable if the annual cash payments required under such Permitted Replacement Security are no greater than the annual cash payments required under the New Preferred Stock it replaces.

                              "Permitted Replacement Security" will be defined to mean (i) any equity security of the Borrower or
                              (ii) any debt security of the Borrower that (x) is not mandatorily redeemable or does not mature earlier than the date that is 91 days after the final maturity of the Tranche B Facility, (y) does not provide any holder thereof with rights of mandatory redemption prior to such final maturity and (z) contains other terms (including, but not limited to, interest or dividend rate, subordination, payment blockage, default and amortization) that are no more adverse to the Lenders than the New Preferred Stock.

                              The Borrower will be required to deliver a certificate (signed on behalf of the Borrower by a senior officer) at least three business days prior to any such repurchase certifying compliance with the foregoing.

Selected Financial
Covenants:

                              The Credit Agreement will contain the financial covenant ratios set forth in Annex IV hereto, each of which will be determined based upon the financial information and projections heretofore provided to the

                              Agent and calculated on a consolidated basis with respect to the Borrower and its subsidiaries.

Events of Default:            Usual for facilities and transactions of this type
                              (including grace periods and materiality concepts to be agreed upon) and reasonably acceptable to the Borrower and its counsel and the Agent and its counsel, including but not limited to nonpayment of principal, interest, fees or other amounts when due; violation of covenants; inaccuracy of representations and warranties; cross default and cross acceleration to indebtedness of the Borrower or any of its subsidiaries; bankruptcy events relating to the Borrower and its subsidiaries;
                              judgments; ERISA; actual or asserted invalidity of loan documents or security interests or of material agreements; and Change in Control (to be defined).

Cost and Yield Protection:    Usual for facilities and transactions of this
                              type, including but not limited to compensation in respect of prepayments (which will include reimbursement of the Lenders' redeployment costs in the case of prepayments of loans bearing interest based on Adjusted LIBOR other than at the end of an interest period), taxes (including withholding taxes), changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Agent or the other Lenders to provide customary protection for U.S. and non-U.S. banks.

Assignments and               Lenders will be permitted to assign their loans,
Participations:               notes and commitments to other financial
                              institutions, in aggregate amounts not less than $5,000,000, or in lesser amounts if approved by the Agent and the Borrower, and in increments of $1,000,000, with the consent of the Borrower, which shall not be unreasonably withheld, the Agent and, in the case of participations in letters of credit and Revolving Facility commitments, the Fronting Bank. The Agent will hold commitments as of the Closing Date in an aggregate amount greater than the aggregate commitments of any other Lender. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Facilities.

                              In the event any Lender's long-term credit rating is downgraded to BBB+ or lower by Standard & Poor's Ratings Services or Baa1 or lower by Moody's Investors Service, Inc., the Fronting Bank will be permitted to replace such Lender with an assignee, subject to the restrictions set forth above.

                              Lenders will be permitted to participate their loans, notes and commitments to other financial institutions without restriction. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs. Voting rights of participants will be limited to proposed (a) increases in commitments, (b) reductions of principal, interest rates or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all Collateral securing the applicable Senior Secured Facilities, in each case limited to the applicable Senior Secured Facility in which any participant participates.

Voting: Amendments and waivers of the Credit Agreement and the other definitive credit documentation will require the approval of Lenders holding more than 50% of the loans and commitments, except that (a) the consent of all the Lenders directly affected thereby shall be required with respect to (i) increases in commitments, (ii) reductions of principal, interest rates or fees, (iii) extensions of final maturity and (iv) releases of all or substantially all Collateral securing the applicable Senior Secured Facilities, (b) the consent of Lenders holding (i) more than 50% of the loans and commitments of each adversely affected tranche of the Senior Secured Facilities will be required with respect to extensions of scheduled amortization (other than final maturity) and (ii) more than 50% of the loans and commitments of each tranche of the Senior Secured Facilities will be required with respect to accelerations of amortization (including final maturity), (c) the consent of Lenders holding more than 50% of the loans and commitments of each adversely affected tranche of the Senior Secured Facilities shall be required with respect to any amendment that adversely affects the rights in respect of payments or Collateral of such tranche of the Senior Secured Facilities in a manner different from any other tranche and (d) the consent of Lenders holding more than 50% of the loans and commitments of each adversely affected tranche of the Senior Secured Facilities shall be required with respect to any amendment that changes the relative rights in respect of payments of Lenders participating in different tranches.

Expenses and Indemnification: All reasonable out-of-pocket expenses (including but not limited to expenses incurred in connection with due diligence and the reasonable fees, disbursements and other charges for no more than a single local counsel for the Agent in each applicable jurisdiction) of the Agent, the Arranger and the Syndication Agent associated with the syndication of the Senior Secured Facilities or with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit Agreement and the other documentation contemplated hereby and thereby are to be paid by the Borrower. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs (including but not limited to the reasonable fees, disbursements and other charges for one counsel for each Lender) and documentary taxes associated with the Senior Secured Facilities are to be paid by the Borrower.

                              The Borrower will indemnify the Agent, the Arranger, the Syndication Agent and the Lenders and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable fees and disbursements of counsel) and liabilities arising out of or relating to the Transactions and the other transactions contemplated hereby, provided that no such person will be indemnified for costs, expenses or liabilities arising from such person's gross negligence or wilful misconduct.

Governing Law and Forum:      New York.

Counsel for Agent and         Cravath, Swaine & Moore.
Arranger:

                                                                         ANNEX I
                                                                    TO EXHIBIT A



Interest Rates:               At the Borrower's option, the interest rates per
                              annum applicable to the Revolving Facility and the Tranche A Facility initially shall be Adjusted
                              LIBOR plus 3.00% or ABR plus 2.00%.

                              At the Borrower's option, the interest rates per annum applicable to the Tranche B Facility shall be Adjusted LIBOR plus 3.50% or ABR plus 2.50%.

                              The Borrower may elect interest periods of 1, 2, 3 or 6 months, or 9 or 12 months, if available from all the Lenders, for Adjusted LIBOR borrowings.

                              Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months or 90 days, as the case may be.

                              ABR is the Alternate Base Rate, which is the higher of CSFB's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%.

                              Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fee:         A per annum fee equal to the spread over Adjusted
                              LIBOR then in effect under the Revolving Facility on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fee shall be distributed to the Lenders participating in the Revolving
                              Facility pro rata in accordance with the amount of each such Lender's Revolving Facility commitment.
                              In addition, the Borrower shall pay to the Fronting Bank, for its own account, (a) a per annum percentage to be agreed upon on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving
                              Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:              0.50% per annum on the undrawn portion of the
                              commitments in respect of the Revolving Facility, commencing to accrue on the Closing Date and payable quarterly in arrears after the Closing
                              Date.

Other: The letter of credit fees, the interest rates and the commitment fees in respect of the Revolving Facility and the interest rates in respect of the Tranche A Facility will be subject to reduction based upon the Borrower's Total Leverage Ratio.

                                                                        ANNEX II
                                                                    TO EXHIBIT A



                  Sources and Uses of Funds on the Closing Date
                            (in millions of dollars)

                             For Consolidated Entity

              Uses of Funds                                                 Sources of Funds
              -------------                                                 ----------------
Opco Purchase                                           $   26.6   Revolving Facility                                $   25.0 (1)

Repayment of Existing                                              Tranche A Facility                                   250.0
Indebtedness                                               960.8
                                                                   Tranche B Facility                                   700.0
Rollover of Existing Preferred
Stock                                                      107.5
                                                                   New Preferred Stock                                  315.0
Rollover of Existing High Yield
Bonds                                                      100.0
                                                                   Existing Preferred Stock                             107.5
Rollover of Existing Convertible
Notes                                                       70.0
                                                                   Existing High Yield Bonds                            100.0
Pre-Funded Capital Expenditures                             25.7

Excess Cash                                                 34.5   Existing Convertible Notes                            70.0

Tax Reserves and Payments                                  141.0   Common Stock to CCA for Opco                          11.7
                                                                                                                     --------
Insurance Policy                                             9.0

Common Stock to CCA for
Opco                                                        11.7

Fees and Expenses                                           92.5
                                                        --------
Total Uses (2)                                          $1,579.2   Total Sources                                     $1,579.2
                                                        ========                                                     ========


--------

     (1) Represents portion of the $250,000,000 Revolving Facility that will be funded on the Closing Date.

     (2) Columns may not add as a result of rounding.

                                                                       ANNEX III
                                                                    TO EXHIBIT A

                               Terms of Securities

I.    New Preferred Stock and Rights Offering Preferred

      Issuer:                 The Borrower.

      Purchase Price:         Up to $350,000,000, at least $315,000,000 of which
                              will be purchased by the Closing Date.

      Dividend Rate:          12%, payable in cash, together with any dividend
                              paid with respect to the common stock into which it is convertible.

      Conversion Price:       $6.50 per share.

      Antidilution:           Customary terms.

      Payment Blockage:       Dividends and redemptions will be paid out of
                              funds legally available therefor and will be blocked upon the occurrence and during the continuance of a default or an event of default under the Credit Agreement.

      Put Right:              At any time after 91 days after the final maturity
                              or redemption of the Existing High Yield Bonds, but not earlier than the fifth anniversary of the Closing Date, the Investors will have the right to require the Borrower to repurchase their New
                              Preferred Stock and Rights Offering Preferred at a price that would yield the Investors, after accounting for prior dividend payments, a rate of return on their investment equal to 18%.

      Default Limitation:     No default shall exist under the New Preferred
                              Stock if the Borrower has failed to pay cash dividends in respect thereof or has failed to repurchase the New Preferred Stock or Rights
                              Offering Preferred following the exercise of the Funds Put if such payment or repurchase was prohibited by the Credit Agreement, provided that, in such event, dividends will accrue at 18% and the holders of the New Preferred Stock shall receive additional director designation rights during any such period..

II.   New Warrants

      Issuer:                 The Borrower.

      Amount: Exercisable for approximately 14% of the Borrower's common equity, all to be received at closing.

      Exercise Price:         $7.50 per share.

      Antidilution:           Customary terms.


      Last date to Exercise:  Fifteen years after the Closing Date.

                                                                        ANNEX IV
                                                                    TO EXHIBIT A



                          Selected Financial Covenants

I.  Maximum Leverage Ratios

      Total Leverage Ratio. Ratio of (a) Total Debt (as defined below) as of the date of determination to (b) EBITDA (to be defined) for the fiscal quarter most recently ended as of such date of determination multiplied by four ("LQA EBITDA") not to exceed levels to be agreed upon.

      "Total Debt" will be defined as all Indebtedness (to be defined) of the Borrower and its subsidiaries, other than the Funds Convertible Security, less the amount by which available cash (excluding the cash identified on the Closing Date as dedicated for pre-funded capital expenditures as contemplated in Annex II) exceeds $20 million.

      "EBITDA" will be defined to include (a) payments representing principal and interest under management agreements, where such principal and interest represent reimbursement for construction of a facility the title to which is required to be transferred to a governmental authority, provided that such adjustments will represent no more than 10% of EBITDA, and (b) synergies and cost savings from acquisitions on a pro forma basis calculated in accordance with Regulation S-X under the Securities Exchange Act of 1934.

II.  Minimum Coverage Ratios

      1. Interest Coverage Ratio. Ratio of (a) LQA EBITDA to (b) Interest Expense (to be defined) for the period of four consecutive fiscal quarters most recently ended as of such date of determination, not to be less than the levels to be agreed upon.

      2. Fixed Charge Coverage Ratio. Ratio of (a) LQA EBITDA to (b) Fixed Charges (as defined below) for the period of four consecutive fiscal quarters most recently ended as of such date of determination, not to be less than the levels to be agreed upon.

           "Fixed Charges" will be defined as the sum of cash Interest Expense (including capitalized interest), cash dividends in respect of preferred stock, cash repurchases of capital stock (except to the extent such repurchases are financed using Permitted Replacement Securities), scheduled amortization payments and maintenance capital expenditures.

III.  Maximum Ratio of Development Costs

      Ratio of (a)(i) costs of construction as of the determination with respect to all uncompleted prison facilities plus (ii) costs required to complete all such facilities ("Completion Costs") as of such date of determination, determined based upon the capital expenditure budget delivered to the Lenders pursuant to the Credit Agreement to (b)(i) the book value of all of the Borrower's prison facilities, including those under construction, as of such date of determination, plus (ii) Completion Costs as of such date of determination, not to exceed to levels to be agreed upon.

IV.  Maximum Ratio Total Debt to Consolidated Tangible Assets

      Ratio of (a) Total Debt as of the date of determination to (b) the Consolidated Tangible Assets as of such date, not to exceed levels to be agreed upon.